     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 2001


                                                      REGISTRATION NO. 333-60278
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                              MEDCATH CORPORATION
             (Exact name of registrant as specified in its charter)
                             ---------------------

           DELAWARE                           8062                          56-2248952
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                              MEDCATH CORPORATION
                          10720 SIKES PLACE, SUITE 300
                        CHARLOTTE, NORTH CAROLINA 28277
                                 (704) 708-6600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                JAMES E. HARRIS
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              MEDCATH CORPORATION
                          10720 SIKES PLACE, SUITE 300
                        CHARLOTTE, NORTH CAROLINA 28277
                                 (704) 708-6600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:


                 DUMONT CLARKE                                    DAVID K. BOSTON
             MOORE & VAN ALLEN PLLC                           WILLKIE FARR & GALLAGHER
       100 NORTH TRYON STREET, SUITE 4700                        787 SEVENTH AVENUE
      CHARLOTTE, NORTH CAROLINA 28202-4003                    NEW YORK, NEW YORK 10019
           TELEPHONE: (704) 331-1051                         TELEPHONE: (212) 728-8000
      FACSIMILE:  (704) 331-1159                             FACSIMILE:  (212) 728-8111


                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED JUNE 27, 2001


(MEDCATH LOGO)

--------------------------------------------------------------------------------

6,000,000 SHARES

COMMON STOCK

--------------------------------------------------------------------------------

This is the initial public offering of MedCath Corporation. We are offering 6,000,000 shares of our common stock. Currently there is no public market for these shares. We anticipate that the initial public offering price will be between $24.00 and $26.00 per share. After pricing this offering, our common stock will trade on the Nasdaq National Market under the symbol "MDTH."

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             PER SHARE         TOTAL
Public offering price                                        $                 $
Underwriting discounts and commissions                       $                 $
Proceeds, before expenses, to MedCath Corporation            $                 $

We have granted the underwriters the right to purchase up to 900,000 additional shares of common stock to cover over-allotments.

DEUTSCHE BANC ALEX. BROWN                         BANC OF AMERICA SECURITIES LLC

             JPMORGAN

                           FIRST UNION SECURITIES, INC.

The date of this prospectus is                      , 2001.

   [DESCRIPTION OF ARTWORK: MAP SHOWING THE LOCATIONS OF OUR HEART HOSPITALS,
    DIAGNOSTIC AND THERAPEUTIC FACILITIES AND MOBILE CARDIAC CATHETERIZATION LABORATORY ROUTES FOR WHICH WE PROVIDE CARDIOLOGY CONSULTING AND MANAGEMENT
                                   SERVICES.]

                               TABLE OF CONTENTS


                                                              PAGE
Prospectus Summary..........................................    1
Risk Factors................................................    8
Special Note Regarding Forward-Looking Statements...........   21
Use of Proceeds.............................................   22
Dividend Policy.............................................   22
Capitalization..............................................   23
Dilution....................................................   24
The Going Private Transaction...............................   25
Selected Consolidated Financial Data and Other
  Information...............................................   27
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   31
Business....................................................   50
Management..................................................   76
Principal Stockholders......................................   85
Certain Relationships and Related Party Transactions........   87
Description of Capital Stock................................   90
Shares Eligible for Future Sale.............................   94
Underwriting................................................   97
Legal Matters...............................................  100
Change in Accountants.......................................  100
Experts.....................................................  100
Where You Can Find More Information.........................  100
Unaudited Pro Forma Consolidated Financial Data.............  P-1
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained in greater detail elsewhere in this prospectus and may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

                                  OUR BUSINESS


     We focus on the diagnosis and treatment of cardiovascular disease. We design, develop, own and operate hospitals in partnership with cardiologists and cardiovascular surgeons that we believe have established reputations for clinical excellence. While each of our hospitals is licensed as a general acute care hospital, which provides comprehensive medical care for patients needing a wide range of healthcare services, we focus on serving the unique needs of patients suffering from cardiovascular disease. We are also committed to improving the productivity and work environment of physicians, nurses and other medical personnel providing care. Our hospitals are known in the communities they serve as heart hospitals. We own and operate eight heart hospitals together with our physician partners, who own an equity interest in the heart hospital where they practice. Our existing hospitals have a total of 460 licensed beds and are located in Arizona, Arkansas, California, New Mexico, Ohio, South Dakota and Texas. We have begun developing our ninth hospital, which will be located in Texas, and our tenth hospital, which will be located in Louisiana. Both of these new hospitals are expected to open by late 2002. We intend to begin development on one to three new heart hospitals each year.


     In addition to our heart hospitals, we provide cardiovascular care services in diagnostic and therapeutic facilities located in seven states and through mobile diagnostic facilities. Our mobile diagnostic facilities are used by physicians to evaluate the functioning of patients' hearts and coronary arteries and serve areas that do not have the patient volume to support a full-time facility. We refer to our mobile diagnostic facilities as mobile cardiac catheterization laboratories. We also provide consulting and management services tailored to cardiologists and cardiovascular surgeons.

                                OUR OPPORTUNITY

     The American Heart Association estimates that total domestic expenditures for the treatment of cardiovascular disease were $185.8 billion in 2000 and that these expenditures have grown at a rate of 5.4% annually since 1997. Of these expenditures, 69.1%, or $128.4 billion, was spent on hospital and other facility-based charges. The demand for cardiology and cardiovascular disease treatment procedures is expected to increase in the future as the population of the United States ages, new screening techniques increase physicians' ability to diagnose cardiovascular disease and new medical devices expand the treatment options available to physicians and patients.


     The growth in healthcare expenditures in the United States has led to the development of a variety of strategies for care management and cost containment, including managed care and disease management programs. We believe these initiatives have fallen short of their objective of controlling costs while enhancing care delivery and improving clinical outcomes. Instead, many of these initiatives have resulted in constraints that frustrate physicians, patients, payors and hospital administrators.

                                  OUR APPROACH

     Our focus on cardiovascular care, our physician partnerships, our unique hospital design and staffing model and our investment in technology combine to enhance overall operating efficiencies and allow us to provide high-quality, cost-effective patient care. Key elements of our approach include:

     - Cardiovascular disease focus. By focusing on a single disease category, we are able to schedule patient procedures more efficiently and allow our physicians, nurses, medical technicians and other staff members to concentrate on and enhance their professional cardiovascular care skills, thereby better serving the needs of patients in the community. We are also able to invest our available funds primarily in equipment and technology for cardiovascular care, rather than allocating those funds among the equipment and technology needs of many different healthcare services. We believe our focused approach increases patient, physician and staff satisfaction and allows us to provide high-quality, cost-effective patient care.

     - Physician partnerships. At the core of our business model is a physician-partner structure that empowers our physicians by enabling them to be involved in developing a heart hospital and to participate in strategic and operational decisions at that hospital. Our physician partners share decision-making authority with us on strategic matters such as site selection, facility size and layout, the hospital marketing plan and community outreach programs. They, as well as the many other physicians practicing at our heart hospitals, also participate in decisions on a wide range of operational matters such as development of clinical care protocols, supply selection and usage, equipment purchases, patient procedure scheduling and local staff and management team selection. We believe that our physician-partnership approach addresses the sense of frustration many physicians experience with the current state of hospital-based healthcare.

     - Patient-focused care. Our philosophy is to center care around the patient, and we design, equip, staff and operate our hospitals to deliver coordinated patient-focused care. Our approach limits the need to move patients and provides ease of access to all necessary medical services, allowing us to enhance the overall experience of the patient. Our large, single-patient rooms allow physicians and nursing staff to provide, in each patient's room, all levels of post-surgical care required for patients during their stay. Another key element of our patient-focused approach to cardiovascular care is our investment in technology to improve patient access to care providers. We believe our patient-focused care reduces patient risk, increases patient and patient family member satisfaction, reduces delays in providing patient services and reduces average length of stay.

     We believe that our approach improves the hospital experience for our patients, their family members and their care providers and has allowed us to achieve a leading market share in each of our markets.

                                  OUR STRATEGY

     Our objective is to become the leading provider of cardiovascular healthcare services in each of the markets we enter. Key elements of our strategy to achieve this objective include:

     - improving the patient experience,


     - partnering with cardiologists and cardiovascular surgeons,


     - developing new heart hospitals,

     - achieving superior clinical outcomes, and

     - applying our experience across our heart hospitals.

                 OUR HEART HOSPITAL OWNERSHIP AND THE EXCHANGE



     When we develop a heart hospital we form a venture, which is typically a limited liability company, with physicians practicing in the market where we plan to develop the hospital. In some instances, local market conditions have made it advantageous for us to organize a heart hospital with a community hospital investing as a partner in addition to physicians. We and our partners invest capital and own pro rata interests in the venture based upon the amount of capital contributed. After giving effect to the transactions described below, we will own between 53.3% and 70.9% of the equity of six of the eight heart hospitals that we currently operate. We will continue to own a minority interest in the other two heart hospitals we currently operate. We expect to own at least 51.0% of our ninth and tenth hospitals, which are currently under development.



     Concurrent with this offering, we will complete a series of transactions that we undertook to prepare for this public offering and to increase our ownership interest in some of our heart hospitals. First, we will establish MedCath Corporation as our new holding company by issuing shares of its common stock in exchange for all of the outstanding shares of common stock of our former holding company, MedCath Holdings, Inc. Second, we will complete a transaction in which we offered our partners in some of our heart hospitals the opportunity either to exchange a portion of their ownership interests in those heart hospitals for shares of our common stock valued at the public offering price or to sell a portion of their ownership interests to us for cash. And third, we will complete a separate purchase of additional ownership interests in our Arkansas Heart Hospital for cash. In this prospectus, we refer to these transactions collectively as the exchange. When we complete the exchange, we will issue a total of 129,478 shares of our common stock, assuming a public offering price per share of $25.00, and pay a total of $25.4 million in cash to our partners in our heart hospitals who have elected to participate in the exchange. As a result of the exchange, we will increase our percentage ownership in five of our heart hospitals and begin consolidating one of these hospitals for which we have previously been required to use the equity method of accounting. That method required us to include in our statement of operations only a percentage of the hospital's reported net income or loss for the same period.



     We have initiated and are continuing to have discussions with our community hospital partner in our Heart Hospital of New Mexico about possibly acquiring for cash its interest in the venture that owns and operates that heart hospital. We cannot predict whether our efforts to acquire our community hospital partner's interest will be successful.


                                  OUR HISTORY

     Our predecessor company was developed in 1988 and 1989 by our chairman and our president and chief executive officer and for a number of years was primarily engaged in operating mobile and stationary cardiac catheterization laboratories. In 1994, our predecessor company completed an initial public offering and began developing its first hospital focused on serving the needs of patients requiring cardiovascular care, which opened in 1996. By July 1998, the predecessor company had developed and opened three additional heart hospitals. At that time, several private investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, and members of our management team acquired our predecessor company from its public stockholders for $19.00 per share in a transaction that valued the total equity of the predecessor company at $249.2 million. Please read "The Going Private Transaction," which begins on page 25, for a summary of the costs and benefits of the going private transaction to our principal stockholders and management.

     Since becoming a private company, we have:


     - opened five new heart hospitals, three of which were already under development at the time of the going private transaction, and sold one heart hospital,


     - improved our process for developing new heart hospitals,

     - begun developing two additional hospitals,

     - standardized and, when appropriate, centralized our operations across financial and operational areas, and

     - continued to strengthen our regulatory compliance program at the facility and corporate levels.


     Following this offering, the private investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P., and Welsh, Carson, Anderson & Stowe, individuals affiliated with their sponsors and our management, including two officers who participated in the acquisition of our predecessor company, will collectively own 66.3% of our outstanding common stock. Accordingly, they will together be able to elect our entire board of directors, control our management and policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval.



                              THE DEBT REFINANCING


     Concurrent with this offering, we will become a party to a new $220.0 million credit facility that is intended to be a source of capital for refinancing the indebtedness of some of our existing heart hospitals and financing our heart hospital development program. Four of our heart hospital ventures, including one which we do not consolidate, will borrow a total of up to $110.0 million of this new credit facility to refinance portions of their indebtedness. The remaining $110.0 million of this facility will be used to fund development of additional heart hospitals. Each loan under this new facility will be separately documented, secured by the assets of the borrowing hospital only and will not be cross-defaulted with any other loan made to any other hospital under this facility. We will guarantee the obligations of our heart hospital subsidiaries and unconsolidated affiliates for loans made to them under this new credit facility.

                           SOME RISKS OF OUR BUSINESS

     We have a history of net losses, and we expect to continue to have net losses for several years, which may increase during periods of accelerated development of new heart hospitals. We also have significant indebtedness, which could limit our flexibility to raise additional capital and develop new heart hospitals. We will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, reducing the funds available for our operations. Please read "Risk Factors" on page 8 for a discussion of these and other risks associated with our business.

                             ---------------------

     Our principal executive office is located at 10720 Sikes Place, Suite 300, Charlotte, NC 28277, and our telephone number is (704) 708-6600. The address of our web site is www.medcath.com. The information on our web site is not part of this prospectus.

                                  THE OFFERING


Common stock offered by MedCath Corporation........  6,000,000 shares

Common stock to be outstanding after this
  offering.........................................  17,975,526 shares

Use of proceeds....................................  We plan to use the net proceeds of this offering to repay indebtedness, effect
                                                     the exchange, develop additional heart
                                                     hospitals, and for working capital and
                                                     other corporate purposes

Proposed Nasdaq National Market symbol.............  MDTH



     The number of shares of our common stock outstanding after the offering is based on shares outstanding as of May 31, 2001. This number of shares includes the 129,478 shares of our common stock to be issued in the exchange, assuming an initial public offering price of $25.00 per share, but does not include:



     - 2,332,165 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans as of May 31, 2001 with a weighted average exercise price of $18.17 per share, and


     - 760,335 shares of common stock reserved and available for future issuance under our equity incentive plans as of May 31, 2001.
                             ---------------------

     Unless otherwise indicated, all information in this prospectus assumes:

     - no exercise of the underwriters' over-allotment option, and

     - the issuance of shares, payment of cash and increase of our ownership interests in heart hospitals resulting from the exchange.
                             ---------------------

     References in this prospectus to "we," "us" and "our" for periods prior to completing the exchange are references to our holding company prior to the exchange, MedCath Holdings, Inc., its subsidiaries and unconsolidated affiliates, including each of our heart hospitals, and our predecessor company, unless the context requires otherwise. For periods subsequent to completing the exchange, references to "we," "us" and "our" are references to our holding company after the exchange, MedCath Corporation, its subsidiaries and unconsolidated affiliates, including each of our heart hospitals, unless the context requires otherwise. References in this prospectus to our predecessor company are to MedCath Incorporated, which was acquired from its public stockholders in July 1998 by several private investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, and members of our management team.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                             AND OTHER INFORMATION

     The following table summarizes financial and other information for our business. You should read the summary consolidated financial data set forth below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical and pro forma consolidated financial statements and the notes to those consolidated financial statements included elsewhere in this prospectus.


                                                       YEAR ENDED                       SIX MONTHS ENDED
                                                      SEPTEMBER 30,                         MARCH 31,
                                            ---------------------------------   ---------------------------------
                                                                   PRO FORMA                           PRO FORMA
                                                                  AS ADJUSTED                         AS ADJUSTED
                                              1999       2000       2000(A)       2000       2001       2001(A)
                                            --------   --------   -----------   --------   --------   -----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AND OTHER OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue...............................  $255,756   $332,342    $325,673     $163,413   $194,398    $197,925
Operating expenses(b).....................   224,126    277,131     269,869      131,722    158,477     162,142
Depreciation and amortization.............    31,035     38,236      38,532       18,880     19,263      19,732
Gain on sale of hospital..................                                            --    (13,461)         --
Impairment of long-lived assets...........    10,935         --          --           --        985         985
                                            --------   --------    --------     --------   --------    --------
Income (loss) from operations.............   (10,340)    16,975      17,272       12,811     29,134      15,066
Interest expense..........................   (21,667)   (29,047)    (23,990)     (14,356)   (13,837)    (11,818)
Interest income...........................     2,533      3,428       1,502        1,670      1,582         453
Other income (expense), net...............       168        301         301          260       (351)       (351)
Equity in net losses of unconsolidated
  affiliates..............................    (5,640)    (2,011)       (572)      (1,184)    (1,843)     (1,274)
                                            --------   --------    --------     --------   --------    --------
Income (loss) before minority interests
  and income taxes........................   (34,946)   (10,354)     (5,487)        (799)    14,685       2,076
Minority interests........................    (6,322)    (3,305)     (1,982)      (2,804)   (10,440)     (1,695)
Income tax benefit (expense)..............     1,338         24          24           --       (128)       (128)
                                            --------   --------    --------     --------   --------    --------
Net income (loss).........................  $(39,930)  $(13,635)   $ (7,445)    $ (3,603)  $  4,117    $    253
                                            ========   ========    ========     ========   ========    ========
Net income (loss) per share, basic:.......  $  (3.37)  $  (1.15)   $  (0.41)    $  (0.30)  $   0.35    $   0.01
                                            ========   ========    ========     ========   ========    ========
Weighted average number of shares
  outstanding, basic:.....................    11,836     11,837      17,966       11,837     11,838      17,967
                                            ========   ========    ========     ========   ========    ========
Net income (loss) per share, diluted:.....  $  (3.37)  $  (1.15)   $  (0.41)    $  (0.39)  $   0.34    $   0.01
                                            ========   ========    ========     ========   ========    ========
Weighted average number of shares
  outstanding, diluted:...................    11,836     11,837      17,966       11,837     11,937      18,066
                                            ========   ========    ========     ========   ========    ========

CASH FLOW AND OTHER DATA:
Net cash provided by (used in) operating
  activities..............................  $  9,988   $ 16,626          --     $(11,500)  $  7,926          --
Net cash provided by (used in) investing
  activities..............................  $(57,571)  $(13,163)         --     $(11,215)  $ 41,544          --
Net cash provided by (used in) financing
  activities..............................  $ 50,430   $(24,274)         --     $ 16,492   $(46,546)         --
EBITDA, as defined(c).....................  $ 20,863   $ 55,512          --     $ 31,951   $ 48,046          --
Adjusted EBITDA, as defined(c)............  $ 38,446   $ 56,061          --     $ 32,184   $ 35,927          --

SELECTED OPERATING DATA:
Number of hospitals(d)....................         4          6           6            6          5           6
Licensed beds(d)(e).......................       261        355         355          355        295         355
Beds in service(d)(f).....................       261        355         355          355        295         355
Admissions(g).............................    14,054     20,511      20,675        9,824     12,737      13,402
Adjusted admissions(h)....................    16,512     25,213      24,950       12,056     15,421      15,989
Patient days(i)...........................    62,765     85,239      78,958       41,831     53,799      53,133
Average length of stay (days)(j)..........       4.5        4.2         3.8          4.3        4.2         4.0
Inpatient catheterization procedures......     7,687     10,821      10,544        5,132      6,387       6,359
Inpatient surgical procedures.............     4,657      6,354       5,833        3,060      3,959       3,653

                                                                  AT MARCH 31, 2001
                                                              -------------------------
                                                                           PRO FORMA,
                                                               ACTUAL    AS ADJUSTED(A)
                                                              --------   --------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 10,545      $ 95,997
Working capital.............................................    20,424       116,578
Total assets................................................   463,482       611,861
Long-term debt and capital leases, excluding current
  maturities................................................   215,029       225,088
Other long-term obligations.................................        89         3,927
Stockholders' equity........................................   164,749       302,223


------------

(a) See "Unaudited Pro Forma Consolidated Financial Data" beginning on page P-1 for information regarding the unaudited pro forma adjustments made to our historical data including adjustments for this offering.

(b) Operating expenses include personnel expense, medical supplies expense, bad debt expense, other operating expenses and gains and losses on property and equipment.

(c) EBITDA, as defined represents net (loss) income before interest, income taxes, depreciation, amortization, equity in earnings (losses) of unconsolidated affiliates and minority interests. Adjusted EBITDA, as defined represents EBITDA, as defined adjusted to exclude impairment of long lived assets, merger costs, gain on sale of hospital, and pre-opening expenses, which are expenses incurred prior to the opening of a heart hospital. EBITDA, as defined and adjusted EBITDA, as defined should not be considered measures of financial performance under accounting principles generally accepted in the United States. Items excluded from EBITDA, as defined and adjusted EBITDA, as defined are significant components in understanding and assessing financial performance. EBITDA, as defined and adjusted EBITDA, as defined are key measures used by management to evaluate our operations and provide useful information to investors. EBITDA, as defined and adjusted EBITDA, as defined should not be considered in isolation or as alternatives to net income, cash flows provided by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA, as defined and adjusted EBITDA, as defined are not measurements determined in accordance with accounting principles generally accepted in the United States and are thus susceptible to varying calculations, EBITDA, as defined and adjusted EBITDA, as defined as presented may not be comparable to other similarly titled measures of other companies.

(d) Hospitals in operation as of end of period.

(e) Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(f) Beds in service are the number of beds that are readily available for patient use.

(g) Admissions represent the number of patients admitted for inpatient treatment.

(h) Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross inpatient revenue and then dividing that number by gross patient revenue.

(i) Patient days represent the total number of days of care provided to inpatients.

(j) Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

                                  RISK FACTORS

     The purchase of our common stock involves a high degree of risk. You should consider carefully all of the information contained in this prospectus and, in particular, the following risk factors before placing an order for our common stock. An investment in our common stock should be made only by persons who can afford an investment with a high degree of risk and is suitable only for persons able to sustain the loss of their entire investment.

                         RISKS RELATED TO OUR BUSINESS

REDUCTIONS OR CHANGES IN REIMBURSEMENT FROM GOVERNMENT OR THIRD-PARTY PAYORS COULD ADVERSELY IMPACT OUR OPERATING RESULTS.

     During each of the fiscal years ended September 30, 1999 and 2000, we derived approximately 50% of our net revenue from the Medicare and Medicaid programs. For the ten-month period ended July 31, 1998 and for the two-month period ended September 30, 1998, net revenue from the Medicare and Medicaid programs represented approximately 46% of our consolidated net revenue. Our operating results may be adversely affected by changes in laws or regulations governing the Medicare and Medicaid programs.

     Historically, Congress and some state legislatures have, from time to time, proposed significant changes in the healthcare system. Many of these changes have resulted in limitations on, and in some cases, significant reductions in the levels of, payments to healthcare providers for services under many government reimbursement programs. Future federal and state legislation or action by government agencies may significantly reduce the payments we receive for our services to patients covered by Medicare and Medicaid.

     Our relationships with third-party payors, such as health maintenance organizations and preferred provider organizations, from which we derived approximately 21.4% of our net revenue during the fiscal year ended September 30, 2000, are generally governed by negotiated agreements. These agreements set forth the amounts we are entitled to receive for our services. We could be adversely affected in some of the markets where we operate if we are unable to negotiate and maintain favorable agreements with third-party payors. Third-party payors have undertaken cost-containment initiatives during the past several years, including revising payment methods and monitoring healthcare expenditures. We may not be able to maintain existing relationships or establish new relationships with third-party payors on favorable terms.

OUR SIGNIFICANT INDEBTEDNESS COULD LIMIT OUR FLEXIBILITY TO RAISE ADDITIONAL CAPITAL AND DEVELOP NEW HEART HOSPITALS.


     We have significant indebtedness and will continue to have significant indebtedness following this offering. As of March 31, 2001, we had total debt of approximately $244.5 million, or approximately 64.4% of our total capitalization, and had guaranteed $58.4 million of debt of our unconsolidated affiliates. Concurrent with this offering, we will become a party to a new credit facility that will provide us up to $220.0 million. This new credit facility is intended to be a source of capital for refinancing the indebtedness of some of our existing heart hospitals and financing the development of new heart hospitals. We will guarantee the obligations of our heart hospital subsidiaries and unconsolidated affiliates for loans made to them under this facility. After giving effect to the refinancing, the exchange and the use of a portion of the proceeds of this offering to pay down outstanding amounts under our revolving credit facility, as of March 31, 2001, we would have had total debt of approximately $254.6 million, or approximately 47.9% of our total capitalization, and had guaranteed $37.3 million of debt of our unconsolidated affiliates.

     Our heart hospital development strategy requires substantial capital resources. In addition, the operation of our existing heart hospitals and other facilities requires ongoing capital expenditures. We do not anticipate generating material amounts of cash from our operating activities in fiscal 2001 and 2002. Consequently, we must rely on external sources of capital to fund our hospital development and other activities. While we believe that our existing sources of debt financing, together with the proceeds of this offering and the new $220.0 million credit facility, will be sufficient to finance our heart hospital development program and other capital expenditures and working capital requirements for the next 12 months, we may need to obtain additional debt or equity financing from other sources in the future to fund our hospital development program. We may be unable to obtain sufficient financing on terms satisfactory to us, or at all. If that were to occur, our development activities would have to be curtailed or eliminated and our financial results would be adversely affected.

     The degree to which we are leveraged could have other important consequences to you, including the following:

     - we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, reducing the funds available for our operations,


     - as of March 31, 2001, $95.9 million of our borrowings were at variable rates of interest, making us vulnerable to increases in interest rates. A one hundred basis point change in interest rates on our variable rate debt would have resulted in interest expense fluctuating approximately $1.4 million for fiscal year 2000,


     - the terms of our credit arrangements contain numerous financial and other restrictive covenants, including restrictions on paying dividends, incurring additional indebtedness and selling assets, and

     - from time to time, we may violate financial or other restrictive covenants in our credit agreements. We cannot assure you that our lenders would agree to waive any violations or that we would be able to refinance our indebtedness if they did not.

WE HAVE GUARANTEED A PERCENTAGE OF THE DEBT OF OUR HEART HOSPITAL VENTURES DEBT THAT EXCEEDS OUR PERCENTAGE OF OWNERSHIP IN THOSE VENTURES.


     Although we own less than 100% of the interests in the ventures formed to develop, own and operate our heart hospitals, we guarantee all or a significant percentage of the debt that each venture incurs to finance the land, building and equipment of the heart hospital. Our partners are responsible for and are allocated a fee, which is paid to us, for providing this guarantee to the extent that the percentage of the venture's debt that we guarantee exceeds our percentage of ownership in the venture. If a heart hospital venture were to default in making payments on its debt, we would be obligated to pay a percentage of the venture's debt that exceeds our percentage of ownership in the venture.


WE HAVE A HISTORY OF NET LOSSES, AND WE MAY CONTINUE TO GENERATE NET LOSSES FOR SEVERAL YEARS.

     We generated net losses of $1.3 million, before giving effect to the sale of McAllen Heart Hospital, in the first six months of the current fiscal year. We generated net losses of $13.6 million in fiscal 2000, $39.9 million in fiscal 1999 and $2.6 million in the two months ended September 30, 1998. Our predecessor company generated a net loss of $2.5 million in the ten months ended July 31, 1998. Our new heart hospitals typically incur net losses during their early years of operation that could be significant. We expect to continue to generate net losses, which may increase during periods of accelerated development of new heart hospitals, particularly if we experience unanticipated delays in the start-up phase of new heart hospitals.

WE MAY EXPERIENCE UNANTICIPATED DELAYS IN DEVELOPING NEW HEART HOSPITALS OR IN ACHIEVING EXPECTED OPERATING RESULTS FOR NEW HEART HOSPITALS.

     In the most recent fiscal year, our heart hospital division accounted for 81.6% of our net revenue, and we expect this percentage to increase as we develop additional heart hospitals at an anticipated rate of one to three new hospitals per year. Our development strategy depends on our ability to identify attractive markets in which to open new heart hospitals. We may have difficulty in identifying potential markets that satisfy our criteria for developing a new heart hospital. Identifying physician partners and negotiating and implementing the terms of a heart hospital venture with them can be a lengthy and complex process. As a result, we may not be able to develop new heart hospitals at the rate we currently anticipate.


     Our initial rate of growth in local market share and net revenue varies from market to market depending upon the time of year the hospital opens, our ability to educate physicians in the market about the benefits of our approach to patient care, the patient demographics of a particular market, the number and type of competitors in the market and their reactions to increased competition and the number and type of payors. This variability makes it difficult for us to accurately forecast how long it will take for a particular hospital to begin achieving positive operating results. The number of months required for our heart hospitals to begin generating operating income has ranged from three to thirteen months. Through September 30, 2000 the cumulative operating income
(loss), including pre-opening expenses, generated by our heart hospitals has ranged from cumulative operating income of $2.9 million to cumulative operating losses of $12.9 million. Moreover, delays in completing construction or receiving required regulatory approvals can cause unanticipated delays in opening a hospital, resulting in higher than expected pre-opening expenses. The pre-opening expenses for our heart hospitals currently in operation have ranged from $3.0 million to $6.1 million.


     Our growth strategy will also increase demands on our management, operational and financial information systems and other resources. To accommodate our growth, we will need to continue to improve our management, implement operational and financial information systems and expand, train, manage and motivate our employees. Our personnel, information systems, procedures or controls may not adequately support our operations in the future. Failure to recruit and retain strong management, implement operational and financial information systems, or expand, train, manage or motivate our workforce, could lead to delays in developing and achieving expected operating results for new heart hospitals.

LOSSES INCURRED BY NEW HEART HOSPITALS DURING THEIR EARLY YEARS OF OPERATIONS COULD LEAD TO VOLATILITY IN OUR RESULTS OF OPERATIONS.

     Because our heart hospitals are owned as joint ventures, each heart hospital's profits and losses are generally allocated for accounting purposes to us and our physician and community hospital partners based on our and their ownership percentages in the particular hospital. If, however, the cumulative losses of a heart hospital exceed the total of the capital we and they contributed to the hospital venture when we formed it and any additional amounts of capital they have agreed to contribute to the venture, generally accepted accounting principles require us to recognize 100% of the hospital's losses, instead of the smaller share of the losses that normally would be allocated to us based upon our percentage ownership. This allocation to us of a greater share of a heart hospital's losses during its early years of operation could lead to volatility in our results of operations and would increase our net losses. When the same heart hospital has income, we will recognize 100% of that income to the extent we have previously recognized a greater share of the hospitals losses.

     The initial amount of capital contributed to each of our five operating heart hospitals in which we currently own a majority interest, or over which we exercise substantive control, and whose results of operations are consolidated with ours was approximately $3.0 million. In each case, we contributed between 51% and 53% of that amount and our partners collectively contributed the balance. As of September 30, 2000, the cumulative operating income (losses), including pre-opening expenses, of these five heart hospitals ranged from cumulative operating income of $2.9 million to cumulative operating losses of $12.9 million. As of the same date, the aggregate amount of cumulative losses of these five heart hospitals was $32.5 million, and the total amount of these cumulative losses allocated to us in excess of our share of them based upon our percentage ownership in the ventures was $10.9 million.

     As of September 30, 2000 we had two heart hospitals open which we did not consolidate in our financial statements. As of September 30, 2000, the aggregate amount of the cumulative losses of these two heart hospitals was $26.4 million, and the total amount of their cumulative losses allocated to us in excess of our share of losses based upon our percentage ownership was $11.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of this risk and other aspects of our business operations and strategy that could lead to volatility in our results of operations

WE DEPEND ON OUR RELATIONSHIPS WITH THE PHYSICIANS WHO USE OUR FACILITIES.

     Our business depends upon the efforts and success of the physicians who provide healthcare services at our facilities and the strength of our relationships with these physicians. The physicians who use our facilities are not employed by the heart hospitals or other facilities at which they provide services. Each member of the medical staffs at our heart hospitals may also serve on the medical staffs of, and practice at, hospitals not owned by us.

     At each of our heart hospitals, our business could be adversely affected if a significant number of key physicians or a group of physicians:

     - terminated their relationship with, or reduced their use of, our facilities,

     - failed to maintain the quality of care provided or to otherwise adhere to professional standards at our heart hospitals or other facilities,

     - suffered any damage to their reputation,

     - exited the market entirely, or

     - experienced major changes in its composition or leadership.


     Based upon the general knowledge our management has of the operations of our heart hospitals, we estimate that at most of our heart hospitals the majority of the patient admissions and procedures performed are attributable to 20% or less of the total number of physicians on the hospital's medical staff. The medical staff at each hospital ranges from 150 to 300 physicians depending upon the size of the hospital and the number of practicing physicians in the market. If we fail to maintain our relationships with the physicians in this group at a particular heart hospital, many of whom are investors in our heart hospitals, the revenues of that hospital would be reduced. None of the physicians practicing at our heart hospitals has a legal commitment, or any other obligation or arrangement, that requires the physician to refer patients to any of our hospitals or other facilities.


OUR HOSPITALS FACE COMPETITION FOR PATIENTS FROM OTHER HOSPITALS.

     The hospital industry is highly competitive. Our hospitals face competition for patients from other hospitals in our markets. In some of our markets, such as Sioux Falls, South Dakota, we may have only one competitor. In other markets, such as Phoenix, Arizona, our heart hospitals compete for patients with the heart programs of numerous other hospitals in the same market. In most of our markets we compete for market share of cardiovascular procedures with three to six hospitals. Some of these hospitals are part of large for profit or not-for-profit hospital systems with greater financial resources than we have available to us, and all of them have been operating in the markets they serve for many years. When we open a new heart hospital, we generally will not be successful unless we capture significant market share for cardiovascular procedures from existing hospitals already operating in the market. We believe that six of our eight heart hospitals rank first or second in market share of several key cardiovascular diagnostic and therapeutic procedures performed in their markets. We believe our other two heart hospitals rank third in market share of those procedures performed in the markets they serve.

A NATIONWIDE SHORTAGE OF QUALIFIED NURSES COULD AFFECT OUR ABILITY TO GROW AND DELIVER QUALITY, COST-EFFECTIVE CARDIOVASCULAR CARE SERVICES.

     We depend on qualified nurses to provide quality service to patients in our heart hospitals. There is currently a nationwide shortage of qualified nurses that is being felt in the markets where we operate our heart hospitals. This shortage of qualified nurses and the more stressful working conditions it creates for those remaining in the profession are increasingly viewed as a threat to patient safety and may trigger the adoption of state and federal laws and regulations intended to reduce that risk. For example, some states are considering legislation that would prohibit forced overtime for nurses. Growing numbers of nurses are also joining unions that threaten and sometimes call work stoppages.

     We employ between 75 and 125 nurses at each of our heart hospitals with the number employed at a particular hospital depending upon the size of the hospital, the stage of the hospital's development and the hospital's patient census. When we need to hire a replacement member of our nursing staff, it can take as long as six weeks to recruit for the position. We estimate the cost of recruiting and training a replacement nurse to be between $10,000 and $20,000.

     In response to the shortage of qualified nurses, we have increased and are likely to have to continue to increase our wages and benefits to recruit and retain nurses or to engage expensive contract nurses until we hire permanent staff nurses. For example, during our most recently-ended fiscal year, we experienced increases in our hourly wages paid to nursing staff at our heart hospitals that ranged from six to eight percent. We may not be able to increase the rates we charge to offset these increased costs. Also, the shortage of qualified nurses has in the past and may in the future delay our ability to achieve our operational goals at a new heart hospital on schedule by limiting the number of patient beds available during the start-up phase of the hospital.

WE MAY BE REQUIRED TO ACQUIRE AND IMPLEMENT COSTLY NEW INFORMATION SYSTEMS TO COMPLY WITH NEW FEDERAL AND STATE LEGISLATIVE EFFORTS AND REGULATORY INITIATIVES RELATING TO PATIENT PRIVACY.

     We believe our hospitals and other healthcare facilities are in substantial compliance with existing state and federal laws and regulations relating to patient privacy, but there are currently numerous legislative and regulatory initiatives at the state and federal levels addressing patient privacy concerns. In particular, the Health Insurance Portability and Accountability Act of 1996 contains provisions that will require us to upgrade our computer systems and to adopt new business procedures designed to protect the privacy of each of our patient's individual health information. On April 14, 2001, the final health privacy regulations issued by the Department of Health and Human services under the Health Insurance Portability and Accountability Act became effective. These privacy regulations generally require compliance within two years. They are expected to have a significant financial impact on the healthcare industry because they impose extensive new requirements and restrictions on the use and disclosure of identifiable patient information. Much of the required upgrading of our computer systems will be done as part of the normal annual maintenance and upgrade of our software and be included in the maintenance fees we pay our software vendor. We estimate the total incremental cost over the next two to three years of upgrading our computer systems and implementing new business procedures to protect the privacy of health information to be between $1.5 million and $2.0 million. Unforeseen difficulties in complying with these and other new privacy regulations could require us to spend substantial additional sums, which could have an adverse effect on our financial results during the periods those additional expenses are incurred. Additionally, if we fail to comply with the new regulations under the Health Insurance Portability and Accountability Act, we could suffer civil penalties up to $925,000 per calendar year for each violation and criminal penalties with fines up to $250,000.

IF WE FAIL TO COMPLY WITH THE EXTENSIVE LAWS AND GOVERNMENT REGULATIONS APPLICABLE TO US, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

     We are required to comply with extensive and complex laws and regulations at the federal, state and local government levels. We believe we are in substantial compliance with current laws and regulations that relate to, among other things:

     - licensure, certification and accreditation,

     - billing for services,

     - relationships with physicians and other referral sources, including physician self-referral and fraud and abuse,

     - adequacy and quality of medical care,

     - quality of medical equipment and services,

     - qualifications of medical and support personnel,

     - confidentiality, maintenance and security issues associated with medical records,

     - the screening, stabilization and transfer of patients who have emergency medical conditions,

     - building codes,

     - environmental protection,

     - clinical research,

     - operating policies and procedures, and

     - addition of facilities and services.

     Many of these laws and regulations are expansive, and we do not always have the benefit of significant regulatory or judicial interpretation of them. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements.

     If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including:

     - criminal penalties,

     - civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our facilities, and

     - exclusion of one or more of our facilities from participation in the Medicare, Medicaid and other federal and state healthcare programs.

     A number of initiatives have been proposed during the past several years to reform various aspects of the healthcare system at the federal level and in the states in which we operate. Current or future legislative initiatives or government regulation may have a material adverse effect on us.

IF THE ANTI-KICKBACK, PHYSICIAN SELF-REFERRAL OR OTHER FRAUD AND ABUSE LAWS ARE MODIFIED, INTERPRETED DIFFERENTLY OR IF OTHER REGULATORY RESTRICTIONS ARE ISSUED, WE COULD INCUR SIGNIFICANT SANCTIONS AND LOSS OF REIMBURSEMENT.

     The federal anti-kickback statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid or any other federal healthcare program. The anti-kickback statute also prohibits any form of remuneration in return for purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or ordering of items or services payable by these programs. The anti-kickback statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law, regulations or advisory opinions. Violations of the anti-kickback statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000 or imprisonment and civil penalties of up to $50,000 for each violation, plus three times the amount claimed and exclusion from participation in the Medicare, Medicaid, and other federal healthcare reimbursement programs. Any exclusion of our heart hospitals or diagnostic and therapeutic facilities from these programs would result in significant reductions in revenue and would have a material adverse effect on our business.

     The federal physician self-referral law, commonly referred to as the Stark Law, prohibits a physician from making a referral for a designated health service to an entity if the physician or a member of the physician's immediate family has a financial relationship with the entity. Designated health services include inpatient and outpatient hospital services, certain types of radiology services, radiation therapy services and supplies and clinical laboratory services. There are various ownership and compensation arrangement exceptions to the self-referral prohibition. The exception that permits physicians to invest in our heart hospitals allows a physician to make a referral to a hospital if the physician is authorized to perform services at the hospital and owns an interest in the entire hospital, as opposed to an ownership interest in a department or subdivision of the hospital. Another exception that will permit physicians who will own shares of our common stock to continue to make referrals to our heart hospitals is the exception for ownership of publicly traded securities in a company such as ours that has stockholders' equity exceeding $75.0 million at the end of its most recent fiscal year or on average during the three previous fiscal years. This exception applies if the physician acquired the security on terms generally available to the public and the security is traded on one of the major exchanges. Many states in which we operate also have adopted, or are considering adopting, similar physician self-referral laws. Some of these laws prohibit referrals of patients by physicians in certain cases and others require disclosure of the physician's interest in the healthcare facility if the physician refers a patient to the facility. Some of these state laws apply even if the payment for care does not come from the government.

     Federal law also contains provisions imposing civil monetary penalties for various fraudulent and/or abusive practices, including, among others, hospitals which knowingly make payments to a physician as an inducement to reduce or limit medically necessary care or services provided to Medicare or Medicaid beneficiaries. The Office of Inspector General of the U.S. Department of Health and Human Services, known as the OIG, issued a Special Advisory Bulletin on physician incentive compensation, referred to as gainsharing arrangements, that also warns that other joint ventures between hospitals and physicians may implicate this provision as well as the anti-kickback statute, and specifically refers to specialty hospitals. We believe that the ownership distributions paid to physicians by our heart hospitals do not constitute payments made to physicians under gainsharing arrangements. We cannot assure you, however, that the OIG or any other federal agency charged with enforcement of the anti-kickback statute will agree with this interpretation or that new laws or regulations or future changes in the interpretation of existing laws and regulations will not adversely affect our business.

     The federal anti-kickback statute, the Stark Law and similar federal and state statutes that may also involve private payors are, however, subject to different interpretations with respect to many important provisions. Violations of these laws may result in substantial civil or criminal penalties, including large civil monetary penalties and exclusion from participation in the Medicare, Medicaid and other healthcare programs. Exclusion of our heart hospitals or diagnostic and therapeutic facilities from these programs likely would result in significant loss of revenues and likely would have a material adverse effect on us. In addition, we could be forced to expend considerable resources responding to an investigation or enforcement action under these laws and regulations. Further judicial or agency interpretation of existing laws or further legislative restrictions on physician ownership, investment in, or other financial relationships with healthcare facilities could have a material adverse effect on us.

OTHER COMPANIES WITHIN THE HEALTHCARE INDUSTRY CONTINUE TO BE THE SUBJECT OF FEDERAL AND STATE INVESTIGATIONS, WHICH INCREASES THE RISK THAT WE MAY BECOME SUBJECT TO INVESTIGATIONS IN THE FUTURE.

     Both federal and state government agencies as well as private payors have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare organizations including hospital companies. These investigations relate to a wide variety of topics, including:

     - cost reporting and billing practices,

     - quality of care,

     - financial relationships with referral sources, and

     - medical necessity of services provided.

     In addition, the OIG and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Moreover, healthcare providers are subject to civil and criminal false claims laws, including the federal False Claims Act, which allows private parties to bring what are called whistleblower lawsuits against private companies doing business with or receiving reimbursement under government programs. Some states have adopted similar state whistleblower and false claims provisions. Publicity associated with the substantial amounts paid by other healthcare providers to settle these lawsuits may encourage current and former employees of ours and other healthcare providers to seek to bring more whistleblower lawsuits. Some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings, and heart hospital and other healthcare facility venture arrangements involving physician investors. We are not aware of any governmental investigations involving any of our facilities, our executives or managers. Any future investigations of us, our executives or managers could result in significant liabilities or penalties to us, as well as adverse publicity.

IF LAWS GOVERNING THE CORPORATE PRACTICE OF MEDICINE CHANGE, WE MAY BE REQUIRED TO RESTRUCTURE SOME OF OUR RELATIONSHIPS.

     The laws of various states in which we operate or may operate in the future do not permit business corporations to practice medicine, exercise control over physicians who practice medicine or engage in various business practices, such as fee-splitting with physicians. The interpretation and enforcement of these laws vary significantly from state to state. We are not required to obtain a license to practice medicine in any jurisdiction in which we own or operate a heart hospital or other facility because our facilities are not engaged in the practice of medicine. The physicians who use our facilities to provide care to their patients are individually licensed to practice medicine. In most instances, the physicians and physician group practices are not affiliated with us other than through the physicians' ownership interests in the ventures that own and operate our facilities and the service agreements we have with some physicians.

     We also provide consulting and management services to some physicians and physician group practices. Although we believe that our arrangements with these and other physicians and physician group practices comply with applicable laws, we cannot assure you that a government agency charged with enforcement of these laws, or a private party, might not assert a contrary position. If our arrangements with these physicians and physician group practices were deemed to violate state corporate practice of medicine, fee-splitting or similar laws, or if new laws were enacted rendering these arrangements illegal, we may be required to restructure our relationships with physicians and physician groups which may have a material adverse effect on our business.


IF GOVERNMENT LAWS OR REGULATIONS CHANGE OR THE ENFORCEMENT OR INTERPRETATION OF THEM CHANGE, WE MAY BE OBLIGATED TO PURCHASE SOME OR ALL OF THE OWNERSHIP INTERESTS OF THE PHYSICIANS ASSOCIATED WITH US.



     Changes in government regulation or changes in the enforcement or interpretation of existing laws or regulations could obligate us to purchase some or all of the ownership interests of the physicians who have invested in the ventures that own and operate our heart hospitals. Regulatory changes that could create this obligation include changes that:


     - make illegal the referral of Medicare or other patients to our hospitals by physicians affiliated with us,

     - create the substantial likelihood that cash distributions from the ventures to our physician partners will be illegal, or

     - make illegal the ownership by our physician partners of their interests in the ventures.


     At this time, we are not aware of any amendments or proposed changes that would trigger this obligation. After completion of the exchange that will be completed concurrent with this offering, physician ownership of our hospitals will range from 8.0% to 49.0%. Our estimate of the range of the current cost of purchasing the remaining physician interests in our hospitals is $51.9 million to $61.3 million. From time to time after completion of the offering we may voluntarily seek to increase our ownership interest in one or more of our hospitals. We may seek to use shares of our common stock to purchase physicians' ownership interests instead of cash. If we use shares of our common stock to purchase a significant amount of the physicians' ownership interests, your interest would be diluted. If the use of our stock is not permitted or attractive to us or our physician partners, we may use cash or promissory notes to purchase the physicians' ownership interests. Our existing capital resources may not be sufficient for the acquisition or the use of cash may limit our ability to use our capital resources elsewhere, limiting our growth and impairing our operations. The creation of these obligations and the possible adverse effect on our affiliation with these physicians could have a material adverse effect on us.


WE MAY HAVE A SPECIAL LEGAL RESPONSIBILITY TO OUR PARTNERS IN OUR HEART HOSPITALS THAT MAY PREVENT US FROM ACTING SOLELY IN OUR BEST INTERESTS.

     We hold our ownership interests in heart hospitals through ventures organized as limited liability companies or limited partnerships. As general partner, manager or owner of the majority interest in these entities, we may have a special legal responsibility, known as a fiduciary duty, to our partners who own an interest in a particular entity. This special legal responsibility includes not only a duty of care and a duty of full disclosure but also a duty to act in good faith at all times as manager or general partner of the limited liability company or limited partnership. This duty of good faith includes primarily an obligation to act in the best interest of the business of each heart hospital venture, without being influenced by any conflict of interest we may have as a result of our own business interests.

     We also have a duty to operate our business for the benefit of our stockholders. As a result, we may encounter conflicts between our special legal responsibilities to our partners in our heart hospitals and our responsibility to our stockholders. For example, we have entered into management agreements to provide management services to our heart hospitals in exchange for a fee. Disputes may arise with our partners as to the nature of the services to be provided or the amount of the fee to be paid. In these cases, as manager or general partner we may be obligated to exercise reasonable, good faith judgement to resolve the disputes and may not be free to act solely in our own best interests or the interests of our stockholders. We cannot assure you that any dispute between us and our partners with respect to a particular business decision or regarding the interpretation of the provisions of the venture agreement will be resolved or that, as a result of these special legal responsibilities we may have to them, any dispute resolution will be on terms favorable or satisfactory to us.

MATERIAL DECISIONS REGARDING THE OPERATIONS OF OUR HEART HOSPITALS REQUIRE CONSENT OF OUR PHYSICIAN AND COMMUNITY HOSPITAL PARTNERS, AND WE MAY BE UNABLE AS A RESULT TO TAKE ACTIONS THAT WE BELIEVE ARE IN OUR BEST INTEREST.

     The physician and community hospital partners in our heart hospital ventures participate in material strategic and operating decisions we make for our heart hospitals. They do so either through their representatives on the governing board of the venture or a requirement in the venture's governing documents that we obtain the consent of their representatives before taking specified material actions. These actions include such matters as employing key members of the heart hospital's management team, adopting the heart hospital's annual operating budget and making capital expenditures in excess of specified amounts. We must also generally obtain the consent of our community hospital partners and our physician partners or their representatives before making any material amendments to the operating or partnership agreement for the venture or admitting additional members or partners. Although they have not done so to date, these rights to approve material decisions could in the future limit our ability to take actions that we believe are in our best interest and the best interest of the heart hospital venture. We may not be able to resolve favorably any dispute regarding material decisions at a heart hospital with our physician or community hospital partners.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL.


     We are highly dependent on our senior management team, which has many years of experience with addressing the broad range of concerns and issues that our partners typically have when they consider entering into a joint venture arrangement to develop, own and operate a heart hospital. Our senior management team has also established a strong track record of working cooperatively with our partners on a variety of strategic matters related to the successful operation of a heart hospital.


     We have employment agreements with the members of our senior management team that include non-competition and non-solicitation provisions, but we do not maintain key man life insurance policies on any of them. The loss of key management personnel or our inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on us. If David Crane, our chief executive officer, Michael G. Servais, our chief operating officer, or any of our other executive officers resign their positions or otherwise are unable to serve, our management expertise and ability to develop new heart hospitals and deliver healthcare services efficiently could be weakened.

UNINSURED RISKS FROM LEGAL ACTIONS RELATED TO PROFESSIONAL LIABILITY COULD ADVERSELY AFFECT OUR CASH FLOW AND OPERATING RESULTS.


     In recent years, physicians, hospitals, diagnostic centers and other healthcare providers have become subject, in the normal course of business, to an increasing number of legal actions alleging negligence in performing services, negligence in allowing unqualified physicians to perform services or other legal theories as a basis for liability. Many of these actions involve large monetary claims and significant defense costs. We do not employ any of the physicians who conduct cardiovascular surgical procedures at our heart hospitals or perform diagnostic or therapeutic procedures in our other healthcare facilities. The governing documents for the medical staffs of each of our heart hospitals require physicians who conduct surgical procedures at them to meet all licensing and specialty credentialing requirements and to maintain their own professional liability insurance. Additionally, to protect us from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. Currently we maintain professional liability insurance that provides primary coverage on a claims made basis of $1.0 million per incident and $3.0 million in annual aggregate amount. In addition, we currently maintain multiple layers of umbrella liability insurance the aggregate amount of which is $40 million. Some of the claims against us, however, could exceed the scope of our coverage in effect or coverage of particular claims or damages could be denied. In addition, we may not be able to obtain adequate insurance at a reasonable cost in the future. Professional liability lawsuits could also have an adverse effect on our client base by damaging our reputation.


                         RISKS RELATED TO THIS OFFERING

BECAUSE THE INVESTMENT PARTNERSHIPS SPONSORED BY KOHLBERG KRAVIS ROBERTS & CO., L.P. AND WELSH, CARSON, ANDERSON & STOWE, INDIVIDUALS AFFILIATED WITH THEIR SPONSORS AND OUR MANAGEMENT CONTROL US, THEY WILL TOGETHER BE ABLE TO DETERMINE THE OUTCOME OF ALL MATTERS SUBMITTED TO OUR STOCKHOLDERS FOR APPROVAL, REGARDLESS OF THE PREFERENCES OF OUR OTHER STOCKHOLDERS.


     Following the offering and after giving effect to the exchange, the investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe that acquired our predecessor company from its public stockholders in 1998, individuals affiliated with their sponsors and our management, including two officers who participated in the acquisition of our predecessor company, will collectively own 66.3% of our outstanding common stock. Accordingly they will together be able to:


     - elect our entire board of directors,

     - control our management and policies, and

     - determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

They will also be able to prevent or cause a change in control and will be able to amend our certificate of incorporation and bylaws at any time. Their interests may conflict with the interests of other holders of common stock and they may take action affecting us with which you disagree.


     We will have a stockholders agreement in effect upon completion of this offering with the investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe and individuals affiliated with their sponsors, which, following this offering, will own 30.9% and 30.1% respectively of our outstanding common stock. This agreement will provide that, immediately after this offering, the investment partnership sponsored by Kohlberg

Kravis Roberts & Co., L.P., will be entitled to designate four directors and the investment partnerships of Welsh, Carson, Anderson & Stowe VII, L.P. will be entitled to designate three directors.

     Under the stockholders' agreement, the following actions also require the separate approval of a majority of the shares held by the affiliates of Kohlberg Kravis Roberts & Co., L.P. and a majority of the shares held by affiliates of Welsh, Carson, Anderson & Stowe:

     - appointment, dismissal or replacement of our chief executive officer,

     - mergers or consolidations with or into another corporation,

     - sales, transfers or disposals of all or substantially all of our assets, and

     - acquiring, purchasing or investing in any material assets, or disposing of any material assets, other than in the ordinary course of business.

OUR STOCK PRICE MAY FLUCTUATE AFTER THIS OFFERING. AS A RESULT, INVESTORS IN OUR COMMON STOCK MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, there has been no public market for shares of our common stock. We will negotiate the initial public offering price with the underwriters. The initial public offering price may not be indicative of the price at which our common stock will trade following completion of this offering. In addition, an active market may not develop following completion of this offering or, if developed, may not be maintained.

     Healthcare service providers have been especially subject to sharp fluctuations in the market price of their publicly traded securities. The market price of our common stock may also be influenced by other factors, some of which are beyond our control, including:

     - changes in prevailing reimbursement rates,

     - changes in governmental regulations or their interpretations,

     - variations in quarterly operating results,

     - changes in financial estimates by securities analysts,

     - announcements by us or our competitors of significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments,

     - future sales of our common stock,

     - investor perceptions of us and the healthcare industry, and

     - general economic conditions.

     As a result, investors in our common stock may not be able to resell their shares at or above the initial public offering price. In addition, the stock market in general, and the Nasdaq National Market in particular, have experienced during the last two years extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

IF EXISTING STOCKHOLDERS SELL THEIR COMMON STOCK, YOU COULD LOSE A SIGNIFICANT PART OF YOUR INVESTMENT.


     Sales of a substantial number of shares of common stock into the public market after the offering, or the perception that these sales could occur, could have a material adverse effect on our stock price. After this offering, we will have outstanding 17,975,526 shares of common stock of which 11,975,526 will have been issued in the exchange. All of the shares issued in the exchange are subject to lockup agreements which provide that, subject to certain exceptions, the shares may not be sold or otherwise transferred until 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Banc Alex. Brown Inc. At the expiration of the lockup period, 508,809 of those shares may be sold without restriction. The balance of those shares may also be sold, but subject to restrictions, including limitations on the number of shares that may be sold within any three-month period, that are described in "Shares Eligible for Resale." Most of the balance of these shares are held by affiliates of Kohlberg, Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe which have registration rights to cause us to file, at our expense, registration statements under the Securities Act covering resales of their shares. These shares, along with shares held by others who can participate in the registrations, will represent 64.9% of our outstanding common stock after this offering.


INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


     The price you pay for shares of our common stock sold in this offering is substantially higher than the per share value of our net assets, after giving effect to the exchange and this offering. Assuming an initial public offering price for our common stock of $25.00 per share, investors in this offering would have contributed 44.6% of our total equity as of March 31, 2001, but would have owned only 33.4% of our outstanding shares. This dilution is due in large part to the fact that prior investors paid an average price of $18.31 per share when they purchased their shares of common stock, which is substantially less than the assumed initial public offering price of $25.00 per share.


PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE A TAKEOVER YOU MAY CONSIDER FAVORABLE OR PREVENT THE REMOVAL OF OUR CURRENT BOARD OF DIRECTORS AND MANAGEMENT.

     Some provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that you may consider favorable or prevent the removal of our current board of directors and management. These provisions:

     - authorize the issuance of "blank check" preferred stock,

     - provide for a classified board of directors with staggered, three-year terms,

     - prohibit cumulative voting in the election of directors,

     - prohibit our stockholders from acting by written consent without the approval of our board of directors,

     - limit the persons who may call special meetings of stockholders, and

     - establish advance notice requirements for nominations for election to the board of directors or for proposing matters to be approved by stockholders at stockholder meetings.

     In addition, our certificate of incorporation prohibits the amendment of many of these provisions in our certificate of incorporation by our stockholders unless the amendment is approved by the holders of at least 80% of our shares of common stock.

     Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. Words such as "expects," "anticipates," "approximates," "believes," "estimates," "intends," and "hopes" and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in "Risk Factors" and those that are not yet identified or that we currently believe are immaterial, that could cause actual results to differ materially from those projected in these statements. The forward-looking statements contained in this prospectus include, among other issues, statements about the following:

     - demographic changes,

     - changes in medical or other technology,

     - changes in Medicare and Medicaid payment levels,

     - our ability, when appropriate, to enter into managed care provider arrangements and the terms of those arrangements,

     - our ability to successfully develop additional heart hospitals, open them according to plan and gain significant market share in the market,

     - the availability and terms of capital to fund our development strategy,

     - our relationships with physicians who use our hospitals,

     - our ability to attract and retain nurses and other qualified personnel to provide quality services to patients in our heart hospitals,

     - competition from other hospitals,

     - existing governmental regulations and changes in, or failure to comply with, governmental regulations,

     - our information systems,

     - changes in generally accepted accounting principles, and

     - liability and other claims asserted against us.

     Although we believe that these statements are based upon reasonable assumptions, we cannot assure you that we will achieve our goals. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Our forward-looking statements speak only as of the date of this prospectus or the date they were otherwise made. Other than as may be required by federal securities laws to disclose material developments related to previously disclosed information, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We expect to receive approximately $135.5 million ($156.4 million if the underwriters' over-allotment is exercised in full) in net proceeds from the sale of our common stock in this offering at an assumed initial public offering price of $25.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

     We intend to use the net proceeds:

     - to pay all amounts outstanding under our revolving credit facility, the balance of which was $24.7 million at March 31, 2001,


     - to purchase for $25.4 million ownership interests of some of our partners in five of our heart hospitals in the exchange,


     - to develop additional heart hospitals, and

     - for working capital and other corporate purposes, including the possible acquisition of additional interests in our heart hospitals.

     The foregoing represents our current expectations regarding the use of proceeds. The actual amount and timing of some of these expenditures will depend on future events and cannot be predicted with certainty. We will have broad discretion when allocating a significant portion of the proceeds. Pending their application to the intended uses, we will invest the net proceeds in short-term investment-grade debt securities.

     We anticipate we will need to reborrow significant amounts under our corporate revolving credit facility in the future. The facility provides for $100.0 million in availability, $10.0 million of which is designated for short-term borrowings. Affiliates of Deutsche Banc Alex. Brown Inc. and Banc of America Securities LLC, two of the underwriters of this offering, are lenders under our corporate revolving credit facility and collectively will receive 37.5% of any outstanding amounts we pay under that credit facility. See "Underwriting."

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock for the foreseeable future. The terms of our credit agreements also restrict us from paying cash dividends and making other distributions to our stockholders. We anticipate that we will retain all earnings, if any, to develop and expand our business. Payment of dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results.

                                 CAPITALIZATION

     The following table presents our short-term debt and our capitalization as of March 31, 2001:

     - on an actual basis, and

     - on a pro forma basis as adjusted to reflect:


      - the exchange, including the consolidation of one heart hospital, and the issuance of 129,478 shares of common stock to our heart hospital partners,


      - the refinancing, and

      - the sale of 6,000,000 shares of common stock in this offering at an assumed initial public offering price of $25.00 per share.


                                                                AS OF MARCH 31, 2001
                                                              -------------------------
                                                                           PRO FORMA
                                                               ACTUAL    AS ADJUSTED(2)
                                                              --------   --------------
                                                                   (IN THOUSANDS)
Short-term debt(1)..........................................  $ 29,422      $ 25,577
                                                              ========      ========
Long-term debt obligations:
  Real Estate Investment Trust loans........................    65,845        54,548
  Bank mortgage loans.......................................    69,597       101,476
  Revolving credit facility.................................    18,000            --
  Other notes payable.......................................    52,222        58,349
  Capital lease obligations.................................     9,365        10,715
  Other long-term obligations...............................        89         3,927
                                                              --------      --------
          Total long-term debt obligations..................   215,118       229,015
                                                              --------      --------
Stockholders' equity:
  Preferred stock; $0.01 par value: 10,000,000 shares
     authorized and no shares issued and outstanding, actual
     and pro forma as adjusted..............................        --            --
  Common stock; $0.01 par value: 20,000,000 shares
     authorized, actual; and 50,000,000 shares authorized,
     pro forma as adjusted; 11,838,548 shares issued and
     outstanding, actual; and 17,968,026 shares issued and
     outstanding, pro forma as adjusted(3)..................       119           180
  Paid-in capital...........................................   216,701       355,376
  Deficit...................................................   (52,071)      (53,333)
                                                              --------      --------
          Total stockholders' equity........................   164,749       302,223
                                                              --------      --------
                 Total capitalization.......................  $379,867      $531,238
                                                              ========      ========


------------

(1) Includes current maturities of long-term debt and obligations under capital lease and short-term borrowings under our working capital line of credit.

(2) Reflects the consolidation of one heart hospital that as of March 31, 2001 was accounted for using the equity method of accounting but will, upon completion of the exchange, be consolidated.

(3) Excludes 2,332,165 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans and 760,335 shares of common stock reserved and available for future issuance under our equity incentive plans as of May 31, 2001.

                                    DILUTION

     Our net tangible book value as of March 31, 2001 was $66.4 million, or $5.61 per share. Net tangible book value per share of common stock represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2001.


     Net tangible book value dilution per share represents the difference between the amount per share paid by new investors who purchase shares in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of 6,000,000 shares of common stock in this offering and the issuance of 129,478 shares of common stock in the exchange to our heart hospital partners at an initial public offering price of $25.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book value at March 31, 2001 would have been $171.0 million, or $9.51 per share.



     This represents an immediate increase in net tangible book value of $3.90 per share to existing stockholders, and an immediate dilution in net tangible book value of $15.49 per share to new investors in the offering, as illustrated in the following table:



Initial public offering price per share.....................          $ 25.00
                                                                      -------
  Net tangible book value per share at March 31, 2001.......  $5.61
                                                              -----
  Increase per share attributable to new investors..........  $3.90
                                                              -----
Pro forma net tangible book value per share after the
  offering..................................................          $  9.51
                                                                      -------
Net tangible book value dilution per share to new
  investors.................................................          $ 15.49
                                                                      =======


     The following table summarizes as of March 31, 2001, on a pro forma basis to reflect the same adjustments described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by:

     - the existing holders of common stock, and


     - the new investors in the offering and the exchange, assuming the sale of 6,000,000 shares offered hereby and issuance of 129,478 shares to our heart hospital partners, at an initial public offering price of $25.00 per share.


     The calculations are based upon total consideration given by new and existing stockholders, before any deduction of estimated underwriting discounts and commissions and offering expenses.


                                   SHARES OUTSTANDING      TOTAL CONSIDERATION      AVERAGE
                                  ---------------------   ----------------------   PRICE PER
                                    NUMBER      PERCENT      AMOUNT      PERCENT     SHARE
                                  -----------   -------   ------------   -------   ---------
Existing stockholders...........   11,838,548     65.9%   $216,820,166     58.6%    $18.31
New investors...................    6,129,478     34.1%   $153,236,950     41.4%    $25.00
                                  -----------    -----    ------------   ------
          Total.................   17,968,026    100.0%   $370,057,116    100.0%
                                  ===========    =====    ============   ======



     The foregoing discussion and tables assume no exercise of outstanding stock options. As of May 31, 2001, there were options outstanding to purchase a total of 2,332,165 shares of common stock at a weighted average exercise price of $18.17 per share and 760,335 shares of common stock reserved for future issuance under our equity incentive plans. To the extent any of these stock options are exercised, there will be further dilution to new investors.

                         THE GOING PRIVATE TRANSACTION

BACKGROUND

     Our predecessor company was developed in late 1988 and 1989 and for a number of years was primarily engaged in operating mobile and stationary cardiac catheterization laboratories. In 1994, our predecessor company completed an initial public offering and began developing its first heart hospital, which opened in 1996. In July 1998, our predecessor company was acquired by investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, individuals affiliated with Welsh, Carson, Anderson & Stowe and a management group that included Stephen R. Puckett, the predecessor company's chairman and chief executive officer, and David Crane, the predecessor company's chief operating officer. At the time of the going private transaction, an investment partnership sponsored by Welsh, Carson, Anderson & Stowe owned approximately 7.5% of our predecessor company's outstanding shares and had two representatives on its board of directors.

REASONS FOR THE GOING PRIVATE TRANSACTION AND THIS OFFERING

     In its evaluation of the going private transaction, a special committee of our predecessor company's board of directors considered a number of factors. The committee believed that the market price of our predecessor company's common stock did not reflect the value inherent in its then emerging heart hospital development strategy. The committee also was concerned that the market price of the common stock was too susceptible to significant fluctuations based on the performance of a single heart hospital. This was due primarily to the fact that the predecessor company's operating base of only four heart hospitals was not yet generating cash flow and earnings sufficient to absorb the development costs and pre-opening expenses associated with the three hospitals then under development. The committee also considered that the predecessor company might be managed more effectively at that point in its development as a private company not subject to pressures from public stockholders and market professionals to maintain and increase earnings per share.


     Since becoming a private company, we have opened five new heart hospitals, three of which were already under development at the time of the going private transaction, and sold one heart hospital. We have also improved our process for developing new heart hospitals, begun developing two additional hospitals, standardized and, when appropriate, centralized our operations across financial and operational areas and continued to strengthen our regulatory compliance program at the facility and corporate levels. As a result of the increase in the number of our heart hospitals and corresponding improvements in our development process, infrastructure and operational expertise, we believe that this is an appropriate time for us to access the capital markets to fund the execution of our heart hospital development strategy.


COSTS AND BENEFITS OF THE TRANSACTION TO PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The $19.00 per share cash consideration paid to the public stockholders of our predecessor company in the going private transaction valued the total equity of the predecessor company at $249.2 million. The purchase price for the equity of the predecessor company and related transaction fees and expenses of $19.6 million, of which $6.6 million was included in the purchase price, were funded with $203.5 million in cash, $25.6 million of equity-in-kind contributions and $33.0 million in new debt incurred by our predecessor company. The investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe contributed substantially all of the cash consideration. Messrs. Puckett and Crane made equity-in-kind contributions valued at $12.0 million and $2.2 million, respectively, and agreed to waive payments of $778,337 and $630,321, respectively, due to them under their employment agreements as a result of the change in control. In connection with the going private transaction, Messrs. Puckett and Crane received cash payments of $12.3 million and $2.8 million, respectively, for shares and options not contributed to the acquiring company, the termination of their employment agreements and entering into covenants not to compete.

     The following table illustrates the appreciation since the going private transaction in the value of common stock purchased or contributed by the investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, Messrs. Puckett and Crane and the directors affiliated with Welsh, Carson, Anderson & Stowe, based upon an assumed initial public offering price of $25.00 per share.

                                                           PURCHASE        VALUE AT      APPRECIATION
                                                           PRICE /        ESTIMATED          UPON
                                             NUMBER OF   CONTRIBUTION   INITIAL PUBLIC   COMPLETION OF
                STOCKHOLDER                   SHARES        VALUE       OFFERING PRICE     OFFERING
                -----------                  ---------   ------------   --------------   -------------
MedCath 1998 LLC...........................  5,568,522   $105,801,918    $139,213,050     $33,411,132
Welsh, Carson, Anderson & Stowe VII, L.P...  5,071,867   $ 96,365,473    $126,796,675     $30,431,202
Stephen R. Puckett.........................    594,022   $ 11,286,418    $ 14,850,550     $ 3,564,132
David Crane................................    105,924   $  2,012,556    $  2,648,100     $   635,544
WCAS Healthcare Partners, L.P..............     52,631   $    999,989    $  1,315,775     $   315,786
Paul B. Queally............................      3,947   $     74,993    $     98,675     $    23,682
D. Scott Mackesy...........................      1,316   $     25,004    $     32,900     $     7,896

     The following table illustrates the increases, since the going private transaction, in the value of options that were assumed or granted in connection with or after the going private transaction to Messrs. Puckett and Crane and the directors affiliated with Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, based upon an assumed initial public offering price of $25.00 per share.


                                                INCREASE IN OPTION VALUE
                                               ---------------------------
                                               EXERCISABLE   UNEXERCISABLE
                                               -----------   -------------
Stephen R. Puckett...........................  $1,623,144     $1,320,000
David Crane..................................  $1,326,786     $2,550,000
David H.S. Chung.............................  $   45,000             --
Edward A. Gilhuly............................  $   45,000             --
Paul B. Queally..............................  $   45,000             --
D. Scott Mackesy.............................  $   33,000             --


     The stockholder and registration rights agreements entered into by the investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe and Messrs. Puckett and Crane in connection with the going private transaction are described elsewhere in the prospectus under the heading "Certain Relationships and Related Party Transactions." The employment agreements entered into with Messrs. Crane and Puckett and the employee stock option plan adopted in connection with the going private transaction are described elsewhere in this prospectus under the headings "Management -- Employment Agreements" and "-- Employee Stock Option Plan."

           SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

     The historical consolidated balance sheet data as of September 30, 1996 and 1997, and the related consolidated statement of operations and cash flow data for each of the years then ended are derived from audited consolidated financial statements that are not included in this prospectus. The historical consolidated statement of operations and cash flow data for the ten month period ended July 31, 1998 are derived from the consolidated financial statements, together with the notes thereto, of our predecessor company, which were audited by Ernst & Young LLP and are included elsewhere in this prospectus. The historical consolidated statement of operations and cash flow data for the two month period ended September 30, 1998 and the related consolidated balance sheet data as of September 30, 1998 are derived from our consolidated financial statements, which were audited by Ernst & Young LLP and are included elsewhere in this prospectus. The historical consolidated statement of operations and cash flow data and the related consolidated balance sheet data as of and for the years ended September 30, 1999 and 2000 are derived from our consolidated financial statements, which were audited by Deloitte & Touche LLP and are included elsewhere in this prospectus. The historical consolidated statement of operations and cash flow data, and the related consolidated balance sheet data, as of and for the six months ended March 31, 2000 and 2001 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In our opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our consolidated results of operations, cash flows and financial condition for these periods. The unaudited interim consolidated results of operations are not necessarily indicative of the consolidated results of operations for any other interim period or for any fiscal year as a whole. The unaudited pro forma consolidated financial data for the year ended September 30, 2000 and as of and for the six months ended March 31, 2001 are derived from the unaudited pro forma consolidated financial data included elsewhere in this prospectus. You should read the summary selected consolidated financial and other information in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes as indicated. All of these materials are contained later in this prospectus.

                              PREDECESSOR COMPANY(A)                     MEDCATH HOLDINGS, INC.
                          -------------------------------   -------------------------------------------------
                                                                                       YEAR ENDED
                                                                                      SEPTEMBER 30,
                              YEAR ENDED       TEN MONTHS    TWO MONTHS     ---------------------------------
                            SEPTEMBER 30,        ENDED          ENDED                              PRO FORMA
                          ------------------    JULY 31,    SEPTEMBER 30,                         AS ADJUSTED
                           1996       1997        1998          1998          1999       2000       2000(B)
                          -------   --------   ----------   -------------   --------   --------   -----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net revenue.............  $66,191   $110,910    $155,897       $34,574      $255,756   $332,342    $325,673
Personnel expense.......   18,310     29,986      44,204        10,804        77,406     96,884      95,616
Medical supplies
 expense................    9,742     17,561      26,957         8,295        60,875     82,780      80,526
Bad debt expense........      735      2,083       4,842         1,227        13,021     16,668      14,646
Other operating
 expenses(c)............   20,858     32,599      45,347        10,797        71,510     80,868      79,092
Depreciation and
 amortization...........    6,649     12,855      19,549         4,215        31,035     38,236      38,532
Gain on sale of
 hospital...............       --         --          --            --            --         --          --
Loss (gain)on disposal
 of property and
 equipment..............       --         --         380            --         1,314        (69)        (11)
Impairment of long-lived
 assets.................       --         --          --            --        10,935         --          --
Merger expenses(d)......       --         --       6,590            --            --         --          --
                          -------   --------    --------       -------      --------   --------    --------
Income (loss) from
 operations.............    9,897     15,826       8,028          (764)      (10,340)    16,975      17,272
Interest expense........   (2,107)    (5,236)     (9,221)       (2,385)      (21,667)   (29,047)    (23,990)
Interest income.........    1,584      2,218       1,504           380         2,533      3,428       1,502
Other income (expense),
 net....................       --         --          --            --           168        301         301
Equity in net earnings
 (losses) of
 unconsolidated
 affiliates.............      104         --          34          (842)       (5,640)    (2,011)       (572)
                          -------   --------    --------       -------      --------   --------    --------
Income (loss) before
 minority interests,
 income taxes and
 extraordinary loss.....    9,478     12,808         345        (3,611)      (34,946)   (10,354)     (5,487)
Minority interests......     (979)    (1,539)     (2,832)         (377)       (6,322)    (3,305)     (1,982)
                          -------   --------    --------       -------      --------   --------    --------
Income (loss) before
 income taxes and
 extraordinary loss.....    8,499     11,269      (2,487)       (3,988)      (41,268)   (13,659)     (7,469)
Income tax (expense)
 benefit................   (3,297)    (4,315)        (34)        1,365         1,338         24          24
                          -------   --------    --------       -------      --------   --------    --------
Income (loss) before
 extraordinary loss.....    5,202      6,954      (2,521)       (2,623)      (39,930)   (13,635)     (7,445)
Extraordinary loss......       --       (230)         --            --            --         --          --
                          -------   --------    --------       -------      --------   --------    --------
Net income (loss).......  $ 5,202   $  6,724    $ (2,521)      $(2,623)     $(39,930)  $(13,635)   $ (7,445)
                          =======   ========    ========       =======      ========   ========    ========
Net income (loss) per
 share, basic:..........       --         --          --       $ (0.22)     $  (3.37)  $  (1.15)   $  (0.41)
                                                               =======      ========   ========    ========
 Weighted average number
   of shares, basic
   (e)..................       --         --          --        11,861        11,836     11,837      17,966
                                                               =======      ========   ========    ========
Net income (loss) per
 share, diluted:........       --         --          --       $ (0.22)     $  (3.37)  $  (1.15)   $  (0.41)
                                                               =======      ========   ========    ========
 Weighted average number
   of shares, diluted
   (e)..................       --         --          --        11,861        11,836     11,837      17,966
                                                               =======      ========   ========    ========

                               MEDCATH HOLDINGS, INC.
                          ---------------------------------
                                  SIX MONTHS ENDED
                                      MARCH 31,
                          ---------------------------------
                                                 PRO FORMA
                                                AS ADJUSTED
                            2000       2001       2001(B)
                          --------   --------   -----------
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net revenue.............  $163,413   $194,398    $197,925
Personnel expense.......    45,825     54,211      56,472
Medical supplies
 expense................    41,246     48,421      49,281
Bad debt expense........     5,269     10,527      10,393
Other operating
 expenses(c)............    39,395     45,452      46,130
Depreciation and
 amortization...........    18,880     19,263      19,732
Gain on sale of
 hospital...............        --    (13,461)         --
Loss (gain)on disposal
 of property and
 equipment..............       (13)      (134)       (134)
Impairment of long-lived
 assets.................        --        985         985
Merger expenses(d)......        --         --          --
                          --------   --------    --------
Income (loss) from
 operations.............    12,811     29,134      15,066
Interest expense........   (14,356)   (13,837)    (11,818)
Interest income.........     1,670      1,582         453
Other income (expense),
 net....................       260       (351)       (351)
Equity in net earnings
 (losses) of
 unconsolidated
 affiliates.............    (1,184)    (1,843)     (1,274)
                          --------   --------    --------
Income (loss) before
 minority interests,
 income taxes and
 extraordinary loss.....      (799)    14,685       2,076
Minority interests......    (2,804)   (10,440)     (1,695)
                          --------   --------    --------
Income (loss) before
 income taxes and
 extraordinary loss.....    (3,603)     4,245         381
Income tax (expense)
 benefit................        --       (128)       (128)
                          --------   --------    --------
Income (loss) before
 extraordinary loss.....    (3,603)     4,117         253
Extraordinary loss......        --         --          --
                          --------   --------    --------
Net income (loss).......  $ (3,603)  $  4,117    $    253
                          ========   ========    ========
Net income (loss) per
 share, basic:..........  $  (0.30)  $   0.35    $   0.01
                          ========   ========    ========
 Weighted average number
   of shares, basic
   (e)..................    11,837     11,838      17,967
                          ========   ========    ========
Net income (loss) per
 share, diluted:........  $  (0.30)  $   0.34    $   0.01
                          ========   ========    ========
 Weighted average number
   of shares, diluted
   (e)..................    11,837     11,937      18,066
                          ========   ========    ========

                               PREDECESSOR COMPANY(A)                    MEDCATH HOLDINGS, INC.
                          --------------------------------   -----------------------------------------------
                                                                                       YEAR ENDED
                                                                                      SEPTEMBER 30,
                              YEAR ENDED        TEN MONTHS    TWO MONTHS     -------------------------------
                             SEPTEMBER 30,        ENDED          ENDED
                          -------------------    JULY 31,    SEPTEMBER 30,                         PRO FORMA
                            1996       1997        1998          1998          1999       2000      2000(B)
                          --------   --------   ----------   -------------   --------   --------   ---------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CASH FLOW AND OTHER
 DATA:
Net cash provided by
 (used in) operating
 activities.............  $  7,115   $ 14,992    $  6,024       $ 1,069      $  9,988   $ 16,626        --
Net cash provided by
 (used in) investing
 activities.............  $(98,693)  $(55,016)   $(89,772)      $(2,519)     $(57,571)  $(13,163)       --
Net cash provided by
 (used in) financing
 activities.............  $ 89,782   $ 52,605    $ 83,121       $10,055      $ 50,430   $(24,274)       --
EBITDA, as defined(f)...  $ 16,546   $ 28,451    $ 27,577       $ 3,451      $ 20,863   $ 55,512        --
Adjusted EBITDA, as
 defined(f).............  $ 16,546   $ 28,681    $ 34,167       $ 5,198      $ 38,446   $ 56,061        --
SELECTED OPERATING DATA:
Number of
 hospitals(g)...........         1          2           3             3             4          6         6
Licensed beds(g)(h).....        60        144         203           203           261        355       355
Beds in service(g)(i)...        60        116         182           182           261        355       355
Admissions(j)...........     1,304      4,056       5,688         1,200        14,054     20,511    20,675
Adjusted
 admissions(k)..........     1,499      4,717       6,652         1,407        16,512     25,213    24,950
Patient days(l).........     6,770     20,791      29,746         5,823        62,765     85,239    78,958
Average length of stay
 (days)(m)..............       5.2        5.1         5.2           4.9           4.5        4.2       3.8
Inpatient
 catheterization
 procedures.............        --      2,402       3,416           740         7,687     10,821    10,544
Inpatient surgical
 procedures.............        --      1,570       2,126           492         4,657      6,354     5,833

                              MEDCATH HOLDINGS, INC.
                          -------------------------------
                                 SIX MONTHS ENDED
                                     MARCH 31,
                          -------------------------------

                                                PRO FORMA
                            2000       2001      2001(B)
                          --------   --------   ---------
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CASH FLOW AND OTHER
 DATA:
Net cash provided by
 (used in) operating
 activities.............  $(11,500)  $  7,926        --
Net cash provided by
 (used in) investing
 activities.............  $(11,215)  $ 41,544        --
Net cash provided by
 (used in) financing
 activities.............  $ 16,492   $(46,546)       --
EBITDA, as defined(f)...  $ 31,951   $ 48,046        --
Adjusted EBITDA, as
 defined(f).............  $ 32,184   $ 35,927        --
SELECTED OPERATING DATA:
Number of
 hospitals(g)...........         6          5         6
Licensed beds(g)(h).....       355        295       355
Beds in service(g)(i)...       355        295       355
Admissions(j)...........     9,824     12,737    13,402
Adjusted
 admissions(k)..........    12,056     15,421    15,989
Patient days(l).........    41,831     53,799    53,133
Average length of stay
 (days)(m)..............       4.3        4.2       4.0
Inpatient
 catheterization
 procedures.............     5,132      6,387     6,359
Inpatient surgical
 procedures.............     3,060      3,959     3,653



                                                                                    MEDCATH HOLDINGS, INC.
                                        PREDECESSOR COMPANY(A)    ----------------------------------------------------------
                                        -----------------------                                         MARCH 31, 2001
                                             SEPTEMBER 30,                SEPTEMBER 30,            -------------------------
                                        -----------------------   ------------------------------                PRO FORMA
                                           1996         1997        1998       1999       2000      ACTUAL    AS ADJUSTED(B)
                                        ----------   ----------   --------   --------   --------   --------   --------------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-
 term investments.....................   $ 61,693     $ 42,951    $ 25,585   $ 28,432   $  7,621   $ 10,545      $ 95,997
Working capital.......................   $ 64,816     $ 47,498    $ 34,434   $ 35,435   $ 14,306   $ 20,424      $116,578
Total assets..........................   $181,681     $259,008    $489,011   $472,285   $486,078   $463,482      $611,861
Long-term debt and capital leases,
 excluding current maturities.........   $ 45,896     $ 98,863    $217,635   $235,698   $248,101   $215,029      $225,088
Other long-term obligations...........         --           --          --   $  3,295   $    151   $     89      $  3,927
Stockholders' equity..................   $120,245     $127,137    $215,024   $174,260   $160,625   $164,749      $302,233


------------

(a) In July 1998, affiliates of Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe and members of our management team acquired our predecessor company from its public stockholders in a merger transaction.
(b) See "Unaudited Pro Forma Consolidated Financial Data" beginning on page P-1 for information regarding the unaudited pro forma adjustments made to MedCath's historical data.
(c) Under our predecessor company's accounting policies, through July 31, 1998, organization costs were capitalized and amortized using the straight-line method over five years, and start-up costs incurred prior to the opening of heart hospitals and other new facilities were capitalized and amortized using the straight-line method over two to three years beginning with the commencement of operations. As of the completion of the merger described in note (a) above, we adopted the provisions of Statement of Position 98-5 "Reporting on the Costs of Start-up Activities." Accordingly, organization and start-up costs have been expensed as incurred in the periods subsequent to July 31, 1998.
(d) Includes the fees and expenses incurred in executing the merger transaction discussed in footnote (a) above.
(e) See Note 10 to consolidated financial statements included elsewhere in this prospectus.
(f) EBITDA, as defined represents net income (loss) before interest, income taxes, depreciation, amortization, equity in income of unconsolidated subsidiaries and minority interest. Adjusted EBITDA, as defined is defined as EBITDA, as defined adjusted to exclude impairment of long-lived assets, merger costs, extraordinary loss, gain on sale of hospital, and pre-opening expenses (costs incurred prior to the opening of a heart hospital). EBITDA, as defined and adjusted EBITDA, as defined should not be considered measures of financial performance under accounting principles generally accepted in the United States. Items excluded from EBITDA, as defined and adjusted EBITDA, as defined are significant components in understanding and assessing financial performance. EBITDA, as defined and adjusted EBITDA, as defined are key measures used by management to evaluate our operations and provide useful information to investors. EBITDA, as defined and adjusted EBITDA, as defined should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA, as defined and adjusted EBITDA, as defined are not measurements determined in accordance with accounting principles generally accepted in the United States and are thus susceptible to varying calculations, these measurements as presented may not be comparable to similarly titled measurements of other companies.
(g) Hospitals in operation as of end of period.
(h) Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.
(i) Beds in service are the number of beds that are readily available for patient use.
(j) Admissions represent the number of patients admitted for inpatient treatment for all periods except the year ended September 30, 1996. The number included for that year represents discharges, as admissions data is not available.
(k) Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross inpatient revenue and then dividing that number by gross patient revenue.
(l) Patient days represent the total number of days of care provided to inpatients.
(m) Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and related financial data should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     We develop, own and operate hospitals focused on providing cardiology and cardiovascular services. While each of our heart hospitals is licensed as a general acute care hospital, we design and operate our heart hospitals with a focus on the unique needs of patients suffering from cardiovascular disease. Since January 1994, we have developed nine heart hospitals in seven states, including Arizona, Arkansas, California, New Mexico, Ohio, South Dakota and Texas. As of May 31, 2001, we had eight heart hospitals in operation with a total of 460 licensed beds and had sold one hospital in McAllen, Texas. We have begun development on our ninth hospital, which will be located in Texas, and our tenth hospital, which will be located in Louisiana. Our two hospitals under development are expected to have a total of 158 licensed beds. Our heart hospital division accounted for 81.6% of our net revenue for our fiscal year ended September 30, 2000. In addition to our heart hospitals, we provide cardiovascular care services in diagnostic and therapeutic facilities in seven states and through mobile cardiac catheterization laboratories. We also provide consulting and management services tailored to cardiologists and cardiovascular surgeons.

HEART HOSPITAL OWNERSHIP


     Each of our hospitals is organized as a limited liability company or limited partnership, with one of our wholly owned subsidiaries serving as the manager or general partner and typically holding approximately 51% of the ownership interest in the entity. Our physician partners typically own the remaining ownership interests as members or limited partners. In some instances, local market conditions have made it advantageous for us to organize a heart hospital with a community hospital investing as a partner in addition to physicians. In those instances, we generally hold a minority interest in the hospital with the community hospital and physician partners owning the remaining interests also as minority partners. We include in our consolidated financial statements heart hospitals over which we exercise substantive control, including all hospitals in which we own more than a 50% interest and one hospital in which we own less than a 50% interest but over which we have substantive control. We use the equity method of accounting for heart hospitals in which we hold less than a 50% interest and over which we do not exercise substantive control. Concurrent with our initial public offering, we will complete the exchange that will increase our ownership interest in five of our heart hospitals. As a result of the exchange, we will begin consolidating the Tucson Heart Hospital for which we have previously been required to use the equity method of accounting.


GOING PRIVATE TRANSACTION


     Our predecessor company was developed in late 1988 and 1989 by our chairman and our president and chief executive officer, and for a number of years was primarily engaged in operating mobile and other cardiac catheterization laboratories. In 1994, our predecessor company completed an initial public offering and began developing its first heart hospital, which opened in 1996. By July 1998, our predecessor company had developed and opened three additional heart hospitals. In July 1998, several private investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, individuals affiliated with their sponsors, and members of our management team acquired our predecessor company from its public stockholders for $19.00 per share in an transaction that valued the total equity of the predecessor company at $249.2 million. The purchase price for the equity of the predecessor company and related transaction fees and expenses of $19.6 million, of which

$6.6 million was included in the purchase price, were funded with $203.5 million in cash, $25.6 million of equity-in-kind contributions and $33.0 million in new debt incurred by our predecessor company. We recorded goodwill in connection with our going private transaction of $116.1 million. Based on our assessment of its useful life, we are currently amortizing this goodwill over 40 years.

SALE OF MCALLEN HEART HOSPITAL

     During 2000, we were approached with two offers to buy our McAllen Heart Hospital, in which we owned a 50.2% interest. On March 1, 2001, the hospital was sold to an affiliate of Universal Health Services, Inc. for approximately $56.0 million. Approximately $38.0 million of the sale proceeds were used to repay the hospital's long-term debt, including intercompany debt. The net proceeds of the sale have been and will be distributed to the owners of the hospital based on their respective ownership percentages.

THE EXCHANGE


     Concurrent with our initial public offering, we will complete a series of transactions that we undertook to prepare for this offering. To increase our ownership in some of our heart hospitals, we offered our partners in those hospitals the opportunity either to exchange a portion of their ownership interests in the heart hospital for shares of our common stock valued at the public offering price or to sell a portion of their ownership interests to us for cash. We have also entered into a separate agreement to purchase additional ownership interests in our Arkansas Heart Hospital for cash. When we complete the exchange, we will issue a total of 129,478 shares of common stock, assuming a public offering price per share of $25.00, and pay a total of $25.4 million in cash to our partners. The shares of common stock issued in the exchange will be in addition to the shares sold in the public offering. The table below indicates our heart hospital ownership percentages in these five hospitals before and after we complete the exchange.



                                                                            MEDCATH OWNERSHIP
                                                                           -------------------
                                                                            BEFORE     AFTER
NAME                                                         LOCATION      EXCHANGE   EXCHANGE
----                                                      ---------------  --------   --------
Arizona Heart Hospital..................................  Phoenix, AZ        51.0%      70.6%
Arkansas Heart Hospital.................................  Little Rock, AR    51.0%      70.3%
Dayton Heart Hospital...................................  Dayton, OH         52.5%      66.5%
Heart Hospital of Austin................................  Austin, TX         51.5%      70.9%
Tucson Heart Hospital...................................  Tucson, AZ         33.3%      58.6%


NEW HOSPITAL DEVELOPMENT

     As of May 31, 2001, we had two hospitals under development. The first hospital, which will focus on cardiovascular care as well as orthopedics, neurology, obstetrics and gynecology, will be located in Harlingen, Texas. The second hospital is a heart hospital that will be located near the adjacent towns of Slidell and Covington, Louisiana. We expect to begin construction on the hospital in Texas in June 2001 and on the hospital in Louisiana later in 2001. We plan to open both hospitals in late 2002. We have identified two additional locations in which we are actively considering the development of heart hospitals. The following table sets forth certain expected characteristics of our two hospitals under development.

                                                                MEDCATH    LICENSED   CATH   OPERATING
NAME                                     LOCATION              OWNERSHIP     BEDS     LABS     ROOMS
----                               ---------------------       ---------   --------   ----   ---------
Harlingen Medical Center               Harlingen, TX             51.1%       112       2         7
Louisiana Heart Hospital           Slidell/Covington, LA         51.0%        46       3         3

     Once a new heart hospital venture is formed and the partners have contributed their capital, it typically takes approximately 18 to 24 months to develop the heart hospital. The development costs, including the cost of equipment and capitalized construction period interest, generally range from $30 million to $55 million depending on the size of the hospital and its location. These costs are incurred throughout the construction period, with approximately 50% of the costs being incurred in the last six months before opening the hospital. In addition, we incur pre-opening expenses throughout the development process, with the majority of these expenses incurred during the six to eight month period immediately prior to opening the heart hospital. To date, our pre-opening expenses have ranged between $3.0 million and $6.1 million per hospital. Approximately 45% of these pre-opening expenses are for personnel and 10% for marketing and advertising. The balance is distributed among several categories including staff recruitment and relocation, office and equipment rentals, travel and meals for the staff and other operating expenses such as property taxes, legal expenses, insurance and utilities. We expect to begin development on between one and three new heart hospitals each year.

HOSPITAL PERFORMANCE

     Our hospitals typically experience significant growth in local market share, net revenue, EBITDA, as defined and operating income during the first several years of operations. This period varies from market to market due to a number of factors, including demographics, the number and type of competitors and number and type of payors. The following table sets forth the aggregate net revenue, EBITDA, as defined and operating (loss) income in the last three fiscal years of the two heart hospitals that we opened in fiscal 1998, one of which was not consolidated, and the two hospitals that we opened in fiscal 1999. The dates on which we opened these hospitals are set forth in the table under "Business -- Our Heart Hospitals."


                                                          FISCAL YEAR ENDED SEPTEMBER 30,
                                                          --------------------------------
                                                            1998        1999        2000
                                                          --------   ----------   --------
                                                                   (IN THOUSANDS)
Net revenue:
  1998 heart hospitals..................................  $ 27,398    $ 74,039    $102,132
  1999 heart hospitals(1)...............................        --    $ 26,028    $ 75,808
Adjusted EBITDA, as defined:
  1998 heart hospitals..................................  $ (6,561)   $ 14,076    $ 21,886
  1999 heart hospitals(1)...............................        --    $    758    $ 13,507
Adjusted operating (loss) income(2):
  1998 heart hospitals..................................  $(13,302)   $  6,633    $ 13,692
  1999 heart hospitals(1)...............................        --    $ (3,010)   $  5,047


---------------

(1) One of the heart hospitals that we opened in September 1999 was not consolidated in fiscal 1999. Due to a change in the substantive control of this hospital, we began consolidating it in fiscal 2000.
(2) Adjusted operating (loss) income excluding pre-opening expenses incurred prior to the opening of a heart hospital.

REVENUE RECOGNITION

     Amounts we receive for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third-party payors such as commercial insurers and health maintenance organizations, are generally less than our established billing rates. As a result, net revenue for services rendered to patients is reported at the estimated net realizable amounts from patients, third-party payors and others as services are rendered. Final settlements under these programs are subject to adjustment based on administrative review and audit by third parties. We record adjustments to the estimated billings as contractual adjustments in the periods that such adjustments become known.

     Management fee revenue in our diagnostic services division is recognized under fixed-rate and percentage-of-income arrangements as services are rendered. In some cases, this division also recognizes management fee revenue under cost reimbursement and equipment lease arrangements. Our cardiology consulting and management division recognizes management fee revenue under various percentage-of-income and cost reimbursement arrangements.

SOURCES OF REVENUE BY DIVISION

     The largest percentage of net revenue is attributable to our hospital division, which reflects our continuing strategic focus and investment in new hospitals. Based on our continued investment in the development of heart hospitals, we believe our hospital division's percentage of net revenue will continue to increase.

     The following table sets forth the percentage contribution of each of our divisions to net revenue in the periods indicated, pro forma to reflect the sale of our McAllen Heart Hospital and the consolidation of the Tucson Heart Hospital resulting from the exchange.


                                                                   PRO FORMA
                                                       ----------------------------------
                                                         YEAR ENDED      SIX MONTHS ENDED
                                                       SEPTEMBER 30,        MARCH 31,
                                                       --------------    ----------------
DIVISION                                               1999     2000     2000       2001
--------                                               -----    -----    -----      -----
Hospital.............................................   74.3%    81.2%    80.1%      83.4%
Diagnostic services..................................   17.0%    12.6%    13.9%      10.9%
Cardiology consulting and management services........    8.4%     5.9%     5.9%       5.5%
Corporate and other..................................    0.3%     0.3%     0.2%       0.2%
                                                       -----    -----    -----      -----
          Net revenue................................  100.0%   100.0%   100.0%     100.0%
                                                       =====    =====    =====      =====


SOURCES OF REVENUE BY PAYOR

     We receive payments for our services rendered to patients from the Medicare and Medicaid programs, commercial insurers, health maintenance organizations, and our patients directly. Generally, our revenue is determined by a number of factors, including the payor mix, the number and nature of procedures performed and the rate of payment for the procedures. Since cardiovascular disease disproportionately affects elderly people, our proportion of revenue derived from the Medicare program is higher than in most general acute care hospitals. Our newly opened hospitals typically have a lower percentage of revenue derived from patients covered by commercial insurers and health maintenance organizations, as contracts with these payors are negotiated only after a new hospital has been in operation for a long enough period of time to develop a reputation for providing quality care in its market. The following table sets forth the percentage of consolidated hospital net revenue we earned by category of payor in our last two fiscal years and the six months ended March 31, 2001.

                                                            YEAR ENDED
                                                           SEPTEMBER 30,
                                                           -------------   SIX MONTHS ENDED
PAYOR                                                      1999    2000     MARCH 31, 2001
-----                                                      -----   -----   ----------------
Medicare and Medicaid....................................   65.6%   61.3%        66.7%
Commercial and other.....................................   34.4%   38.7%        33.3%
                                                           -----   -----        -----
  Total hospital net revenue.............................  100.0%  100.0%       100.0%
                                                           =====   =====        =====

     Payments we receive from the Medicare and Medicaid programs for services rendered to patients also comprise a significant part of our total net revenue. The following table sets forth the percentage of consolidated net revenue we earned by category of payor in our last two fiscal years and the six months ended March 31, 2001.

                                                            YEAR ENDED          SIX MONTHS
                                                           SEPTEMBER 30,          ENDED
                                                        -------------------   --------------
PAYOR                                                     1999       2000     MARCH 31, 2001
-----                                                   --------   --------   --------------
Medicare and Medicaid.................................     49.8%      50.2%         55.6%
Commercial and other..................................     50.2%      49.8%         44.4%
                                                        --------   --------      --------
          Total net revenue...........................    100.0%     100.0%        100.0%
                                                        ========   ========      ========

     We expect the net revenue that we receive from the Medicare program as a percentage of total net revenue to increase because the percentage of our total net revenue generated by our heart hospitals will continue to increase as we open new heart hospitals. Other factors that will cause our percentage of hospital revenue received from Medicare to increase include our focus on cardiovascular disease, which disproportionately affects elderly people, the general aging of the population and the restoration of some payments under the Balanced Budget Refinement Act of 1999 and the Benefits Improvement and Protection Act of 2000.

     The payment rates under the Medicare program for inpatients are based on a prospective payment system, which correlates to the physician's diagnosis of the patient's illness. While these rates are indexed for inflation annually, the increases have historically been less than actual inflation. A reduced rate of increase in Medicare payments may have an adverse impact on our net revenue. We are also reimbursed by non-governmental payors using a variety of payment methodologies, such as fee-for-service charges and rates based on diagnosis-related groups, or DRGs. We maintain a strict policy against accepting managed care agreements that are not DRG-based. We limit the amount of per diem contracts we accept from managed care organizations because we believe these contracts do not reimburse us sufficiently for the efficiencies that we achieve in our hospitals. We do not accept capitation contracts from any payors.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, information expressed as a percentage of net revenue. This information has been derived from the consolidated statements of operations included elsewhere in this prospectus.

                         PREDECESSOR        MEDCATH                                      YEAR ENDED
                           COMPANY       HOLDINGS, INC.        COMBINED(A)              SEPTEMBER 30,
                         TEN MONTHS        TWO MONTHS              YEAR          ---------------------------
                            ENDED            ENDED                ENDED                           PRO FORMA
                          JULY 31,       SEPTEMBER 30,        SEPTEMBER 30,                      AS ADJUSTED
                            1998              1998                 1998          1999    2000      2000(B)
                         -----------   ------------------   ------------------   -----   -----   -----------
Net revenue............     100.0%           100.0%               100.0%         100.0%  100.0%     100.0%
Personnel expense......      28.4%            31.2%                28.9%          30.3%   29.2%      29.4%
Medical supplies
 expense...............      17.3%            24.0%                18.5%          23.8%   24.9%      24.7%
Bad debt expense.......       3.1%             3.5%                 3.2%           5.1%    5.0%       4.5%
Other operating
 expenses..............      29.1%            31.2%                29.5%          28.0%   24.3%      24.3%
Depreciation...........       7.6%             9.5%                 7.9%           9.9%    9.1%       9.2%
Amortization...........       5.0%             2.6%                 4.5%           2.3%    2.5%       2.7%
Loss (gain) on disposal
 of property and
 equipment.............       0.2%              --                  0.2%           0.5%     --         --
Gain on sale of
 hospital..............        --               --                   --             --      --         --
Impairment of long-
 lived assets..........        --               --                   --            4.3%     --         --
Merger expenses........       4.2%              --                  3.5%            --      --         --
Income (loss) from
 operations............       5.1%            (2.2)%                3.8%          (4.0)%   5.1%       5.3%
Interest expense.......      (5.9)%           (6.9)%               (6.1)%         (8.5)%  (8.7)%     (7.4)%
Interest income........       1.0%             1.1%                 1.0%           1.0%    1.0%       0.5%
Other income (expense),
 net...................        --               --                   --            0.1%    0.1%       0.1%
Equity in net losses of
 unconsolidated
 affiliates............        --%            (2.4)%               (0.4)%         (2.2)%  (0.6)%     (0.2)%
Income (loss) before
 minority interests and
 income taxes..........       0.2%           (10.4)%               (1.7)%        (13.7)%  (3.1)%     (1.7)%
Minority interests.....      (1.8)%           (1.1)%               (1.7)%         (2.5)%  (1.0)%     (0.6)%
Income (loss) before
 income taxes..........      (1.6)%          (11.5)%               (3.4)%        (16.1)%  (4.1)%     (2.3)%
Income tax benefit
 (expense).............        --              3.9%                 0.7%           0.5%     --         --
Net income (loss)......      (1.6)%           (7.6)%               (2.7)%        (15.6)%  (4.1)%     (2.3)%

                              SIX MONTHS ENDED
                                  MARCH 31,
                         ---------------------------
                                          PRO FORMA
                                         AS ADJUSTED
                         2000    2001      2001(B)
                         -----   -----   -----------
Net revenue............  100.0%  100.0%     100.0%
Personnel expense......   28.0%   27.9%      28.5%
Medical supplies
 expense...............   25.2%   24.9%      24.9%
Bad debt expense.......    3.2%    5.4%       5.3%
Other operating
 expenses..............   24.1%   23.4%      23.3%
Depreciation...........    9.1%    7.7%       7.7%
Amortization...........    2.4%    2.2%       2.2%
Loss (gain) on disposal
 of property and
 equipment.............     --    (0.1)%     (0.1)%
Gain on sale of
 hospital..............     --    (6.9)%       --
Impairment of long-
 lived assets..........     --     0.5%       0.5%
Merger expenses........     --      --         --
Income (loss) from
 operations............    7.8%   15.0%       7.6%
Interest expense.......   (8.8)%  (7.1)%     (6.0)%
Interest income........    1.0%    0.8%       0.2%
Other income (expense),
 net...................    0.2%   (0.2)%     (0.2)%
Equity in net losses of
 unconsolidated
 affiliates............   (0.7)%  (0.9)%     (0.6)%
Income (loss) before
 minority interests and
 income taxes..........   (0.5)%   7.6%       1.0%
Minority interests.....   (1.7)%  (5.4)%     (0.9)%
Income (loss) before
 income taxes..........   (2.2)%   2.2%       0.2%
Income tax benefit
 (expense).............     --    (0.1)%     (0.1)%
Net income (loss)......   (2.2)%   2.1%       0.1%


------------

(a) The statement of operations of the Predecessor Company for the ten months ended July 31, 1998 is combined with the statement of operations of MedCath Holdings, Inc. for the two months ended September 30, 1998. The combined presentation is not in conformity with accounting principles generally accepted in the United States but is included for comparative purposes.
(b) See "Unaudited Pro Forma Consolidated Financial Data" beginning on page P-1 for information regarding the unaudited pro forma adjustments made to our historical consolidated financial data.

SIX MONTHS ENDED MARCH 31, 2001 COMPARED TO SIX MONTHS ENDED MARCH 31, 2000

     Net revenue increased $31.0 million, or 19.0%, to $194.4 million for the six months ended March 31, 2001, the first six months of our fiscal year 2001, from $163.4 million for the six months ended March 31, 2000, the first six months of our fiscal year 2000. Of the $31.0 million increase in net revenue, $29.4 million was generated by our hospital division. Of the $29.4 million increase in our hospital division, $18.1 million was generated by one heart hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000. Generally, the number of procedures, and therefore net revenue, is lower during the first few months following the opening of a new heart hospital than in later periods when the heart hospital has established itself in the market. These two new heart hospitals followed this trend and an increasing number of procedures were performed throughout their first year of operation. The remaining $11.3 million increase in the hospital division's net revenue was primarily due to a $14.5 million increase resulting from an increased number of procedures performed in our heart hospitals that had been open for more than 12 months as of March 31, 2000, offset in part by a $3.5 million decrease resulting from the sale of McAllen Heart Hospital on March 1, 2001. The remaining $1.6 million increase in net revenue was primarily due to an increase in management fees paid to us by physician practices under management in our cardiology consulting and management division. Net revenue in our diagnostic services division was approximately the same in both fiscal periods.

     Personnel expense increased $8.4 million, or 18.3%, to $54.2 million for the first six months of fiscal 2001 from $45.8 million for the first six months of fiscal 2000. Of the $8.4 million increase in personnel expense, $4.4 million was due to one heart hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000. These new heart hospitals experienced a significant increase in the number of procedures performed between the first six months of fiscal 2000 and fiscal 2001, and consequently, the staffing requirements in the hospitals during the first six months of fiscal 2001 were considerably higher than in the first six months of fiscal 2000. The remaining $4.0 million increase was due to higher health costs, higher wage rates, increased hospital staffing to support the growth in number of procedures performed, and increased use of agency nurses in our heart hospitals that had been open for more than 12 months as of March 31, 2000, offset in part by the decrease in personnel expense resulting from the sale of McAllen Heart Hospital on March 1, 2001. The increased use of agency nurses was primarily in response to the nationwide shortage of qualified nurses, and the cost of these agency nurses is generally higher than our employee nurses. Personnel expense in our diagnostic services and our cardiology consulting and management divisions were approximately the same in both fiscal years. As a percentage of net revenue, personnel expenses remained relatively flat at 27.9% for the first six months of fiscal 2001 compared to 28.0% for the first six months of fiscal 2000. We expect personnel expense to increase in future periods as we continue to develop new hospitals and continue to increase wage rates and benefits to recruit and retain nurses and other hospital staff.

     Medical supplies expense increased $7.2 million, or 17.5%, to $48.4 million for the first six months of fiscal 2001 from $41.2 million for the first six months of fiscal 2000. Of the $7.2 million increase in medical supplies expense, $2.4 million was due to one heart hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000. These new heart hospitals experienced a significant increase in the number of procedures performed between the first six months of fiscal 2000 and fiscal 2001, and consequently, the volume of medical supplies used during the first six months of fiscal 2001 was considerably higher than during the first six months of fiscal 2000. The remaining $4.8 million increase was primarily due to a higher number of procedures performed at heart hospitals that had been opened for more than 12 months as of March 31, 2000 and an increased level of unreimbursed research activities in one of our heart hospitals, offset in part by the decrease in medical supplies expense resulting from the sale of McAllen Heart Hospital on March 1, 2001. As a percentage of net revenue, medical supplies expense decreased to 24.9% for the first six months of fiscal 2001 from 25.2% for the first six months of fiscal 2000. This decrease was due to reduced pricing realized from volume purchasing opportunities partially offset by the cost of medical supplies used in connection with an increased level of unreimbursed research activities in one of our heart hospitals. We expect medical supplies expense to increase in future periods as we continue to develop new heart hospitals and increase the number of procedures performed at our existing heart hospitals.


     Bad debt expense increased $5.2 million, or 98.1%, to $10.5 million for the first six months of fiscal 2001 from $5.3 million for the first six months of fiscal 2000. Of the $5.2 million increase in bad debt expense, $1.7 million was due to one heart hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000. The remaining $3.5 million increase was due to a higher number of procedures performed at heart hospitals that had been open for more than 12 months as of March 31, 2000, an increase in the bad debt reserves for self-pay revenue and other reserves in our heart hospitals. As a percentage of net revenue, bad debt expense increased to 5.4% for the first six months of fiscal 2001 from 3.2% for the first six months of fiscal 2000.

     Other operating expenses increased $6.1 million, or 15.5%, to $45.5 million for the first six months of fiscal 2001 from $39.4 million for the first six months of fiscal 2000. Other operating expenses include maintenance, rent, property taxes, utilities, meals and entertainment, advertising, travel, professional fees, contract services and support services provided to operating divisions by our corporate office. Of the $6.1 million increase in other operating expenses, $3.1 million was due to one heart hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000. The remaining $3.0 million increase was primarily in property taxes and utility costs in certain of our markets and an increase in contract services in our heart hospitals that had been open for more than 12 months as of March 31, 2000. These increases in our hospital division were offset in part by the decrease resulting from the sale of McAllen Heart Hospital on March 1, 2001. Our cardiology consulting and management division also incurred an increase in other operating expenses consistent with the net revenue growth in its operations. As a percentage of net revenue, other operating expenses decreased to 23.4% for the first six months of fiscal 2001 from 24.1% for the first six months of fiscal 2000. This trend is expected to continue in future periods as these expenses, many of which do not increase proportionately to net revenue, are compared with an increasing net revenue base. We expect our other operating expenses to increase in future periods as we continue to develop new heart hospitals.

     Depreciation and amortization increased $383,000, or 2.0%, to $19.3 million for the first six months of fiscal 2001 from $18.9 million for the first six months of fiscal 2000. This increase was due to depreciation on capital expenditures related to equipment and information systems made since March 31, 2000 and an increase in the amortization of a specific practice management contract to reflect a reduction in its estimated economic life. These increases were partially offset by a decrease in depreciation on diagnostic equipment that was fully depreciated after the first quarter of fiscal 2000 and a decrease in depreciation resulting from the sale of the McAllen Heart Hospital on March 1, 2001.

     On March 1, 2001, McAllen Heart Hospital, in which we owned a 50.2% interest, was sold to an affiliate of Universal Health Services, Inc. for approximately $56.0 million. Approximately $38.0 million of the sale proceeds were used to repay the hospital's long-term debt, including intercompany amounts paid to us, which we then used to repay amounts outstanding under our revolving credit facility. After the write-off of approximately $10.3 million of our goodwill and step-up basis in McAllen Heart Hospital, which arose from our going private transaction in fiscal 1998 as previously discussed, we recognized a net gain of $13.5 million in our consolidated results of operations for the first six months of fiscal 2001. Approximately $8.0 million was recognized in earnings allocated to minority interests as a result of the sale. This minority interest amount was determined before the write-off of our goodwill and step-up basis and after the allocation of amounts to us for recovery of disproportionate losses of McAllen Heart Hospital, which we had previously recognized in our consolidated results of operations.

     In March 2001, we recognized an impairment of long-lived assets due to unfavorable development with a physician group under a management contract in our cardiology consulting and management division that caused us to reevaluate the management contract. As a result, we recognized a non-cash impairment charge of $985,000 in March 2001 to adjust the long-lived assets of those management contracts to the anticipated future discounted cash flows.

     Interest expense decreased $519,000, or 3.6%, to $13.8 million for the first six months of fiscal 2001 from $14.4 million for the first six months of fiscal 2000. This decrease in interest expense was due to a reduction in our average total outstanding indebtedness during the first six months of fiscal 2001 compared to the first six months of fiscal 2000. The debt reduction was primarily due to the sale of McAllen Heart Hospital and the use of our portion of the proceeds from that sale, along with cash provided by our other operations, to pay down debt under our revolving credit facility. Interest income remained constant at approximately $1.6 million for the first six months of fiscal 2001 compared to $1.7 million for the first six months of fiscal 2000.

     Equity in net losses of unconsolidated affiliates increased $659,000, or 54.9%, to $1.8 million for the first six months of fiscal 2001 from $1.2 million for the six months of fiscal 2000. Equity in net losses of unconsolidated affiliates represents our share of the net losses of heart hospitals in which we own less than a 50% equity interest and over which we do not exercise substantive control, or an equity heart hospital. The increase was primarily due to pre-opening losses incurred at an equity heart hospital that opened near the end of the first six months of fiscal 2001 and an increase in operating expenses at another of our equity heart hospitals. These increases were partially offset by an improvement in operating results at one of our equity heart hospitals, which was in the early stage of operations during the first six months of fiscal 2000.

     Earnings allocated to minority interests increased $7.6 million, or 271.4%, to $10.4 million for the first six months of fiscal 2001 from $2.8 million for the first six months of fiscal 2000. Earnings allocated to minority interests represent the allocation of profits and losses to minority owners in our consolidated heart hospitals. A heart hospital's profits and losses are generally allocated for accounting purposes to its owners based on their respective ownership percentages. If the cumulative losses of a heart hospital exceed its initial capitalization and committed capital obligations of our partners, then for accounting purposes we are required by generally accepted accounting principles to recognize a disproportionate share of the hospital's losses that otherwise would be allocated to all owners on a pro rata basis. In such cases, we will recognize a disproportionate share of the hospital's future profits to the extent we have previously recognized a disproportionate share of the hospital's losses. The $7.6 million increase in earnings allocated to minority interests for the first six months of fiscal 2001 was primarily due to the allocation of the gain on the sale of the McAllen Heart Hospital to the minority owners, as previously discussed, and an increase in operating results in one of our consolidated heart hospitals and a decrease in the earnings of two of our other consolidated heart hospitals.

     Income tax expense increased slightly due to state taxes in one of our markets. We are currently operating in a net operating loss position and consequently have little current income tax liability. During the three months ended March 31, 2001, the Company recognized tax expense from the utilization of net operating losses to reduce taxable income principally generated from the sale of McAllen Heart Hospital. The tax expense was offset by the tax benefit resulting from the reversal of the valuation allowance previously placed on the net operating loss deferred tax asset utilized.

YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO YEAR ENDED SEPTEMBER 30, 1999

     Net revenue increased $76.5 million, or 29.9%, to $332.3 million in our fiscal year ended September 30, 2000 from $255.8 million in our fiscal year ended September 30, 1999. Our hospital division generated a $77.4 million increase in net revenue, offset in part by a $19.8 million decrease in net revenue resulting from the deconsolidation of one of our heart hospitals. In July 1999, we sold a one-third interest in one of our heart hospitals to a community hospital. As a result of this sale, our financial statements reflect a deconsolidation of this hospital as of July 31, 1999 and use of the equity method of accounting for our investment in this hospital subsequent to that date. Consequently, our net revenue included ten months of operations for that heart hospital in fiscal 1999 and none in fiscal 2000, thereby resulting in a $19.8 million offset to the net revenue increases in the hospital division. Of the $77.4 million increase in hospital division net revenue, $63.7 million was generated by one heart hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000. The hospital that was opened near the end of fiscal 1999 was accounted for as an unconsolidated affiliate during fiscal 1999 based on our ownership of less than a 50% equity interest and not exercising substantive control under the terms of the heart hospital's operating agreement. During the first quarter of fiscal 2000, we began exercising substantive control over this hospital and, accordingly, included it in our consolidated financial statements for fiscal 2000. The remaining $13.7 million increase in hospital division net revenue was due to a $33.5 million increase resulting from a higher number of procedures performed in our heart hospitals that had been open for more than nine months as of September 30, 1999 and $2.8 million in proceeds from the favorable settlement of a business interruption insurance claim. The increase in our hospital division net revenue was partially offset by a decrease in net revenue in our cardiology consulting and management services division of $1.0 million due to the termination of management contracts with two physician practices in fiscal 1999. Net revenue in our diagnostic services division was approximately the same in both fiscal years.

     Personnel expense increased by $19.5 million, or 25.2%, to $96.9 million for fiscal 2000 from $77.4 million for fiscal 1999. Our hospital division incurred a $21.1 million increase in personnel expense, $20.2 million of which was due to one heart hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000. In addition to a longer period of operations included in fiscal 2000, these new heart hospitals also experienced a significant increase in number of procedures and, consequently, the staffing requirements during fiscal 2000 were considerably higher than in fiscal 1999. The remaining increase was at hospitals that had been open for more than nine months as of September 30, 1999, due to higher health benefit costs, higher wage rates and increased use of agency nurses. The increases in personnel expense described above were offset in part by a $7.6 million decrease attributed to the deconsolidation of one heart hospital in late fiscal 1999. As a percentage of net revenue, personnel expense decreased to 29.2% in fiscal year 2000 from 30.3% in fiscal year 1999 due primarily to pre-opening staffing of one heart hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000 and revenue growth in heart hospitals that had been open for more than nine months as of September 30, 1999, offset in part by higher health benefit costs, higher wage rates and increased use of agency nurses in fiscal 2000.

     Medical supplies expense increased $21.9 million, or 36.0%, to $82.8 million for fiscal 2000 from $60.9 million for fiscal 1999. Of the $21.9 million increase in medical supplies expense, $14.6 million was due to one heart hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000. These two new hospitals experienced a significant increase in the number of procedures performed and, consequently, the volume of medical supplies used was considerably higher in fiscal 2000 than in fiscal 1999. The remaining increase was due to a higher number of procedures performed in our heart hospitals that had been open for more than nine months as of September 30, 1999 and an increased level of unreimbursed research activities in one of our heart hospitals, offset in part by a $4.3 million decrease attributed to the deconsolidation of one heart hospital in late fiscal 1999. As a percentage of net revenue, medical supplies expense increased to 24.9% in fiscal year 2000 from 23.8% in fiscal year 1999. This increase was due to a shift in procedure mix in one of our heart hospitals to procedures that use higher cost supplies and the cost of medical supplies used in connection with an increased level of unreimbursed research activities in one of our heart hospitals. This increase was offset in part by reduced pricing realized from volume purchasing opportunities.

     Bad debt expense increased $3.7 million, or 28.5%, to $16.7 million for fiscal 2000 from $13.0 million for fiscal 1999. This increase was due in part to one heart hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000. The increase was also due to an increase in the number of procedures performed at hospitals that had been open for more than nine months as of September 30, 1999 and an increase in reserves for self-pay revenue in two of our markets. The increase in bad debt expense was offset in part by a $620,000 decrease attributed to the deconsolidation of one heart hospital in late fiscal year 1999. As a percentage of net revenue, bad debt expense remained constant between fiscal 1999 and 2000.


     Other operating expenses increased $9.4 million, or 13.1%, to $80.9 million for fiscal 2000 from $71.5 million for fiscal 1999. Our hospital division incurred an $11.8 million increase in other operating expenses due to a $12.1 million increase in operating expenses at one hospital that opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000, offset in part by a $5.0 million decrease attributed to the deconsolidation of one heart hospital near the end of 1999. The remaining $4.7 million increase in our hospital division was due to an increase in the number of procedures performed in hospitals that had been open for more than nine months as of September 30, 1999. Additionally, we experienced increases in maintenance, property taxes, and utilities costs in certain of our markets, an increase in purchased contract services and support services provided by our corporate office and a $1.6 million decrease in our cardiology consulting and management division due to the termination of management contracts with two physician practices near the end of fiscal 1999. As a percentage of net revenue, other operating expenses decreased to 24.3% in fiscal year 2000 from 28.0% in fiscal year 1999. This decrease was due to the increased net revenue arising from a higher number of procedures performed versus operating expenses that are primarily fixed.

     Depreciation and amortization increased by $7.2 million, or 23.2%, to $38.2 million in fiscal 2000 from $31.0 million in fiscal 1999. This increase was due to the opening of our two heart hospitals near the end of 1999, depreciation on capital expenditures related to equipment and information systems made since the end of fiscal 1999 and an increase in the amortization of a specific practice management contract to reflect a reduction in its estimated economic life. These increases were partially offset by a decrease in depreciation on diagnostic equipment that was fully depreciated at the end of fiscal 1999 and the deconsolidation of one heart hospital near the end of fiscal 1999.

     In fiscal 1999, we recognized an impairment of long-lived assets due to unfavorable developments in the physician practice management industry that caused us to reevaluate our cardiology consulting and management business. As a result, we recognized a non-cash charge of $10.9 million in fiscal 1999.

     Interest expense increased $7.3 million, or 33.6%, to $29.0 million in fiscal 2000 from $21.7 million in fiscal 1999. Of this $7.3 million increase, $6.4 million was due to an increased level of debt associated with the development of two heart hospitals near the end of fiscal 1999, offset in part by the decrease attributed to the deconsolidation of one heart hospital in late fiscal 1999. The remaining increase in interest expense was due to increases in the market rates underlying our variable rate revolver combined with an increase in the average outstanding balance during fiscal 2000. Interest income increased $895,000 from fiscal 1999 due to an increase in interest on outstanding amounts due from one of our unconsolidated heart hospitals during fiscal 2000.

     Equity in net losses of unconsolidated affiliates decreased $3.6 million, or 64.3%, to $2.0 million in fiscal 2000 from $5.6 million in fiscal 1999. Equity in net losses of unconsolidated affiliates represents our share of the net losses of heart hospitals in which we own less than a 50% equity interest and over which we do not exercise substantive control. This decrease was primarily due to the consolidation of one of our heart hospitals in fiscal 2000 as previously discussed, offset by the deconsolidation of one of our heart hospitals in fiscal 1999.

     Earnings allocated to minority interests decreased $3.0 million, or 47.6%, from $6.3 million in fiscal 1999 to $3.3 million in fiscal 2000. The $3.0 million decrease in earnings allocated to minority interests for fiscal 2000 was due to a decrease in earnings in two of our consolidated heart hospitals and the net loss from the heart hospital consolidated during fiscal 2000, offset in part by an increase attributed to the earnings of the heart hospital that was deconsolidated in fiscal 1999. The decrease in earnings at the two consolidated hospitals was primarily due to the opening of one of those heart hospitals in late fiscal 1999 and a reimbursement of overpayments by a fiscal intermediary at the other heart hospital.

     Income tax expense increased due to state taxes in one of our markets. We are currently operating in a net operating loss position and consequently have little current income tax liability.

YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO COMBINED YEAR ENDED SEPTEMBER 30, 1998

     We are comparing the actual historical results of operations for the fiscal year ended September 30, 1999 to our predecessor company's ten months ended July 31, 1998 combined with our two months ended September 30, 1998. This combined presentation is not in conformity with accounting principles generally accepted in the United States but is included for comparative purposes. Under our predecessor company's accounting policies, through July 31, 1998, organization costs were capitalized and amortized using the straight-line method over five years, and pre-opening expenses of heart hospitals and other new facilities were capitalized and amortized using the straight-line method over two or three years beginning with the commencement of operations. Upon completion of the going private transaction in July 1998, we adopted the provisions of Statement of Position 98-5 "Reporting on Costs of Start-up Activities." Accordingly, organization and pre-opening expenses have been expensed as incurred in periods subsequent to July 31, 1998.


     Net revenue increased $65.3 million, or 34.3%, to $255.8 million for the fiscal year ended September 1999 from $190.5 million for the combined fiscal year ended September 30, 1998. The $65.3 million increase in net revenue included a $73.8 million increase in net revenue generated by our hospital division and a $6.0 million increase in our diagnostic services division, offset in part by a $14.1 million decrease in our cardiology consulting and management division and a $486,000 decrease in our corporate and other operations. Of the $73.8 million increase in net revenues by our hospital division, $5.5 million was generated by our heart hospitals that had been open for more than 12 months as of September 30, 1998, $43.1 million was generated by two heart hospitals that opened during combined fiscal 1998, and the remaining $25.2 million was generated by a heart hospital that opened during fiscal 1999. The $43.1 million increase in net revenue from our two heart hospitals that opened during combined fiscal 1998 was net of the effect of the deconsolidation of one of those heart hospitals in fiscal 1999. In July 1999, we sold a one-third interest in this heart hospital to a community hospital in that heart hospital's geographic market. As a result of this sale, our financial statements reflect a deconsolidation of this heart hospital as of July 31, 1999 and the use of the equity method of accounting for our investment in this hospital subsequent to that date. Consequently, our net revenue included almost a full year of operations for this heart hospital in combined fiscal 1998 compared to only ten months in fiscal 1999. Of the $6.0 million increase in net revenue of our diagnostic services division, $4.5 million was due to the opening of a second catheterization laboratory at one of our diagnostic facilities, an increase in diagnostic procedures at one of our diagnostic facilities, which opened near the end of combined fiscal 1998, and an increase in procedures at our other diagnostic facilities that had been open for more than 12 months as of September 30, 1998. The remaining $1.5 million increase was due to the addition of four new diagnostic management contracts during fiscal 1999. The $14.1 million decrease in net revenue of our cardiology consulting and management division was primarily due to the termination of management contracts with two physician practices in fiscal 1999.


     Personnel expense increased by $22.4 million, or 40.7%, to $77.4 million for fiscal 1999 from $55.0 million for combined fiscal 1998. Our hospital division incurred a $24.0 million increase in personnel expense, of which $9.3 million was incurred by two heart hospitals that opened during combined fiscal 1998, net of the effect of the deconsolidation of one of those heart hospitals in late fiscal 1999, and $9.2 million was incurred by a heart hospital that opened during fiscal 1999. These new heart hospitals experienced an increase in the number of procedures performed between combined fiscal year 1998 and fiscal year 1999 and, consequently, the staffing requirements in the hospitals increased between combined fiscal 1998 and fiscal 1999. Another $3.1 million of the increase in the hospital division was due to pre-opening personnel costs incurred in fiscal 1999 for a heart hospital that opened shortly after the end of that fiscal year. The remaining $2.4 million increase in the hospital division was at heart hospitals that had been open for more than 12 months as of September 30, 1998, and was due to increases in staffing requirements to meet increases in procedures performed during fiscal 1999 compared to combined fiscal 1998. The diagnostic services division incurred a $1.8 million increase in personnel expense which was primarily due to the increase in staffing in fiscal 1999 related to our new diagnostic facilities, the growth in procedures at existing diagnostic facilities, and the addition of four new diagnostic management contracts as previously discussed. The increases in personnel expense described above were offset in part by a $4.4 million decrease in our cardiology consulting and management division due to the termination of management contracts with two physician practices in fiscal 1999. As a percentage of net revenue, personnel expense increased to 30.3% in fiscal 1999 from 28.9% in combined fiscal 1998 due primarily to pre-opening staffing at one heart hospital that opened shortly after the end of fiscal 1999 offset in part by revenue growth in heart hospitals that had been open for more than 12 months as of September 30, 1998.


     Medical supplies expense increased $25.6 million, or 72.5%, to $60.9 million for fiscal 1999 from $35.3 million for combined fiscal 1998. Our hospital division accounted for $22.0 million of this increase in medical supplies expense, of which $12.8 million was incurred by two heart hospitals that opened during combined fiscal 1998, net of the effect of the deconsolidation of one of those heart hospitals in late fiscal 1999, and $6.4 million was incurred by a heart hospital that opened during fiscal 1999. The remaining $2.8 million increase was primarily incurred by one heart hospital that completed its first year of operation during combined fiscal 1998. Our new heart hospitals experienced an increase in the number of procedures performed between combined fiscal year 1998 and fiscal year 1999 and, consequently, the volume of medical supplies used increased between combined fiscal 1998 and fiscal 1999. The diagnostic division accounted for the remaining $3.6 million increase in medical supplies expense, which was primarily due to opening of new diagnostic facilities, the growth in existing diagnostic facilities, and the addition of four new diagnostic management contracts in fiscal 1999. As a percentage of net revenue, medical supplies expense increased to 23.8% in fiscal 1999 from 18.5% in combined fiscal 1998. This increase was due to pre-opening medical supplies costs incurred in fiscal 1999 for a heart hospital that opened during the fiscal year combined with an increased level of unreimbursed research activities at one of our heart hospitals that opened during combined fiscal 1998.


     Bad debt expense increased $6.9 million, or 113.1%, to $13.0 million for fiscal 1999 from $6.1 million for combined fiscal 1998. The hospital division accounted for $4.4 million of this increase in bad debt expense, of which $1.4 million was due to the two heart hospitals that opened during combined fiscal 1998, net of the effect of the deconsolidation of one of those heart hospitals in late fiscal 1999, and $774,000 was due to a heart hospital that opened during fiscal 1999. The remaining $2.2 million increase in our hospital division was due to a higher number of procedures performed and an increase in the bad debt reserves at our heart hospitals open for more than 12 months as of September 30, 1998. As a percentage of net revenue, bad debt expense increased to 5.1% in fiscal 1999 from 3.2% in combined fiscal 1998.

     Other operating expenses increased $15.4 million, or 27.5%, to $71.5 million for fiscal 1999 from $56.1 million for combined fiscal 1998, exclusive of the $6.6 million of fees and expenses incurred in connection with our privatization transaction in July 1998 that have been separately reported in our results of operations for combined fiscal 1998. Our hospital division accounted for a $16.6 million increase in other operating expenses, of which $6.1 million was generated by two heart hospitals that opened during combined fiscal
1998 - net of a $200,000 decrease attributed to the deconsolidation of one of those heart hospitals in late fiscal 1999 - $6.5 million was generated by a heart hospital that opened during fiscal 1999, and $2.4 million was due to pre-opening other operating expenses incurred in fiscal 1999 for a heart hospital that opened shortly after the end of that fiscal year. The remaining $1.6 million increase in our hospital division was primarily due to an increase in the number of procedures performed in hospitals that had been open for more than 12 months as of September 30, 1998 offset by a decrease in the hospital division administrative operating expenses. Our diagnostic division incurred a $1.6 million increase in other operating expenses that was primarily due to the opening of new diagnostic facilities, the growth in existing facilities, and the addition of four new diagnostic management contracts in fiscal 1999. Our cardiology consulting and management division incurred a decrease of $8.0 million that was primarily due to the termination of management contracts with two physician practices in fiscal 1999. The remaining increase in other operating expenses was due to increased costs in our corporate and other operations and the effects of our adopting the provisions of Statement of Position 98-5 "Reporting on Costs of Start-Up Activities" upon completing the going private transaction in July 1998, exclusive of the $6.6 million of merger costs in fiscal 1998, as previously discussed above. As a percentage of net revenue, other operating expenses decreased from 29.5% in combined fiscal 1998 to 28.0% in fiscal 1999. This decrease was due to a higher number of procedures performed, and therefore increased net revenue, versus operating expenses that are primarily fixed in our hospital division, the termination of the management contracts in our cardiology consulting and management division that had lower margins than our other businesses, and the decrease in corporate and other expenses as previously discussed.

     Depreciation and amortization increased $7.2 million, or 30.3%, to $31.0 million for fiscal 1999 from $23.8 million for combined fiscal 1998. This increase was due to a $10.2 million increase in depreciation, offset in part by a $2.9 million decrease in amortization. Of the $10.2 million increase in depreciation, the hospital division incurred a $7.3 million increase, which was primarily due to the opening of our two new heart hospitals during combined fiscal 1998, net of the effect of the deconsolidation of one of those heart hospitals in fiscal 1999, the opening of a new heart hospital in fiscal 1999, and depreciation on capital expenditures related to equipment and information systems made since the end of fiscal 1998. The remaining $2.9 million increase in depreciation was primarily due to depreciation on capital expenditures related to equipment and information systems made since the end of fiscal 1998 in our diagnostic services division and corporate and other operations, and changes in the estimated useful lives of certain capital equipment in our diagnostic services division. The $2.9 million decrease in amortization between combined fiscal 1998 and fiscal 1999 is primarily due to the decrease in amortization in our hospital division resulting from the change in accounting treatment of organization and start-up costs are previously discussed, offset in part by an increase in amortization over 40 years of the $116.2 million of goodwill resulting from the privatization transaction in combined fiscal 1998.

     Loss on disposal of property and equipment increased $934,000, or 245.8%, to $1.3 million for fiscal 1999 from $380,000 for combined fiscal 1998 due to disposals of equipment in our diagnostic services division. No significant disposals of property were made during fiscal 1999 or combined fiscal 1998 in any of our other divisions.

     In fiscal 1999, we recognized an impairment of long-lived assets due to unfavorable developments in the physician practice management industry that caused us to reevaluate management contracts within our cardiology consulting and management division. As a result, we adjusted the carrying value of the long-lived assets in this division to their estimated fair value, which included adjustments of goodwill to zero and management contracts to $11.7 million, resulting in non-cash impairment charges of $4.5 million and $6.4 million, respectively, for a total of $10.9 million.

     Interest expense increased $10.1 million, or 87.1%, to $21.7 million in fiscal 1999 from $11.6 million in combined fiscal 1998. This increase was due to the debt incurred that was associated with the addition of two new heart hospitals during combined fiscal 1998, which were open for all of fiscal year 1999 and the incurrence of $33.0 million of debt used to partially finance the going private transaction at July 31, 1998. Interest income increased by $649,000, or 34.2%, to $2.5 million in fiscal 1999 from $1.9 million in combined fiscal 1998.

     Equity in net losses of unconsolidated affiliates increased $4.8 million, or 594.1%, to $5.6 million in fiscal 1999 from $808,000 in combined fiscal 1998. Equity in net losses of unconsolidated affiliates represents our share of the net losses of heart hospitals in which we own less than a 50% equity interest and over which we do not exercise substantive control. This increase was due to the deconsolidation of one of our heart hospitals in fiscal 1999 as previously discussed, and losses incurred at equity heart hospitals that were under development during fiscal 1999 and opened at the end of fiscal 1999 and beginning of fiscal 2000.

     Earnings allocated to minority interests increased $3.1 million, or 96.9%, to $6.3 million in fiscal 1999 from $3.2 million in combined fiscal 1998. Of this $3.1 million increase in earnings allocated to minority interests, our hospital division accounted for a $6.6 million increase that was offset in part by a $3.5 million decrease in our diagnostic services division and our corporate and other operations. Of the $6.6 million increase in the hospital division, our consolidated heart hospitals that had been open for more than 12 months as of September 30, 1998 generated a $3.2 million increase resulting from a net increase in their earnings for fiscal 1999 compared to combined fiscal 1998. The remaining $3.4 million increase in the hospital division was due to our recognizing a disproportionate share of the earnings and losses in fiscal 1999 of our consolidated heart hospitals that opened during combined fiscal 1998 and our consolidated heart hospitals that were under development during fiscal 1999. Of the $3.5 million decrease in our diagnostic services and corporate and other operations, $3.2 million was due to the effects of our adopting the provisions of Statement of Position 98-5 "Reporting on Costs of Start-up Activities" upon completing the going private transaction in July 1998, as previously discussed above, and $350,000 was due to recognizing a disproportionate share of the earnings and losses in fiscal 1999 of certain of our diagnostic ventures.

     Our effective income tax rate for the ten-month period ending July 31, 1998 was (1.4%) while the effective tax rate for the two-month period ended September 30, 1998 was 34.2%. The reason for the change in our effective tax rate was due to our ability to recognize the benefit of a net operating loss carryback.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly consolidated operating results for each of our last five quarters. We have prepared this information on a basis consistent with our audited consolidated financial statements and included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with our consolidated financial statements and notes included elsewhere in this prospectus.

                                                        THREE MONTHS ENDED
                                  ---------------------------------------------------------------
                                  MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                    2000        2000         2000            2000         2001
                                  ---------   --------   -------------   ------------   ---------
                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenue.....................   $89,202    $84,211       $84,718        $91,201      $103,197
Income (loss) from operations...   $ 8,248    $  (360)      $ 4,524        $ 6,008      $ 23,126
Equity in net (losses) earnings
  of unconsolidated
  affiliates....................   $   626    $  (368)      $  (458)       $(1,081)     $   (762)
Minority interests..............   $(1,653)   $   632       $(1,134)       $  (205)     $(10,235)
Net income (loss)...............   $   802    $(5,575)      $(4,457)       $(1,519)     $  5,636
OTHER DATA:
EBITDA, as defined..............   $17,896    $10,230       $13,331        $15,636      $ 32,410

     Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. Cardiovascular procedures can often be scheduled ahead of time, permitting some patients to choose to undergo the procedure at a time and location of their preference. In the past, this has affected the results of operations of our heart hospitals. For example, many of the patients of Arizona Heart Hospital are part-time residents in Arizona during the winter months. Hence, this hospital has historically experienced higher occupancy rates during the winter months than during the remainder of the year.

LIQUIDITY AND CAPITAL RESOURCES

     Our consolidated working capital was $20.4 million at March 31, 2001, $14.3 million at September 30, 2000, $35.4 million at September 30, 1999 and $34.4 million at September 30, 1998. The increase of $6.1 million from September 30, 2000 to March 31, 2001 resulted primarily from an increase in accounts receivable at our newly opened hospitals, offset by an increase in short-term borrowings. The decrease of $21.1 million from September 30, 1999 to September 30, 2000 primarily resulted from the use of cash and cash equivalents and cash provided by operations to pay down our revolving credit facility by $7.9 million, repay other debt in the amount of $11.4 million net of borrowings, make distributions to minority partners in the amount of $5.2 million and partially fund capital expenditures. The increase of $1.0 million from September 30, 1998 to September 30, 1999 resulted from cash provided by operating activities in the amount of $10.0 million and $54.1 million in borrowings, offset by $57.7 million in capital equipment purchases and $4.0 million in distributions to minority partners.

     Our operating activities provided net cash of $7.9 million during the first six months of fiscal 2001, generated net cash of $16.6 million in fiscal 2000 and generated net cash of $10.0 million in fiscal 1999. The $7.9 million cash provided by operating activities was a result of cash flow provided by our operations offset by an increase in accounts receivable. The $16.6 million of net cash generated from operating activities in fiscal 2000 was a result of cash flow provided by our operations and the collection of a $6.5 million insurance recovery receivable offset by an increase in accounts receivable. Increases in accounts receivable in each of these periods was due primarily to increases in net revenue at one heart hospital opened near the end of fiscal 1999 and one that opened near the beginning of fiscal 2000. The $10.0 million of net cash generated from operating activities in fiscal 1999 was a result of cash flow provided by our operations and an increase in accounts payable offset by an increase in accounts receivable. During fiscal 1999, we used cash flow generated from operations and an increase in accounts payable primarily to fund an increase in accounts receivable. The increase in accounts receivable and accounts payable during fiscal 1999 was due primarily to one heart hospital that was opened early in the year.

     Our investing activities generated net cash of $41.5 million during the first six months of fiscal 2001, used net cash of $13.2 million in fiscal 2000 and used net cash of $57.6 million in fiscal 1999. The $41.5 million of net cash provided by investing activities was due to the sale of the McAllen Heart Hospital offset in part by equipment purchases, related hospital development expenditures and advances made to heart hospitals in which we do not own a majority interest. In each of the fiscal years 2000 and 1999, the net cash used in investing activities consisted primarily of equipment purchases, hospital development expenditures, and advances made to heart hospitals in which we do not own a majority interest.


     Our financing activities used net cash of $46.5 million during the first six months of fiscal 2001, used net cash of $24.3 million in fiscal year 2000 and generated net cash of $50.4 million in fiscal 1999. Net cash used in financing activities during the first six months of fiscal 2001 was a result of repayments of long-term debt and capital leasing of obligations under $56.8 million, and distribution to, net of investments by, minority partners of $7.4 million offset by proceeds from the issuance of long-term debt, net of loan acquisition costs and deferred fees, of $13.1 million and net borrowings of short-term debt of $4.6 million. Of the $54.6 million in repayments of long-term debt were repayments of $36.7 million as a result of the sale of the McAllen Heart Hospital. The net cash used in financing activities during fiscal 2000 was a result of repayments of long-term debt and obligations under capital leases of $88.3 million, and distributions to, net of investments by, minority partners of $5.2 million, offset by the proceeds of net short-term borrowings and proceeds from the issuance of long-term debt, net of payments of loan acquisition costs and deferred fees, of $69.1 million. Included in the repayment of long-term debt and proceeds from issuance of long-term debt, net of loan acquisition and deferred fees, is the refinancing of one of our heart hospitals during fiscal 2000. Net cash generated by financing activities during fiscal 1999 was a result of proceeds from the issuance of long-term debt, net of loan acquisition costs and deferred fees, repayments of long-term debt and repayments of obligations under capital leases of $52.9 million, offset by the repurchase of common stock from a former executive officer, net of proceeds from issuance of common stock of $2.3 million, and distributions to, net of investments by, minority partners of $160,000. Included in the proceeds from the issuance of long-term debt were the original financings of two of our heart hospitals opened during fiscal 1999 and one of our heart hospitals that opened near the beginning of fiscal 2000.



     Our total long-term debt has increased from $171.6 million at the completion of the going private transaction to $225.1 million, pro forma as adjusted, at March 31, 2001. A portion of this additional indebtedness was incurred to pay the purchase price for the equity of our predecessor company. We used the balance of this additional long-term debt primarily to complete construction of the three heart hospitals that we had in development or under construction prior to the going private transaction and the balance to make subordinated working capital loans to our operating heart hospitals. The major effects of our increased indebtedness have been an increase in our interest expense, an increase in our amortization of deferred loan fees and an increase in our use of cash flow to pay debt service. Although it contributed to an increase in our losses, we do not believe our increased indebtedness has materially inhibited our ability to fund needed capital expenditures or conduct development activities to increase the number of heart hospitals we own and operate.


     Our heart hospital ventures finance their land, building and construction costs through mortgage loans and equipment through secured purchase money notes. We guarantee all or a significant portion of these obligations. Each of the heart hospitals, as borrower, and we as guarantor, are subject to financial covenants related to these loans. Each of these loans is secured by the assets of the borrowing hospital only and is not cross-defaulted with loans made to any other hospital. During the early stages of a hospital's development, we generally fund its working capital needs by borrowing under our revolving credit facility and lending the proceeds to the hospital. These loans bear interest at market rates.

     As of March 31, 2001, we had $244.5 million of outstanding debt, $29.4 million of which was classified as current. Of the $244.5 million of outstanding debt, $204.7 million was outstanding to lenders to our heart hospitals, $24.7 million was outstanding to lenders under our revolving credit facility and $15.1 million was outstanding under capital leases and other miscellaneous indebtedness. As of March 31, 2001, we had outstanding borrowings under our revolving facility of $24.7 million, of which $6.7 million were classified as short-term. Additionally, we had letters of credit issued of $10.4 million, and consequently had availability of additional borrowings of $64.9 million. We expect the level of long-term indebtedness to increase in the future as we develop new hospitals. The development and construction of the hospitals in Texas and Louisiana will require us to incur additional long-term debt of between $80.0 million and $90.0 million.


     Our revolving credit facility provides for $100.0 million in availability, $10.0 million of which is designated for short-term borrowings. This revolving credit facility matures on January 31, 2005 and borrowings under this facility bear interest at either the LIBOR or Prime Rate plus various applicable margins which are based upon financial covenant ratio tests. As of March 31, 2001, our weighted average interest rate under this facility was 8.65%. We are required to pay a quarterly unused commitment fee at a rate of 0.375%. Our revolving credit facility includes various restrictive covenants, including restrictions on certain types of additional indebtedness, investments, asset sales, capital expenditures, dividends, sale and leasebacks, contingent obligations, transactions with affiliates, changes in our corporate structure, and fundamental changes. The covenants also require maintenance of various ratios regarding leverage levels and debt service coverage.


     Concurrent with the completion of this offering, we will become a party to a new credit facility that will provide $220.0 million in available credit to be used for refinancing the indebtedness of some of our existing heart hospitals and financing our heart hospital development program. This facility will provide for loans directly to the venture that owns the hospital, will be secured by the assets of that venture only and will not be cross-defaulted with any other loan made to any other hospital under this facility. This loan will be guaranteed by our principal operating subsidiary. Four of our heart hospital ventures, including one which we do not consolidate, will borrow up to $110.0 million to refinance portions of their term loan indebtedness at the closing of this offering. The remaining $110.0 million of this facility will be used during the next two to three years to partially fund the development of additional heart hospitals. This indebtedness will also require maintenance of various ratios regarding leverage levels and debt service coverage.


     As of March 31, 2001, we were in violation of a financial covenant for one of our consolidated heart hospitals and one of our unconsolidated affiliates was in violation of a financial covenant under a mortgage loan that we guarantee. These violations have been cured by waivers from the lenders.


     We believe that internally generated cash flows and borrowings under our revolving credit facility, together with the net proceeds of this offering and borrowings under the new $220.0 million credit facility, will be sufficient to finance our heart hospital development program, other capital expenditures and our working capital requirements for the next 12 months. If the amount we require for future heart hospital development exceeds these available sources of capital, we will need to increase our credit facilities or obtain additional capital by other means.

REIMBURSEMENT, LEGISLATIVE AND REGULATORY CHANGES

     Legislative and regulatory action has resulted in continuing changes in reimbursement under the Medicare and Medicaid programs that will continue to limit payments we receive under these programs. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to legislative and regulatory changes, administrative rulings,

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

interpretations, and discretion which may further affect payments made under those programs, and the federal and state governments may, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of our hospitals or require other changes in our operations. Additionally, there may be a continued rise in managed care programs and future restructuring of the financing and delivery of healthcare in the United States. These events could have an adverse effect on our future financial results.

INFLATION

     The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages, such as the growing nationwide shortage of qualified nurses, occur in the marketplace. In addition, suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures, including our case and resource management program, to curb increases in operating costs and expenses. We have to date offset increases in operating costs by increasing reimbursement for services and expanding services. However, we cannot predict our ability to cover, or offset, future cost increases.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not have any financial instruments held for trading purposes and do not hedge any of our market risks with derivative instruments. We expect, however, that we will enter into a hedging agreement in connection with the new $220.0 million credit facility.


     Our primary market risk exposure relates to interest rate risk exposure through that portion of our borrowings that bear interest based on floating rates. Our debt obligations at March 31, 2001 include $95.9 million of variable rate debt at an approximate average rate of 8.8% at March 31, 2001. A one hundred basis point change in interest rates on our variable rate debt would have resulted in interest expense fluctuating approximately $800,000 for fiscal year 1999, $1.4 million for fiscal year 2000, and $600,000 for the six months ended March 31, 2001.


RECENT AND PROPOSED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000; accordingly, we adopted SFAS No. 133, as amended, on October 1, 2000. We have determined the impact of SFAS No. 133 will not be material to our consolidated financial statements.

     In September 1999, the FASB issued an Exposure Draft, amended on February 14, 2001, of a proposed standard under which the pooling-of-interests method of accounting would be eliminated and goodwill would no longer be amortized but instead would be subject solely to an impairment test. The proposed standard is anticipated to be issued by the end of our 2001 fiscal year and if issued in its current form is anticipated to be effective for our 2002 fiscal year beginning October 1, 2001.

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

                                    BUSINESS

OVERVIEW


     We focus on the diagnosis and treatment of cardiovascular disease. We design, develop, own and operate heart hospitals in partnership with cardiologists and cardiovascular surgeons that we believe have established reputations for clinical excellence. While each of our hospitals is licensed as a general acute care hospital, which provides comprehensive medical care for patients needing a wide range of healthcare services, we focus on serving the unique needs of patients suffering from cardiovascular disease. We are also committed to improving the productivity and work environment of physicians, nurses and other medical personnel providing care. As of May 31, 2001, we owned and operated eight heart hospitals, together with our physician partners, who own an equity interest in the heart hospital where they practice. Our existing heart hospitals have a total of 460 licensed beds and are located in Arizona, Arkansas, California, New Mexico, Ohio, South Dakota and Texas. We have begun developing our ninth hospital, which will be located in Texas, and our tenth hospital, which will be located in Louisiana. Both of these new hospitals are expected to open by late 2002. We intend to begin development on one to three new heart hospitals each year.


     In addition to our heart hospitals, we provide cardiovascular care services in diagnostic and therapeutic facilities located in seven states and through mobile cardiac catheterization laboratories. Our mobile diagnostic facilities are used by physicians to evaluate the functioning of patients' hearts and coronary arteries and serve areas that do not have the patient volume to support a full-time facility. We also provide consulting and management services tailored to cardiologists and cardiovascular surgeons.

     Each of our heart hospitals is a freestanding, licensed general acute care hospital that includes an emergency department, operating rooms, catheterization laboratories, pharmacy, laboratory, radiology department, cafeteria and food service and is capable of providing a full complement of healthcare services. While our focus is on the treatment of cardiovascular disease in our heart hospitals, we have a complete staff of other specialists at each hospital that can treat the multi-disciplinary needs of our patients. The medical staff at each of our hospitals is open to all qualified physicians performing healthcare services in the market.

     Our predecessor company was developed in late 1988 and 1989 by our chairman and our president and chief executive officer and for a number of years was primarily engaged in operating mobile and other cardiac catheterization laboratories. In 1994, our predecessor company conducted an initial public offering and began developing its first heart hospital, which opened in 1996. By July 1998, the predecessor company had developed and opened three additional heart hospitals. At that time, several private investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, and members of our management team acquired our predecessor company from its public stockholders. Since becoming a private company, we have:


     - opened five new heart hospitals, three of which were already under development at the time of the going private transaction, and sold one heart hospital,


     - improved our process for developing new heart hospitals,

     - begun developing two additional hospitals,

     - standardized and, when appropriate, centralized our operations across financial and operational areas, and

     - continued to strengthen our regulatory compliance program at the facility and corporate levels.

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

CARDIOVASCULAR CARE MARKET OPPORTUNITY

     The American Heart Association estimates that total domestic expenditures for the treatment of cardiovascular disease were approximately $185.8 billion in 2000 and that these expenditures have grown at a rate of 5.4% annually since 1997. Of these expenditures, 69.1%, or approximately $128.4 billion, was spent on hospital and other facility-based charges. Cardiovascular disease is a progressive illness that develops without symptoms over a number of years and frequently goes undiagnosed until the patient suffers an acute episode such as a stroke or heart attack. Cardiovascular disease includes coronary heart disease, hypertensive disease - which is a risk factor for more serious cardiovascular diseases - rheumatic fever/rheumatic heart disease, stroke and congenital cardiovascular defects. The American Heart Association estimates that approximately 61 million Americans have one or more types of cardiovascular disease. Cardiovascular disease claimed 950,000 lives, representing 40.6% of all deaths, in the United States in 1998. This represented 105,500 more lives than the next five leading causes of death combined, including cancer, chronic obstructive pulmonary disease, accidents, pneumonia/influenza and diabetes mellitus.

     Most of the invasive procedures physicians perform to treat patients with cardiovascular disease, such as coronary artery angioplasties with stent placement and coronary artery bypass graft surgery, are performed in hospitals on an inpatient basis. Cardiovascular disease creates the largest demand for hospital bed use in the United States, being the first listed diagnosis of 6.3 million inpatients in 1998. Approximately 12.4 million of the estimated 61 million Americans suffering from cardiovascular disease have coronary heart disease, which generates the single greatest demand for cardiac diagnostic and therapeutic procedures.

     According to the American Heart Association, it is estimated that physicians performed the following number of procedures to diagnose and treat cardiovascular disease in 1998:

     - 553,000 coronary artery bypass graft operations,

     - 539,000 coronary artery angioplasty procedures,

     - 1.3 million inpatient cardiac catheterization procedures, and

     - 472,000 outpatient cardiac catheterization procedures.

     The demand for cardiology and cardiovascular disease diagnosis and treatment procedures is expected to increase in the future as people age 55 and older, the primary recipients of cardiac care services, increase in number and represent a growing proportion of the total population. According to the U.S. Census Bureau, the proportion of Americans over age 55 is currently 21.2% and is expected to increase to 27.5% by 2015. Additionally, demand for cardiac care services continues to grow as a result of advances in technology. For example, ultrafast computerized tomography now allows cardiologists and radiologists to screen apparently healthy individuals to detect coronary heart disease at an earlier stage. This quick and non-invasive procedure helps identify patients for treatment that may otherwise have had a fatal heart attack as the first and only symptom of coronary heart disease. Other medical devices in development, such as surgically implanted electrical devices to correct cardiac electrical malfunction in patients suffering from congestive heart failure, are expected to increase the options available to physicians to treat cardiovascular disease and increase the number of procedures performed.

     Our heart hospitals are part of the broader market for hospital services, which was the single largest category of healthcare expenditures at $415 billion, or 31.7% of total domestic healthcare spending in 2000. The hospital services market is currently benefiting from the aging population and a benign to favorable pricing and political environment. As hospitals remain the primary setting for healthcare delivery, the U.S. Health Care Financing Administration expects hospital services to remain the largest category of healthcare spending.

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

     Cardiovascular programs are generally one of the most profitable parts of a hospital's operations. Other factors making these programs particularly attractive to hospitals are the non-elective nature of the procedures performed and the high portion of the patient population eligible for Medicare reimbursement, which is the most reliable payor for cardiovascular procedures. The increasing demand for cardiovascular care in the hospital setting is, however, set against the backdrop of significant cost containment efforts, including managed care and disease management programs. We believe these initiatives have fallen short of their objective of controlling costs while enhancing efficiency and quality of care, and have often resulted in constraints that frustrate physicians, patients, payors and hospital administrators. Common points of contention physicians and patients have with these initiatives include:

     - the limitations imposed upon physician and patient choice by managed care, particularly as it relates to access to specialist services and new medical technologies,

     - an overall lack of confidence in the viability of disease management programs as they relate to cost containment and quality of care, and

     - the resulting constraints placed upon a physician's and patient's ability to manage the patient's care.

     In addition, there are aspects of the operations of many traditional general acute care hospitals that contribute to physician frustration and dissatisfaction. In some markets, hospitals do not have readily available cardiac monitored beds, catheterization laboratories or sufficient operating rooms capable of handling open heart procedures, which becomes a limiting factor on physicians' ability to schedule procedures. This leads to frequent scheduling conflicts with other surgical procedures. Additionally, in a market where only one hospital has a heart program, we believe the administration of that hospital has increased leverage over the physicians providing cardiovascular care and less incentive to be responsive to their concerns. And in markets where several hospitals have heart programs, there is a risk that none of these programs may have a sufficient volume of cardiac procedures to ensure high-quality, patient-focused care.

     We believe that the size and growth of the cardiovascular care market - coupled with the high level of frustration and dissatisfaction that physicians feel with many aspects of the modern healthcare system - creates an attractive market opportunity for an innovative company like ours.

OUR APPROACH

     We focus on the diagnosis and treatment of cardiovascular disease. We develop, own and operate heart hospitals in partnership with physicians with the goal of improving the quality of care and enhancing the overall experience of patients and physicians. Key elements of our approach include:

  - Cardiovascular disease focus

     We design and operate our hospitals with a focus on serving the unique needs of patients suffering from cardiovascular disease and improving the work environment of physicians, nurses and other medical personnel providing care. We have developed an innovative facility design and infrastructure specifically tailored to the cardiovascular care delivery system that combines staff, equipment and physical layout to deliver high-quality, cost-effective care. Because the clinical protocols and procedures for treatment of patients with cardiovascular disease are generally the same throughout the United States, we are able to use our standard facility design - with only small variations - in each of the markets in which we develop a heart hospital. Innovative characteristics of our heart hospitals include:

        - universal, single-patient rooms that allow our staff to provide all levels of post-surgical care in one room during a patient's entire stay in our hospital,

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

        - centrally located inpatient services such as radiology, pharmacy and laboratories in close proximity to the patient rooms, and

        - nursing stations in close proximity to every patient room that permit close monitoring of patients, encourage staff communication with patients and shorten travel distances.

     By focusing on a single disease category, we are able to schedule patient procedures more efficiently and allow our physicians, nurses, medical technicians and other staff members to concentrate on and enhance their professional cardiovascular care skills, thereby better serving the needs of patients in the community. We are also able to invest our available funds primarily in equipment and technology for cardiovascular care, rather than allocating those funds among the equipment and technology needs of many different healthcare services as occurs at general acute care hospitals. We believe our focused approach increases patient, physician and staff satisfaction and allows us to provide high-quality, cost-effective patient care.

  - Physician partnerships

     At the core of our business model is a physician-partner structure that empowers our physicians by enabling them to be involved in developing a heart hospital and to participate in strategic and operational decisions at the hospital. Our physician partners share decision-making authority with us on various strategic matters such as site selection, facility size and layout, the hospital marketing plan and community outreach programs. They, as well as other physicians practicing at our heart hospitals, also participate in decisions on a wide range of operational matters such as development of clinical care protocols, supply selection and usage, equipment purchases, patient procedure scheduling and local staff and management team selection. We believe that our physician-partnership approach addresses the sense of frustration many physicians experience with the current state of hospital-based healthcare.

  - Patient-focused care

     Our philosophy is to center care around the patient rather than expect the patient to adapt to our facilities and staff. We design, equip, staff and operate our hospitals to deliver coordinated patient-focused care. This approach limits the need to move patients and provides ease of access to all necessary medical services, allowing us to enhance the overall experience of the patient. Our large, single-patient rooms allow physicians and nursing staff to provide, in the patient's room, all levels of post-surgical care required for our patients during their entire stay. In most general acute care facilities, which have a limited number of rooms with cardiovascular monitoring capabilities, patients are required to be transferred repeatedly within the facility during the course of their stay. Moving patients almost always involves risk to the patient, new care providers and an unsettling reorientation period for the patient and the patient's family. We believe moving patients also reduces physician efficiency, results in delays in providing the services patients need and can lead to a longer patient stay. Another key element of patient-focused care is our investment in technology. For example, we invest in technology that facilitates communication between patients and care providers by:

        - allowing patients and their family members to easily contact and directly communicate with specific members of the nursing staff regardless of where the nurse is located at that time, and

        - electronically providing information about the patient's medical condition directly to the members of the nursing staff providing care to the patient rather than through a central monitoring station.

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

     Our patient-focused, physician-partner approach to providing quality care has allowed us to achieve a leading market share in each of our markets. Our focus on cardiovascular care, physician partnerships, unique hospital design, staffing and investment in technology combine to enhance overall operating efficiencies, reduce operating costs and allow us to provide high-quality, cost-effective patient care. For example, we are able to reduce labor costs by moving patients less frequently and having fewer administrative and supervisory personnel in our hospitals. In our hospital division, labor costs represent approximately 30% of net revenue as compared, we believe, to approximately 40% of net revenue in the average for-profit hospital and approximately 45% to 50% in the average not-for-profit hospital. Our cost savings allow us to invest in technology that increases physician productivity and improves the patient experience.

OUR STRATEGY

     Our objective is to become the leading provider of cardiovascular healthcare services in each of the markets we enter. Key elements of our strategy to achieve this objective include:

  - Improving the patient experience

     Our philosophy, developed in partnership with physicians, is to center care around the patient. We have designed our hospitals, particularly the patient rooms, around the requirements of our patients in order to improve their experience and the quality of their care. Our large, single-patient rooms are capable of handling all of our patients' needs during their entire stay, including critical care, telemetry and post-surgical care. This allows us to avoid moving our patients repeatedly and to have their care provided by the same group of staff members during their entire stay. For patients and their families, this creates a familiarity with, and a high level of trust in, their care providers while enabling the care providers to understand each patient's needs on an individual basis. The design of our rooms and our unlimited visiting hours also allow patients' family members to be involved in their care. For example, the size of our patient rooms lets us provide sleeping arrangements for family members who desire to stay with the patient during the patient's recovery. We believe our patient care staffing ratios are equal to or better than those of our competitors. We also believe that our patient care staff is more available to our patients because of our unique facility design and our investments in technology.

     We monitor and evaluate patient satisfaction in our heart hospitals by conducting patient surveys. These performance surveys have consistently demonstrated a high level of patient satisfaction with our facilities, staff and care coordination. For example, in patient satisfaction surveys conducted in our heart hospitals, 98% of our patients who completed these surveys indicated that they would return to our heart hospital for any future cardiac procedures. And more than 97% indicated that they were satisfied with the physical comfort of our hospital, the patient education we provided and the way in which we allowed family members to be closely involved in their care.


  - Partnering with cardiologists and cardiovascular surgeons



     We partner with cardiologists and cardiovascular surgeons that we believe have established reputations for clinical excellence. These physician partners, who own an equity interest in the heart hospital where they practice, participate in decisions on strategic matters at that hospital such as site selection, facility size and layout, the hospital marketing plan and community outreach programs. They, as well as the numerous other physicians providing services in our hospitals, also participate in decisions on a wide range of operational matters such as development of clinical care protocols, supply selection and usage, equipment purchases, patient procedure scheduling and local staff and management team selection. Our physician partners are empowered by their role in the development of a new heart hospital and in the strategic decisions we make affecting the hospital. We believe that our physician partners take greater pride and interest in a hospital they view as their own and that the influence they have over decisions in the hospital motivates them to help us provide patient-focused care on a cost-effective basis. The opportunity to have a role in how our hospitals are managed encourages our physician partners to share new ideas, concepts and practices. By partnering with highly regarded physicians, we are able to rapidly introduce the advantages of our heart hospital to other physicians who look to these specialists for guidance on how to care for their patients with cardiovascular disease.

  - Developing new heart hospitals

     We intend to begin development on one to three new heart hospitals annually in markets where we can establish relationships with highly regarded cardiologists and cardiovascular surgeons. Before entering a new market, we use publicly available information to analyze a variety of market factors, including growth characteristics, Medicare reimbursement rates and strengths and weaknesses of existing hospitals. Our facility design for each new heart hospital focuses on improving physician and staff efficiency and providing higher quality patient care than is typically provided in general acute care facilities. We expect to leverage our experience and expertise from the development of our existing heart hospitals to continue to improve our heart hospital development program. All of our heart hospitals are designed for possible future expansion in an efficient and rapid manner.

  - Achieving superior clinical outcomes


     We believe that by focusing on diagnosing and treating cardiovascular disease we can improve the quality of cardiovascular care, which allows us to achieve superior clinical outcomes for our patients. We assess the quality of cardiovascular care - that is, the degree to which our services increase the likelihood of desired health outcomes - by monitoring several key criteria, including mortality rates, patient acuity, average length of stay and patient satisfaction. We believe our hospitals generally achieve lower mortality rates and a shorter average length of stay for patients with generally higher acuity levels as compared to our competitors in each of our markets. For example, using 1999 MedPar data for patients receiving a broad range of cardiovascular procedures in all of our first five heart hospitals, we have derived the average length of stay, mortality rate and complicated case severity index for those patients and compared the results to comparable data for patients receiving care for the same cardiovascular procedures at a group of ten hospitals comprised of the top two competitors of each of our first five heart hospitals. In 1999, the average length of stay for patients in all of our first five heart hospitals was 4.8 days compared to an average of 5.5 days for the competitor group; our mortality rate was 2.0% compared to 3.2% for the competitor group; and our complicated case severity index was 1.21 compared to 0.90 for the competitor group. We operate all of our heart hospitals under a quality assurance program to provide an objective assessment of the quality of the services we provide. All of our heart hospitals that have been open for more than six months are accredited by the Joint Commission on Accreditation of Healthcare Organizations, an independent accrediting organization that is widely recognized in the hospital industry.


  - Applying our experience across our heart hospitals

     Our cost-effective operations reflect the impact of shared experiences of physicians and hospital management at each of our heart hospitals. We encourage our hospital management and physician partners to regularly share information and implement best practices, which is made easier by our standard facility design and operational similarities. We share information through regular meetings of our hospital management teams to

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

     enable them to discuss new practices and methodologies such as supply selection and management and scheduling efficiencies. We also coordinate opportunities for our physician partners to discuss - both on an informal basis and at our annual meeting of our physician partners - such matters as clinical protocols, patient management and procedure techniques. These efforts have allowed all of our hospitals to benefit from the innovations that occur at one hospital and our hospital managers and physicians to become more efficient and productive. For example, physicians at one of our heart hospitals initially informed us of the benefits of ultrafast computerized tomography, the most advanced technology available for the early detection of coronary heart disease. Using the results of this non-invasive procedure, cardiologists and radiologists are able to determine a person's current risk for a heart attack. After sharing the results of this physician-driven initiative with physicians at our other hospitals and gaining their support, we acquired ultrafast computerized tomography scanning equipment at five of our heart hospitals.

OUR HEART HOSPITALS

     We currently own and operate eight heart hospitals. We have begun development on our ninth hospital, which will focus on cardiovascular care as well as orthopedics, neurology, obstetrics and gynecology and will be located in Texas. We have also begun developing a heart hospital in Louisiana, which will be our tenth hospital. Both of these hospitals under development are expected to open by late 2002. We have also identified two additional locations in which we are actively considering the development of heart hospitals. We expect to begin development on one to three new heart hospitals each year. Once a new heart hospital venture is formed and the partners have contributed their capital, it typically takes approximately 18 to 24 months to develop the heart hospital.

     The following table identifies key characteristics of our eight heart hospitals and the two hospitals we have under development. Our ownership percentage in the table gives effect to the exchange.


                                                         PRO FORMA   OPENING DATE
                                                          MEDCATH     (SCHEDULED     LICENSED   CATH   OPERATING
HOSPITAL                               LOCATION          OWNERSHIP   OPENING DATE)     BEDS     LABS     ROOMS
--------                         ---------------------   ---------   -------------   --------   ----   ---------
Arkansas Heart Hospital             Little Rock, AR       70.3%       Mar. 1997         84       6         3
Tucson Heart Hospital                 Tucson, AZ          58.6%       Oct. 1997         60       4         3
Arizona Heart Hospital                Phoenix, AZ         70.6%       June 1998         59       4         3
Heart Hospital of Austin              Austin, TX          70.9%       Jan. 1999         58       4         3
Dayton Heart Hospital                 Dayton, OH          66.5%       Sept. 1999        47       4         3
Bakersfield Heart Hospital          Bakersfield, CA       53.3%       Oct. 1999         47       4         3
Heart Hospital of New Mexico        Albuquerque, NM       24.0%       Oct. 1999         55       4         3
Heart Hospital of South Dakota      Sioux Falls, SD       33.3%       Mar. 2001         50       3         3
Harlingen Medical Center             Harlingen, TX        51.1%      (late 2002)       112       2         7
Louisiana Heart Hospital         Slidell/Covington, LA    51.0%      (late 2002)        46       3         3



We have initiated and are continuing to have discussions with our community hospital partner in our Heart Hospital of New Mexico about possibly acquiring for cash its interest in the venture that owns and operates the hospital. We cannot predict whether our efforts to acquire our community hospital partner's interest will be successful.


     Before designing and constructing our first heart hospital in 1994, we met frequently with our physician partners to analyze the operations, facilities and work flow of existing hospitals and found what we believed to be many inefficiencies in the way cardiovascular care was provided in existing hospitals. Based upon this analysis, we designed a hospital that would enhance physician and staff productivity and allow for the provision of high-quality, patient-focused care. Based upon subsequent operating experience and input from physicians at our

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

other heart hospitals, we have further refined our basic heart hospital layout to allow us to combine site selection, facility size and layout, staff and equipment in an optimal manner to deliver quality cardiovascular care. We believe that a newly constructed and equipped heart hospital enjoys a significant competitive advantage over hospitals that have been repeatedly renovated and expanded over several decades, which often results in an inefficient layout and workflow. We also believe that a hospital and staff with a clear focus on diagnosing and treating cardiovascular disease can provide higher quality care and be more cost effective than general acute care hospitals that seek to provide multiple healthcare services to patients with a wide variety of diseases.

     The innovative characteristics of our heart hospitals include:

          Universal patient rooms. Our large, single-patient rooms enable our staff to provide all levels of care required for our patients during their entire hospital stay, including critical care, telemetry and post-surgical care. Each room is equipped as an intensive care unit, which enables us to keep a patient in the same room throughout their recovery. This approach differs from the general acute care hospital model of moving patients, potentially several times, as they recover from surgical procedures.

          Centrally located inpatient services. We have centrally located all services required for inpatients, including radiology, laboratory, pharmacy and respiratory therapy, in close proximity to the patient rooms, which are usually all located on a single floor in the hospital. This arrangement reduces scheduling conflicts and patient waiting time. Additionally, this eliminates the need for costly transportation staff to move patients from floor to floor and department to department.

          Distributed nursing stations. Unlike traditional hospitals with large central nursing stations which serve as many as 30 patients, we have corner configuration nursing stations on our patient floors where each station serves six to eight patients and is located in close proximity to the patient rooms. This design provides for excellent visual monitoring of patients, allows for flexibility in staffing to accommodate the required levels of care, shortens travel distances for nurses, allows for fast response to patient calls and offers proximity to the nursing station for family members.

          Efficient work flow. We have designed and constructed our various procedure areas in close proximity to each other allowing for both patient safety and efficient staff work flow. For example, our cardiac catheterization laboratories are located only a few feet from the operating rooms, outpatient services are located immediately next to procedure areas and emergency services are located off the staff work corridor leading directly to the diagnostic and treatment areas.

          Extra capacity for critical cardiac procedures. We design and construct our heart hospitals with more operating rooms and cardiac catheterization laboratories than we believe are available in the heart program of a typical general acute care hospital. This feature of our heart hospitals insures that the physicians practicing in our heart hospitals will experience fewer conflicts in scheduling procedures for their patients. In addition, all of our operating rooms are designed primarily for cardiovascular procedures, which allows them to be used more efficiently by physicians and staff.

     Our physician partners in our heart hospital ventures participate in the material strategic and operating decisions we make for a heart hospital. They do so either through their representatives on the governing board of the venture or through a requirement in the venture's governing documents that we obtain the consent of their representatives before taking certain actions. In those ventures where we have a community hospital partner as well as physician partners, the community hospital partner also participates in these decisions, which include such matters as site selection, facility size and layout and selection and employment of the key

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

members of the heart hospital's senior management team. After a hospital opens and begins operating, the members of the hospital's senior management team, who are employed by us, make all routine operating decisions for the heart hospital. We must generally obtain the approval or consent, however, of our partners before taking action on matters such as adopting the heart hospital's annual operating budget and making capital expenditures in excess of specified amounts. We must also generally obtain the consent of our partners or their representatives before making any material amendments to the operating or partnership agreement for the heart hospital venture or admitting additional members or partners. The operating or partnership agreement for each heart hospital venture contains provisions specifying the criteria for, and timing of, distributions to the partners as well as provisions limiting redemptions, and restricting the transfer, of ownership interests. In some of our hospital ventures, we must obtain the consent of our partners before making any distributions.

     Our heart hospitals have different operating characteristics than traditional general acute care hospitals. For example, in our hospital division, our labor costs represent approximately 30% of our net revenue as compared, we believe, to approximately 40% of net revenue in the average for-profit hospital and approximately 45% to 50% in the average not-for-profit hospital. We achieve our cost-effective operating results in a number of ways, including:

     - designing our heart hospitals to reduce the labor costs associated with transporting patients, equipment and supplies. We believe these transportation costs may account for as much as 6% of a general acute care hospital's labor expense. The delays and lack of coordination associated with transporting patients around a large general acute care hospital also hinders the physicians' ability to provide quality care on a timely basis and can result in patient dissatisfaction,

     - eliminating duplicative layers of administrative and support personnel. We staff our heart hospitals with only four non-caregiving employees including a president, vice president of finance, vice president of nursing and vice president of business development. This staffing model greatly reduces administrative costs associated with traditional general acute care hospitals,

     - using working team leaders to supervise our nurses and medical technical personnel at each of our heart hospitals. These team leaders spend approximately one third of their time supervising medical personnel and their remaining time providing cardiovascular care services. This working team leader approach reduces the need for supervisory personnel,

     - centralizing our non-clinical hospital support services such as finance, management information systems, regulatory compliance and managed care contracting, as appropriate, and

     - investing in technology and training our physicians, nurses and other staff members so that they are familiar with all details of quality cardiovascular care, can work more efficiently and provide patient-focused care.


     All of our heart hospitals operate under a quality assurance program and, except for the Heart Hospital of South Dakota, which opened in March 2001, are accredited by the Joint Commission on Accreditation of Healthcare Organizations. The Joint Commission conducted its initial survey of the Heart Hospital of South Dakota in April 2001, and we expect to receive a final accreditation report within six to eight weeks after the date of completion of the survey. We assess the quality of cardiovascular care provided at each of our heart hospitals by focusing on several key criteria, including mortality rates, patient acuity, average length of stay and patient satisfaction. We believe our hospitals generally achieve lower mortality rates and a shorter average length of stay for patients with generally higher acuity levels as compared to our competitors in each of our markets. For example, using 1999 MedPar data for patients receiving a broad range of cardiovascular procedures in all of our first five heart hospitals, we


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


have derived the average length of stay, mortality rate and complicated case severity index for those patients and compared the results to comparable data for patients receiving care for the same cardiovascular procedures at a group of ten hospitals comprised of the top two competitors of each of our first five heart hospitals. In 1999, the average length of stay for patients in all of our first five heart hospitals was 4.8 days compared to an average of 5.5 days for the competitor group; our mortality rate was 2.0% compared to 3.2% for the competitor group; and our complicated case severity index was 1.21 compared to
0.90 for the competitor group. We believe we enhance the quality of patient care by providing a center that fosters excellence for cardiovascular care in each of our markets. This allows our physicians, nurses, medical technicians and other staff members to concentrate on and enhance their professional cardiovascular care skills.


     We monitor patient satisfaction in our heart hospitals through the use of patient care surveys that we and independent third parties conduct. These performance surveys have consistently demonstrated a high level of patient satisfaction with our facilities, staff and care coordination. For example, in performance surveys conducted in our heart hospitals, 98% of our patients who completed them indicated they would return to our heart hospitals for any future cardiovascular procedures. In addition, more than 97% of the patients who completed surveys indicated that they were satisfied with the physical comfort of our hospital, the patient education we provided and the way in which we allowed family members to have unlimited access to them and be closely involved in their care. We believe the high marks our heart hospitals consistently receive from patients in these surveys help distinguish us from most general acute care hospitals.

OUR HEART HOSPITAL DEVELOPMENT PROGRAM


     An important step in developing a new heart hospital is establishing a relationship with a group of physicians providing cardiovascular care that we believe have established reputations for clinical excellence. We regularly receive unsolicited inquiries from groups of physicians interested in partnering with us to take advantage of our hospital development and management expertise and access to capital. We also receive referrals to potential partners from our physician partners in our existing heart hospitals and from the leaders of physician groups to which we provide cardiovascular care consulting services. Our experience has been that physician groups most interested in partnering with us are those whose members wish to improve their current practice environment. Since these physicians frequently have pre-existing relationships with our existing physician partners in other markets, they can quickly conduct their own informal evaluation to understand the benefits of partnering with us to develop a heart hospital.


     An equally important step in developing a new heart hospital is performing a detailed market analysis using publicly available data from a number of sources. We use a disciplined, data-driven process, which includes extensive demographic research, the use of publicly available information from Medicare and other sources and sophisticated modeling of potential operating results for a new heart hospital. The process includes an analysis of the:

     - overall market size for cardiovascular care, including the surrounding communities,

     - projected population growth in the market, particularly for the population group over the age of 55 because they are the primary recipients of cardiovascular care services,

     - Medicare reimbursement rates, which vary depending upon the wage index for the market,

     - effect on reimbursement due to payor mix, including managed care penetration of the market,

     - competitive strengths and weaknesses of each hospital in the market, and

     - licensing and regulatory requirements, including certificate of need requirements.

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

DIAGNOSTIC AND THERAPEUTIC FACILITIES

     We have participated in the development of or have acquired interests in, and provide management services to, seven additional facilities where physicians diagnose and treat cardiovascular disease. We manage two additional hospital-based cardiac catheterization laboratories. We also own and operate a fleet of mobile cardiac catheterization laboratories serving hospital networks and maintain a number of mobile and modular cardiac catheterization laboratories in a rental fleet that we lease on a short-term basis. These diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories are equipped to allow the physicians using them to employ a range of diagnostic and treatment options for patients suffering from cardiovascular disease.

  Managed Diagnostic and Therapeutic Facilities

     We manage the operations of nine cardiac diagnostic and therapeutic facilities. Five of these facilities are located at hospitals operated by other parties and offer invasive therapeutic procedures. The remaining four are not located at hospitals and offer only diagnostic services. We have ownership interests in three of these facilities. The following table provides information about the nine facilities.

                                                                            MEDCATH       INITIAL TERM
                                                                           MANAGEMENT          OF
                                                                          COMMENCEMENT     MANAGEMENT
FACILITY                                            LOCATION                  DATE          AGREEMENT
--------                                            --------              ------------   ---------------
Cardiac Testing Centers...........................  Summit, NJ                1992          35 years
Sun City Cardiac Center...........................  Sun City, AZ              1992          40 years
Heart Institute of Northern Arizona...............  Kingman, AZ               1994          40 years
Cape Cod Hospital(1)..............................  Hyannis, MA               1995          20 years
Wake Heart Cardiac Diagnostic Center..............  Raleigh, NC               1996          40 years
Gaston Cardiology Services(1)(2)..................  Gastonia, NC              1996          32 years
Colorado Peaks Cardiovascular Lab(1)..............  Colorado Springs, CO      1999          20 years
Angleton Danbury Diagnostic Center................  Angleton, TX              1999           3 years
Mercy Medical Center..............................  Springfield, OH           1999            1 year

---------------

(1) We have an ownership interest in each of these facilities.
(2) Our hospital partner in this facility has the option to terminate our management agreement in 2003 and acquire all of the facility's equipment at its net book value.

     Our management services generally include providing all non-physician personnel required to deliver patient care and the administrative, management and support functions required in the operation of the facility. The physicians who supervise or perform diagnostic and therapeutic procedures at these facilities have complete control over the delivery of cardiovascular healthcare services. The management agreements for each of these centers generally have an extended initial term and several renewal options ranging from five to ten years each. The physicians and hospitals with whom we have contracts to operate these centers may terminate the agreements under certain circumstances. We may terminate most of these agreements for cause or upon the occurrence of specified material adverse changes in the business of the centers. We intend to develop with physician groups, or acquire contracts to manage, additional diagnostic and therapeutic facilities.

  Mobile Catheterization Laboratories Serving Hospital Networks

     We are the largest and most experienced provider of mobile catheterization services to hospital networks in the United States. Mobile laboratories serving hospital networks are moved, usually on a daily basis, from one hospital to another in a particular hospital network or geographic area. Each mobile laboratory is fully equipped and operated by our medical technicians and nurses, which provides a hospital or physician group with a turnkey

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

catheterization laboratory. Our mobile laboratories permit a group of hospitals located in geographic proximity to one another, each with limited cardiovascular patient volume, to offer cardiovascular services through shared access to equipment and personnel. This also allows hospitals and physicians to offer cardiovascular care services while avoiding the substantial capital expenditures and operating expenses needed to purchase and operate the equipment required to perform these services. We currently have contracts with 39 hospitals for our mobile laboratories. These hospitals pay for the use of our mobile laboratories on a fixed-fee-per-procedure basis and reimburse us for most of the costs incurred in performing procedures. In most instances, the hospitals are obligated to pay a minimum monthly amount regardless of the number of procedures performed in the mobile laboratories while they are located at the hospital.

  Interim Mobile Catheterization Labs

     In addition to our mobile catheterization laboratories serving hospital networks, we maintain a rental fleet of mobile and modular cardiac catheterization laboratories. We lease these laboratories on a short-term basis to hospitals while they are either adding capacity to their existing facilities or replacing or upgrading their equipment. We also lease these laboratories to hospitals that experience a higher demand for cardiac catheterization procedures during a particular season of the year and choose not to expand their own facilities to meet peak period demand. Our rental and modular laboratories are manufactured by leading original equipment manufacturers and have advanced technology and enable cardiologists to perform both diagnostic and interventional therapeutic procedures. Each of our rental units is generally in service for at least nine months of the year. These units allow us to be responsive to immediate demand and create flexibility in our operations.

CARDIOVASCULAR PROCEDURES

     The following is a brief description of the major procedures physicians perform at our heart hospitals and other facilities.

  Invasive Procedures

     Atherectomy. This procedure is used to remove concentrations of plaque from coronary arteries.

     Cardiac catheterization. This procedure utilizes catheters, contrast agents and sophisticated diagnostic instruments to evaluate the functioning of the heart and the coronary arteries.

     Coronary artery bypass graft surgery. Coronary artery bypass graft surgery is an open heart surgical procedure through which the flow of blood to the heart is bypassed around sections of one or more coronary arteries that have become clogged with plaque by using vein or artery grafts taken from other areas of the body.

     Pacemaker installation. A pacemaker emits electrical signs that aid in the regulation of a patient's abnormal heart rate.

     Percutaneous transluminal coronary angioplasty. This procedure, which is commonly called angioplasty, uses the techniques of cardiac catheterization to open coronary arteries that have become clogged with concentrations of plaque. This procedure allows patients suffering from coronary heart disease to avoid or defer coronary artery bypass graft surgery. This procedure also commonly is used to clear blockages in arteries supplying blood to other parts of the body.

     Stent installation. A stent is a tiny metal sleeve surgically placed into a coronary or other artery when a patient undergoes angioplasty as an adjunct treatment to reduce the incidence of restinosis, which is the renarrowing of a vessel.

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

     Valve replacement surgery. Valve replacement is an open heart surgical procedure involving the replacement of valves that regulate the flow of blood between chambers in the heart which have become narrowed or ineffective due to the build-up of calcium or scar tissue or the presence of some other physical damage.

  Non-Invasive Procedures

     Cardiac magnetic resonance imaging. This test uses a powerful magnet to produce highly detailed, accurate and reproducible images of the heart and surrounding structures as well as the blood vessels in the body without the need for contrast agents.

     Echocardiogram with color flow doppler, or ultrasound test. This test produces real time images of the interior of the heart muscle and valves, which are used to accurately evaluate heart valve and muscle problems and measure heart muscle damage.

     Nuclear treadmill exercise test, or nuclear angiogram. This test, which involves the injection of a low level radioactive tracer isotope into the patient's bloodstream during exercise on a motorized treadmill, frequently is used to screen patients who may need cardiac catheterization and to evaluate the results in patients who have undergone angioplasty or cardiac surgery.

     Standard treadmill exercise test. This test, which involves a patient exercising on a motorized treadmill while the electrical activity of the patient's heart is measured, frequently is used to screen for heart disease.

     Ultrafast computerized tomography. This test detects the buildup of calcified plaque in coronary arteries before the patient experiences any symptoms.

CARDIOLOGY CONSULTING AND MANAGEMENT SERVICES

     We provide consulting services to three physician groups and manage three additional physician practices that include primarily cardiologists and cardiovascular surgeons. The consulting services we provide to these groups include advising on:

     - positioning the physicians to adapt to the demands of the managed care market by partnering highly-skilled administrative personnel with physicians and medical personnel,

     - methodologies to increase operating efficiencies,

     - methodologies to improve the utilization of existing facilities and equipment, and

     - incorporating advanced technology into their practices and improving their information systems.

CLINICAL TRIAL SITE MANAGEMENT SERVICES

     We coordinate and assist in the conduct of clinical trials of pharmaceuticals and medical devices for the treatment of cardiovascular disease in collaboration with physicians at several of our heart hospitals. Our services include employing, training and managing on-site clinical research coordinators and providing regulatory affairs project management and quality assurance support. In addition, we implement standard operating procedures and working guidelines, insure compliance with guidelines issued by the Food and Drug Administration and the International Congress on Harmonization and assist with audit preparation. We have long-term clinical research agreements with five physician-based research centers and two of our heart hospitals.

COMPLIANCE PROGRAM

     We have a compliance program that is consistent with guidelines issued by the Office of Inspector General of the Department of Health and Human Services. As part of this compliance

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

program, we adopted a Code of Ethics and designated compliance officers at the corporate level and at individual heart hospitals. Our program includes an anonymous reporting system, compliance training programs, auditing and monitoring programs and a disciplinary system to enforce our code of ethics and other compliance policies. It also includes a process for screening all employees through applicable federal and state databases of sanctioned individuals. Auditing and monitoring activities include claims preparation and submission, and also cover issues such as coding, billing, cost reporting and financial arrangements with physicians and other referral sources. These areas are also the focus of our specialized training programs. The compliance committee of our board of directors oversees the compliance program.

EMPLOYEES

     As of May 31, 2001, we employed 3,315 persons, including 2,256 full-time and 1,059 part-time employees. None of our employees is a party to a collective bargaining agreement, and we consider our relationship with our employees to be good. There currently is a nationwide shortage of nurses and other medical support personnel, which makes recruiting and retaining these employees difficult. We provide competitive wages and benefits and offer our employees a professional work environment that we believe helps us recruit and retain the staff we need to operate our hospitals and other facilities.

     We do not employ any physicians at any of our hospitals or other facilities. Our heart hospitals are staffed by licensed physicians who have been admitted to the medical staffs of individual hospitals. Any licensed physician -- not just our physician partners -- may apply to be admitted to the medical staff of any of our hospitals, but admission to the staff must be approved by the hospital's medical staff and governing board in accordance with established credentialing criteria.

PROPERTIES

     Our corporate offices are located in Charlotte, North Carolina. We currently lease approximately 32,580 square feet of commercial office space at that location.

     Each of the ventures we have formed to develop a heart hospital owns the land and buildings of the hospital, with the exception of the land underlying the Heart Hospital of Austin, which we lease. Each venture has pledged its interest in the land and hospital building to secure the term debt incurred to develop the heart hospital. Each venture formed to own and operate a diagnostic and therapeutic facility leases its facility.

ENVIRONMENTAL MATTERS

     We are subject to various federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials, including medical waste products. We believe that all of our facilities and practices comply with these laws and regulations and we do not anticipate that any of these laws will have a material adverse effect on our operation. We cannot predict, however, whether environmental issues may arise in the future.

INSURANCE


     Like most healthcare companies, we are subject to claims and legal actions in the ordinary course of business. To cover these claims, we maintain professional malpractice liability insurance and general liability insurance in amounts we believe are sufficient for our operations. Currently we maintain professional liability insurance that provides primary coverage on a claims made basis of $1.0 million per incident and $3.0 million in annual aggregate amount. In addition, we currently maintain multiple layers of umbrella liability insurance the aggregate amount of which is $40 million. Some of the claims against us, however, could exceed the

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


scope of our coverage in effect or coverage of particular claims or damages could be denied. In addition, we may not be able to obtain adequate insurance at a reasonable cost in the future.


COMPETITION


     In executing our business strategy, we compete with other cardiovascular care providers, primarily for-profit and not-for-profit general acute care hospitals. In some of our markets, such as Sioux Falls, South Dakota, we may have only one competitor. In other markets, such as Phoenix, Arizona, our heart hospitals compete for patients with the heart programs of numerous other hospitals in the same market. In most of our markets we compete for market share of cardiovascular procedures with from three to six hospitals. Some of these hospitals are part of large for profit or not-for-profit hospital systems with greater financial resources than we have available to us, and all of them have been operating in the markets they serve for many years. When we open a new heart hospital, we generally will not be successful unless we capture significant market share from existing hospitals already operating in the market. We believe that six of our eight heart hospitals rank first or second in market share of key cardiovascular surgical procedures performed in their markets. We believe our other two heart hospitals rank third in market share of those procedures performed in the markets they serve. The principal competitors of each of our heart hospitals are identified below.



Arkansas Heart Hospital                     Dayton Heart Hospital
  - Baptist Medical Center                    - Good Samaritan Hospital
  - St. Vincent Infirmary Medical Center      - Kettering Memorial Hospital
Tucson Heart Hospital                       Bakersfield Heart Hospital
  - Tucson Medical Center                     - Bakersfield Memorial Hospital
  - University Medical Center                 - San Joaquin Community Hospital
Arizona Heart Hospital                      Heart Hospital of New Mexico
  - Good Samaritan Medical Center             - Presbyterian Hospital
  - Phoenix Regional Medical Center           - Lovelace Health Systems
Heart Hospital of Austin                    Heart Hospital of South Dakota
  - Seton Medical Center                      - Sioux Valley Hospital
  - St. David's Hospital


     Some of the hospitals that compete with our heart hospitals are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions and can finance capital expenditures and operations on a tax-exempt basis. Some of our competitors are larger, are more established, have greater geographic coverage, offer a wider range of services or have more capital or other resources than we do. If our competitors are able to finance capital improvements, recruit physicians, expand services or obtain favorable managed care contracts at their facilities, we may experience a decline in market share. We are not aware of any other company pursuing a strategy of developing and owning multiple heart hospitals in partnership with cardiologists and cardiovascular surgeons. We believe our experience in developing and operating heart hospitals, managing diagnostic and therapeutic centers and the constructive relationships that we have developed with numerous cardiologists and cardiovascular surgeons give us a significant advantage over potential competitors that might adopt a similar business strategy in the future. In operating our heart hospitals, particularly in performing outpatient procedures, we compete with free-standing diagnostic and therapeutic facilities located in the same markets.

     We are not aware of any national competitors in the mobile cardiac catheterization laboratory business seeking to serve networks of hospitals. It is possible that some of the hospitals currently served by our mobile catheterization laboratories may elect to install their own facilities. There are several other companies offering cardiac catheterization laboratories for rental on a short-term basis.

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

LEGAL PROCEEDINGS

     We are currently involved in a dispute with Sun City Health Corporation, which owns Boswell Hospital where the Sun City Cardiac Center is located, regarding the pricing arrangement for inpatient procedures. The Sun City Cardiac Center has been providing services to the hospital's patients for many years under a pricing arrangement based upon an expired written agreement. From 1993 until May 1999, Sun City Health Corporation paid the amounts billed to them under that pricing arrangement. In May 1999, Sun City Health Corporation unilaterally began to discount the amount of the center's charges and has continued to discount them since, reducing the center's revenue by approximately $3.0 million per year. We subsequently filed suit in the Superior Court for Maricopa County Arizona, on behalf of the center to recover the unpaid amounts of the charges. Sun City Health Corporation recently agreed to submit the dispute over the pricing arrangement to arbitration. Sun City Health Corporation has the right to establish its own cardiac catheterization laboratory, but would first have to purchase the business of the Sun City Cardiac Center at its fair market value.


     Our Bakersfield Heart Hospital filed a lawsuit in June 2001 against PacifiCare of California and SecureHorizons USA, Inc. in Superior Court of California, County of Kern, seeking payment for services rendered by the Bakersfield Hospital to patients insured by these parties. Our claim as of April 30, 2001 was for at least $6.2 million plus other amounts set forth in the complaint. We believe we will prevail in our efforts to get a judgment for the amounts we are owed for these services, but we cannot assure you that we will collect the amounts we believe are owed to us. Our revenues could be adversely affected if we do not prevail on our claim or are unable to collect a judgment rendered in our favor. We have made provisions in our consolidated financial statements to report the amounts receivable from these parties at their net realizable value in accordance with accounting principles generally accepted in the United States.


     We are involved in other litigation and proceedings in the ordinary course of our business. We do not believe the outcome of any such litigation, individually or in the aggregate, will have a material adverse effect upon our business, financial condition or results of operations.

GOVERNMENT REGULATION

  Overview

     The healthcare industry is required to comply with extensive government regulation at the federal, state, and local levels. Under these laws and regulations, hospitals must meet requirements to be licensed under state law and be certified to participate in government programs, including the Medicare and Medicaid programs. These requirements relate to matters such as the adequacy of medical care, equipment, personnel, operating policies and procedures, emergency medical care, maintenance of records, relationships with physicians, cost reporting and claim submission, rate-setting, compliance with building codes, and environmental protection. There are also extensive government regulations that apply to our owned and managed diagnostic facilities. If we fail to comply with applicable laws and regulations, we could be subject to criminal penalties and civil sanctions, our hospitals could lose their licenses, and our hospitals and other healthcare facilities could lose their ability to participate in the Medicare, Medicaid and other federal and state health care programs. In addition, government laws and regulations, or the interpretation of such laws and regulations, may change. If that happens, we may have to make changes in our facilities, equipment, personnel, services or business structures so that our hospitals and other healthcare facilities remain qualified to participate in these programs. We believe that our hospitals and other health care facilities are in substantial compliance with current federal, state, and local regulations and standards.

  Licensure and certification

     Licensure and accreditation. Our hospitals are subject to state and local licensing requirements. In order to verify compliance with these requirements, our hospitals are subject to periodic inspection by state, and local authorities. All of our hospitals are licensed as general
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

acute care hospitals under applicable state law. In addition, our hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations, a nationwide commission which establishes standards relating to physical plant, administration, quality of patient care and operation of hospital medical staffs.

     Certification. In order to participate in the Medicare program, each provider must meet applicable regulations of the Department of Health and Human Services relating to, among other things, the type of facility, equipment, personnel, standards of medical care and compliance with applicable state and local laws. All hospitals and our diagnostic and therapeutic facilities are certified to participate in the Medicare and Medicaid programs.

     Emergency Medical Treatment and Active Labor Act. The Emergency Medical Treatment and Active Labor Act imposes requirements as to the care that must be provided to anyone who seeks care at facilities providing emergency medical services. Regulations have recently been adopted that expand the areas within a hospital system that must provide emergency treatment. Sanctions for failing to fulfill these requirements include exclusion from participation in the Medicare and Medicaid programs and civil money penalties. In addition, the law creates private civil remedies that enable an individual who suffers personal harm as a direct result of a violation of the law to sue the offending hospital for damages and equitable relief. A hospital that suffers a financial loss as a direct result of another participating hospital's violation of the law also has a similar right. Although we believe that our emergency care practices are in compliance with the law, we cannot assure you that governmental officials responsible for enforcing the law or others will not assert we are in violation of these laws.

     Certificate of Need laws. In some states, the construction of new facilities, the acquisition of existing facilities or the addition of new beds or services may be subject to review by state regulatory agencies under a certificate of need program. These laws generally require appropriate state agency determination of public need and approval prior to the addition of beds or services. Currently, we do not operate any hospitals in states that have adopted certificate of need laws. However, these laws may limit our ability to acquire or develop new facilities in states that have such laws.

     Professional licensure. Healthcare professionals at our hospitals and diagnostic and therapeutic facilities are required to be individually licensed or certified under applicable state law. We take steps to ensure that our employees and agents have all necessary licenses and certifications, and we believe that our employees and agents comply with all applicable state laws.

     Corporate practice of medicine and fee-splitting. Some states have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians. Some states also have adopted laws that prohibit direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician's license, civil and criminal penalties and rescission of the business arrangements. These laws vary from state to state, are often vague and in most states have seldom been interpreted by the courts or regulatory agencies. We have attempted to structure our arrangements with healthcare providers to comply with the relevant state law. However, we cannot assure you that governmental officials charged with responsibility for enforcing these laws will not assert that we, or the transactions in which we are involved, are in violation of these laws. These laws may also be interpreted by the courts in a manner inconsistent with our interpretations.

  Fraud and Abuse Laws

     Various federal and state laws govern financial and other arrangements among healthcare providers and prohibit the submission of false or fraudulent claims to the Medicare, Medicaid and other government healthcare programs. Penalties for violation of these laws include civil
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

and criminal fines, imprisonment and exclusion from participation in federal and state healthcare programs. The Health Insurance Portability and Accountability Act of 1996 broadened the scope of certain fraud and abuse laws by adding several civil and criminal statutes that apply to all healthcare services, whether or not they are reimbursed under a federal healthcare program. Among other things, the Health Insurance Portability and Accountability Act of 1996 established civil monetary penalties for certain conduct, including upcoding and billing for medically unnecessary goods or services. In addition, the federal False Claims Act allows an individual to bring a lawsuit on behalf of the government, in what are known as qui tam or "whistleblower" actions, alleging false Medicare or Medicaid claims or other violations of the statute. The use of these private enforcement actions against healthcare providers has increased dramatically in the recent past, in part because the individual filing the initial complaint may be entitled to share in a portion of any settlement or judgment.

     Anti-kickback statute. The federal "anti-kickback" statute prohibits providers of healthcare and others from soliciting, receiving, offering or paying, directly or indirectly, any type of remuneration in connection with the referral of patients covered by the federal healthcare programs. Violations of the anti-kickback statute may be punished by a criminal fine of up to $25,000 or imprisonment for each violation, civil fines of up to $50,000, damages of up to three times the total dollar amount involved, and exclusion from federal healthcare programs, including Medicare and Medicaid.

     As authorized by Congress, the Office of Inspector General of the Department of Health and Human Services has published safe harbor regulations that outline activities and business relationships that are deemed protected from prosecution under the anti-kickback statute. However, the failure of a particular activity to comply with the safe harbor regulations does not mean that the activity violates the anti-kickback statute. There are safe harbors for various types of arrangements, including those for personal services and management contracts and others for investment interests, such as stock ownership in companies with more than $50 million in undepreciated net tangible assets related to healthcare items and services. This publicly traded company safe harbor contains additional criteria, including that the stock must be obtained on terms and at a price equally available to the public when trading on a registered security exchange.

     The Office of Inspector General is primarily responsible for enforcing the anti-kickback statute and generally for identifying fraud and abuse activities affecting government programs. In order to fulfill its duties, the Office of Inspector General performs audits and investigations. In addition, the agency provides guidance to healthcare providers by issuing Special Fraud Alerts and Bulletins that identify types of activities that could violate the anti-kickback statute and other fraud and abuse laws. The Office of the Inspector General has identified the following arrangements with physicians as potential violations of the statute:

     - payment of any incentive by the hospital each time a physician refers a patient to the hospital,

     - use of free or significantly discounted office space or equipment for physicians in facilities usually located close to the hospital,

     - provision of free or significantly discounted billing, nursing, or other staff services,

     - free training for a physician's office staff including management and laboratory techniques,

     - guarantees which provide that if the physician's income fails to reach a predetermined level, the hospital will pay any portion of the remainder,

     - low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients to the hospital,

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

     - payment of the costs of a physician's travel and expenses for conferences,

     - payment of services which require few, if any, substantive duties by the physician, or payment for services in excess of the fair market value of the services rendered, or

     - purchasing goods or services from physicians at prices in excess of their fair market value.

     We have a variety of financial relationships with physicians who refer patients to our hospitals. Physicians own interests in each of our hospitals and some of our cardiac catheterization laboratories. Physicians may also own our stock. We also have contracts with physicians providing for a variety of financial arrangements, including leases, management agreements, independent contractor agreements, right of first refusal agreements, and professional service agreements. Although we believe that our arrangements with physicians have been structured to comply with the current law and available interpretations, some of our arrangements do not expressly meet the requirements for safe harbor protection. We cannot assure you that regulatory authorities will not determine that these arrangements violate the anti-kickback statute or other applicable laws. Also, most of the states in which we operate have adopted anti-kickback laws, some of which do not have safe harbor regulations comparable to the federal anti-kickback law and which have only been rarely interpreted by the courts or other government agencies. If our arrangements were found to violate any of these anti-kickback laws we could be subject to criminal and civil penalties and/or possible exclusion from participating in Medicare, Medicaid, or other governmental healthcare programs.

     Physician self-referral law. Section 1877 of the Social Security Act, commonly known as the Stark Law, prohibits physicians from referring Medicare and Medicaid patients for certain designated health services to entities in which they or any of their immediate family members have a direct or indirect ownership or compensation arrangement unless an exception applies. Sanctions for violating the Stark Law include civil monetary penalties, including up to $15,000 for each improper claim and $100,000 for any circumvention scheme, and exclusion from the Medicare or Medicaid programs. There are various ownership and compensation arrangement exceptions to the self-referral prohibition, including an exception for a physician's ownership in an entire hospital (as opposed to an ownership interest in a hospital department) if the physician is authorized to perform services at the hospital. There is also an exception for ownership of publicly traded securities in a company such as ours that has shareholder equity exceeding $75 million at the end of its most recent fiscal year or on average during the three previous fiscal years, as long as the physician acquired the security on terms generally available to the public and the security is traded on one of the major exchanges. There are also exceptions for many of the customary financial arrangements between physicians and providers, including employment contracts, personal service arrangements, isolated financial transactions, payments by physicians, leases, and recruitment agreements, as long as these arrangements meet certain conditions.

     Phase I of the final Stark regulations was issued in January 2001, and largely goes into effect in 2002. However, the Health Care Financing Administration has not finalized the balance of the regulations. Phase II of the Stark Law regulations is expected to be published in 2001 and will address those exceptions not addressed in Phase I, and application of the law under the Medicaid program. There have been few enforcement actions taken to date and thus there is little indication as to how courts will interpret and apply the Stark Law; however, enforcement is expected to increase. We believe we have structured our financial arrangements with physicians to comply with the statutory exceptions included in the Stark Law and the regulatory exceptions in Phase I of the final regulations. In particular, we believe that our physician ownership arrangements meet the Stark whole hospital exception. In addition, we expect to meet the exception for publicly traded securities. However, Phase II of the regulations may interpret provisions of the Stark law and the Phase I regulations differently from the manner in

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which we have interpreted them. We cannot predict the final form that such regulations will take or the effect those regulations will have on us or our arrangements with physicians.

     Many states in which we operate also have adopted, or are considering adopting, similar physician self-referral laws which may prohibit certain physician referrals or require certain disclosures. Some of these state laws apply regardless of the source of payment for care. These statutes typically provide criminal and civil penalties as well as loss of licensure. While there is little precedent for the interpretation or enforcement of these state laws, we have attempted to structure our financial relationships with physicians and others in light of these laws. However, if we are found to have violated these state laws, it could result in the imposition of criminal and civil penalties as well as possible licensure revocation.

     Civil monetary penalties. The Social Security Act contains provisions imposing civil monetary penalties for various fraudulent and/or abusive practices, including, among others, hospitals which knowingly make payments to a physician as an inducement to reduce or limit medically necessary care or services provided to Medicare or Medicaid beneficiaries. In July 1999, the Office of Inspector General issued a Special Advisory Bulletin on gainsharing arrangements.

     The Bulletin warns that clinical joint ventures between hospitals and physicians may implicate these provisions as well as the anti-kickback statute, and specifically refers to specialty hospitals which are marketed to physicians in a position to refer patients to the venture, and structured to take advantage of the exception to the Stark statute for physician investments in "whole hospitals." Hospitals specializing in heart, orthopedic and maternity care are mentioned, and the Bulletin states that these ventures may induce investor-physicians to reduce services to patients through participation in profits generated by cost savings, in violation of a civil monetary penalty provision. Despite this initial broad interpretation of this civil monetary penalty law, in February 2001, the Office of Inspector General issued an advisory opinion which declined to sanction a particular gainsharing arrangement under this civil monetary penalty provision, or the anti-kickback statute, because of the specific circumstances and safeguards built into the arrangement. We believe that the ownership distributions paid to physicians by our heart hospitals do not constitute payments made to physicians under gainsharing arrangements. We cannot assure you, however, that government officials will agree with our interpretation of applicable law.

     False claims prohibitions. False claims are prohibited by various federal criminal and civil statutes. In addition, the federal False Claims Act prohibits the submission of false or fraudulent claims to the Medicare, Medicaid and other government healthcare programs. Penalties for violation of the Act include substantial civil and criminal fines, including treble damages, imprisonment and exclusion from participation in federal health care programs. In addition, the Federal False Claims Act allows an individual to bring lawsuits on behalf of the government, in what are known as qui tam or "whistleblower" actions, alleging false Medicare or Medicaid claims or other violations of the statute.

     A number of states, including states in which we operate, have adopted their own false claims provisions as well as their own whistleblower provisions whereby a private party may file a civil lawsuit in state court.

  Healthcare industry investigations

     The federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers' business arrangements and claims in an effort to identify and prosecute fraudulent and abusive practices. There are numerous ongoing federal and state investigations in the healthcare industry regarding multiple issues including cost reporting and billing practices, physician recruitment practices, physician ownership of healthcare providers and joint ventures with hospitals. These investigations have targeted hospital companies as well
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

as their executives and managers. We have substantial Medicare, Medicaid and other governmental billings, which could result in heightened scrutiny of our operations. We continue to monitor these and all other aspects of our business and have developed a compliance program to assist us in gaining comfort that our business practices are consistent with both legal requirements and current industry standards. However, because the federal and state fraud and abuse laws are complex and constantly evolving, we cannot assure you that government investigations will not result in interpretations that are inconsistent with industry practices, including ours. Evolving interpretations of current, or the adoption of new, federal or state laws or regulations could affect many of the arrangements entered into by each of our hospitals. In public statements surrounding current investigations, governmental authorities have taken positions on a number of issues, including some for which little official interpretation previously has been available, that appear to be inconsistent with practices that have been common within the industry and that previously have not been challenged in this manner. In some instances, government investigations that in the past have been conducted under the civil provisions of federal law may now be conducted as criminal investigations.

     Many current healthcare investigations are national initiatives in which federal agencies target an entire segment of the healthcare industry. One example is the federal government's initiative regarding hospitals' improper requests for separate payments for services rendered to a patient on an outpatient basis within three days prior to the patient's admission to the hospital, where reimbursement for such services is included as part of the reimbursement for services furnished during an inpatient stay. The government has targeted all hospital providers to ensure conformity with this reimbursement rule. Further, the federal government continues to investigate Medicare overpayments to prospective payment system hospitals that incorrectly report transfers of patients to other prospective payment system hospitals as discharges. Law enforcement authorities, including the Office of the Inspector General and the Department of Justice, are also increasing scrutiny of arrangements between healthcare providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient care referrals and business opportunities. Investigators also have demonstrated a willingness to look behind the formalities of a business transaction to determine the underlying purpose of payments between healthcare providers and potential referral sources.

     It is possible that governmental entities could initiate investigations on these or other subjects in the future at our facilities and that such investigations could result in significant costs in responding to such investigations and penalties to us, as well as adverse publicity. It is also possible that our executives and managers, many of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. We are not aware of any material governmental investigations involving any of our facilities, our executives or managers. The positions taken by authorities in any future investigations of us, our executives or managers or other healthcare providers and the liabilities or penalties that may be imposed could have a material adverse effect on our business, financial condition and results of operations.

  Clinical Trial Site Management Services

     The clinical, and post-marketing support, management, and educational services performed by our Heart Research Centers International are subject to various regulatory requirements designed to ensure the quality and integrity of the data or products of these services. Heart Research Centers International provides such services to both sponsors and contract research organizations.

     The industry standard for conducting preclinical testing is embodied in the investigational new drugs regulations administered by the Food and Drug Administration. Research conducted
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at institutions supported by funds from the National Institutes of Health must also comply with multiple project assurance agreements and guidelines administered by the National Institutes of Health and the Office of Research Protection of the Department of Health and Human Services. The requirements for facilities engaging in pharmaceutical, clinical trials, are set forth in the good clinical practice regulations and guidelines. Regulations related to good clinical practices and investigational new drugs have been mandated by the Food and Drug Administration and have been adopted by similar regulatory authorities in other countries. These regulations stipulate requirements for facilities, equipment, supplies and personnel engaged in the conduct of studies to which these regulations apply. The regulations require that written, standard operating procedures are followed during the conduct of studies and for the recording, reporting and retention of study data and records. To help assure compliance, our Health Research Centers International subsidiary has a staff of experienced compliance and quality assurance professionals who monitor ongoing compliance with the regulations pertaining to good clinical practices and investigational new drugs by performing compliance assessments, assisting with audit preparation, coordinating Institutional Review Board submissions and regulatory filings and conducting quality assurance reviews of testing procedures and facilities.

     The Food and Drug Administration and many other regulatory authorities require that study results and data submitted to such authorities are based on studies conducted in accordance with the provisions related to good clinical practices and investigational new drugs. These provisions include:

     - complying with specific regulations governing the selection of qualified investigators,

     - obtaining specific written commitments from the investigators,

     - disclosure of conflicts of interest,

     - verifying that patient informed consent is obtained;

     - instructing investigators to maintain records and reports,

     - verifying drug or device accountability, and

     - permitting appropriate governmental authorities access to data for their review.

     Records for clinical studies must be maintained for specific periods for inspection by the Food and Drug Administration or other authorities during audits. Non-compliance with the good clinical practices or investigational new drugs requirements can result in the disqualification of data collected during the clinical trial and may lead to debarment of an investigator or a contract research organization, such as Heart Research Centers International, if fraud is detected.

     Heart Research Center's standard operating procedures related to clinical studies are written in accordance with regulations and guidelines appropriate to a global standard with regional variations in the regions where they will be used, thus helping to ensure compliance with good clinical practices. Heart Research Centers International also complies with International Congress on Harmonization regulations, as appropriate.

     Although we believe that we are currently in compliance in all material respects with applicable federal, state and international laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

     Finally, new final rules have been adopted by the Department of Health and Human Services related to the responsibilities of contract research organizations, other healthcare entities and their business associates to maintain the privacy of patient identifiable medical information. These rules are discussed in more detail in the following section. We intend to comply with these rules when they become effective and when compliance is required on April 14, 2003, and to obtain all required patient authorizations.

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     Privacy and security requirements.  The Administrative Simplification
Provisions of the Health Insurance Portability and Accountability Act of 1996 require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. On August 17, 2000, the Department of Health and Human Services published final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Compliance with these regulations is required by October 16, 2002. We cannot predict the impact that final regulations, when fully implemented, will have on us.

     The Administrative Simplification Provisions also require the Department of Health and Human Services to adopt standards to protect the security and privacy of health-related information. The Department of Health and Human Services proposed regulations containing security standards on August 12, 1998. These proposed security regulations have not been finalized, but as proposed, would require healthcare providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. In addition, the Department of Health and Human Services released final regulations containing privacy standards on December 28, 2000. These privacy regulations are effective April 14, 2001, but compliance with these regulations is not required until April 2003. The privacy regulations will extensively regulate the use and disclosure of individually identifiable health-related information. The security regulations, as proposed, and the privacy regulations could impose significant costs on our facilities in order to comply with these standards. We cannot predict the final form that these regulations will take or the impact that final regulations, when fully implemented, will have on us.

     Violations of the Administrative Simplification Provisions could result in civil penalties of up to $925,000 per type of violation in each calendar year and criminal penalties of up to $250,000 per violation. In addition, our facilities will continue to remain subject to any state laws that are more restrictive than the regulations issued under the Administrative Simplification Provisions. These statutes vary by state and could impose additional penalties.

  Healthcare reform

     The healthcare industry continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system. Proposals that have been considered include changes in Medicare, Medicaid and other programs, cost controls on hospitals and mandatory health insurance coverage for employees. The costs of implementing some of these proposals would be financed, in part, by reduction in payments to healthcare providers under Medicare, Medicaid, and other government programs. We cannot predict the course of future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs and the effect that any legislation, interpretation, or change may have on us.

  Compliance Program

     The Office of Inspector General has issued guidelines to promote voluntarily developed and implemented compliance programs for the healthcare industry. In February 1998, the Office of Inspector General issued compliance program guidance for hospitals. In response to those guidelines, the Company adopted a Code of Ethics, designated Compliance Officers in the parent corporation and individual hospitals, established a toll free compliance line, which permits anonymous reporting, implemented various compliance training programs, and developed a process for screening all employees through applicable federal and state databases.

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     The Company has established a reporting system, auditing and monitoring programs, and a disciplinary system to enforce the Code of Ethics and other compliance policies. Auditing and monitoring activities include claims preparation and submission, and cover numerous issues such as coding, billing, cost reporting, and financial arrangements with physicians and other referral sources. These areas are also the focus of training programs.

     It is our policy to require the officers, all employees, members of the medical staff, and allied health professionals to participate in compliance training programs. The board of directors has established a compliance committee, which oversees implementation of the compliance program. The committee consists of three outside directors, and is chaired by Galen Powers, a director and former chief counsel for the Health Care Financing Administration, where he was responsible for providing legal advice on federal healthcare programs, particularly Medicare and Medicaid. The compliance committee of the board meets at least quarterly.

     The corporate compliance officer is appointed by the board, and reports to the chief executive officer, and to the full board at least quarterly. The corporate compliance officer is a vice president, and has a background in nursing and hospital administration. Each hospital has its own compliance committee that reports to its governing board. The hospital president is also the compliance officer. The board of directors' compliance committee assesses each hospital's compliance program at least annually. The corporate compliance officer regularly visits the hospitals for compliance reviews and provides an audit guide to the hospitals to evaluate compliance with our policies and procedures.

     The objective of the program is to ensure that our operations at all levels are conducted in compliance with applicable federal and state laws regarding both public and private healthcare programs.

  Payment

     Medicare. Medicare is a federal program that provides hospital and medical insurance benefits to persons age 65 and over, some disabled persons and persons with end-stage renal disease. Under the Medicare program, we are paid for certain inpatient and outpatient services performed by our hospitals and also for services provided at our diagnostic facilities.

     Medicare payments for inpatient acute services are generally made pursuant to a prospective payment system. Under this system, our hospitals are paid a prospectively-determined amount for each hospital discharge based on the patient's diagnosis. Specifically, each discharge is assigned to a diagnosis-related group. Based upon the patient's condition and treatment during the relevant inpatient stay, each diagnosis-related group is assigned a payment rate that is prospectively set using national average costs per case for treating a patient for a particular diagnosis. Such payments do not consider the actual costs incurred by a hospital in providing a particular inpatient service; however, diagnosis-related group payments are adjusted by a predetermined geographic adjustment factor assigned to the geographic area in which the hospital is located. While hospitals generally do not receive direct payment in addition to a diagnosis-related group payment, hospitals may qualify for an "outlier" payment when the relevant patient's treatment costs are extraordinarily high and exceed a specified threshold.

     The diagnosis-related group rates are adjusted by an update factor each federal fiscal year, which begins on October 1. The update factor is determined, in part, by the projected increase in the cost of goods and services that are purchased by hospitals, referred to as the market basket index. The annual update factor historically has been lower than the projected increases in the market basket index. Diagnosis-related group rate increases were 1.1% for federal fiscal year 1995 for urban hospitals, 1.5% for federal fiscal year 1996, and 2.0% for federal fiscal year 1997. For federal fiscal year 1998, there was no increase. The diagnosis-related group rate was increased by the projected increase in the market basket index minus 1.9% for federal fiscal year 1999 and 1.8% for federal fiscal year 2000. For federal fiscal year 2001, the update

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will average the market basket index, implemented in two phases during the fiscal year. For federal fiscal years 2002 and 2003, hospitals will receive the market basket index minus 0.55 percentage points, and in federal fiscal year 2004 and subsequently hospitals will receive the full market basket index update. Future legislation may increase or decrease diagnosis-related group payment updates, or otherwise modify Medicare reimbursement to acute hospitals, but we are not able to predict the amount of any such reimbursement changes or the effect that such changes will have on us.

     Outpatient services have traditionally been paid at the lower of customary charges or on a reasonable cost basis. The Balanced Budget Act of 1997 established a prospective payment system for outpatient hospital services that commenced on August 1, 2000. Based upon our early experience with the new prospective payment system for outpatient hospital services, we currently do not expect the new system to have a material adverse effect on our future operating results. However, we have been negatively affected to some extent by delays in processing our claims under the new reimbursement system subsequent to its implementation in August 2000. Moreover, additional changes may be made to the new reimbursement system in the future; we are unable to anticipate at this time the effect, if any, such changes might have on the company.

     Services provided at our freestanding diagnostic facilities are typically reimbursed on the basis of the physician fee schedule which is revised periodically, and bases payment on various factors including resource-based practice expense relative value units, or RVUs, and geographic practice cost indices.

     Medicaid. Medicaid is a state-administered program for low income individuals which is funded jointly by the federal and individual state governments. Most state Medicaid payments for hospitals are made under a prospective payment system or under programs that negotiate payment levels with individual hospitals. Many states are currently considering significantly reducing Medicaid funding, while at the same time expanding Medicaid benefits. This could adversely affect future levels of Medicaid payments received by our hospitals. We are unable to predict what impact, if any, future Medicaid managed care systems might have on our operations.

     The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, executive orders and freezes and funding reductions, all of which may adversely affect our business. There can be no assurance that payments for hospital services and cardiac diagnostic procedures under the Medicare and Medicaid programs will continue to be based on current methodologies or remain comparable to present levels. In this regard, we may be subject to rate reductions as a result of federal budgetary or other legislation related to the Medicare and Medicaid programs. In addition, various state Medicaid programs periodically experience budgetary shortfalls which may result in Medicaid payment reductions and delays in payment to us.

     Utilization review. Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet professionally recognized standards and are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medicare patients be reviewed by peer review organizations that analyze the appropriateness of Medicare and Medicaid patient admissions and discharges, quality of care provided, validity of diagnosis, related group classifications and appropriateness of cases of extraordinary length of stay or cost. Peer review organizations may deny payment for services provided, assess fines and recommend to the Department of Health and Human Services that a provider not in substantial compliance with the standards of the peer review organization be excluded from participation in the Medicare program. Most non-governmental managed care organizations also require utilization review.

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     Annual cost reports.  Hospitals participating in the Medicare and some
Medicaid programs, whether paid on a reasonable cost basis or under a prospective payment system, are required to meet certain financial reporting requirements, federal and, where applicable, state regulations require submission of annual cost reports identifying medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients.

     Annual cost reports required under the Medicare and some Medicaid programs are subject to routine governmental audits. These audits may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. Finalization of these audits often takes several years. Providers can appeal any final determination made in connection with an audit.

     Managed care. The percentage of admissions and net revenue attributable to managed care plans has increased as a result of pressures to control the cost of healthcare services. We expect that the trend toward increasing percentages related to managed care plans will continue in the future. Generally, we receive lower payments from managed care plans than from traditional commercial/indemnity insurers; however, as part of our business strategy, we intend to take steps to improve our managed care position.

     Commercial insurance. Our hospitals provide services to individuals covered by private healthcare insurance. Private insurance carriers pay our hospitals or in some cases reimburse their policyholders based upon the hospital's established charges and the coverage provided in the insurance policy. Commercial insurers are trying to limit the costs of hospital services by negotiating discounts, and including the use of prospective payment systems, which would reduce payments by commercial insurers to our hospitals. Reductions in payments for services provided by our hospitals to individuals covered by commercial insurers could adversely affect us.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers as of May 31, 2001 were as follows:

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
Stephen R. Puckett........................  47    Chairman of the Board
David Crane...............................  44    President and Chief Executive Officer and Director
Michael G. Servais........................  54    Executive Vice President and Chief Operating Officer
James E. Harris...........................  38    Senior Vice President and Chief Financial Officer
Dennis I. Kelly...........................  43    Senior Vice President of Development
R. William Moore, Jr......................  51    President, Hospital Division
Thomas K. Hearn III.......................  40    President, Diagnostic Division
A. Kenneth Petronis.......................  41    President, Cardiology Consulting and Management
                                                    Division
Joan McCanless............................  47    Vice President Clinical Disease Management/ Corporate
                                                    Compliance Officer
David H.S. Chung..........................  33    Director
Edward A. Gilhuly.........................  41    Director
Galen Powers..............................  64    Director
Paul B. Queally...........................  37    Director
Donald E. Steen...........................  54    Director
D. Scott Mackesy..........................  32    Director
John Casey................................  55    Director
John B. McKinnon..........................  66    Director

     At the same time that we complete this offering, we will complete the exchange, which includes establishing MedCath Corporation as our new holding company. All of our directors and executive officers held the same positions with our former holding company that they now hold with MedCath Corporation. For purposes of the information presented below about their experience with us, we have combined the periods they held positions with our former holding company with the period they have held positions with our new holding company.

     Stephen R. Puckett has been our chairman of the board since December 1999. He was a founder of our predecessor company in 1988 and served as chairman of the board of directors, president and chief executive officer of our predecessor company from that time until December 1999 when he became chairman. From 1984 to 1989, Mr. Puckett served as executive vice president and chief operating officer of the Charlotte Mecklenburg Hospital Authority, a large multi-hospital system, and from 1981 to 1983, he served as its senior vice president. Mr. Puckett serves as a director of Cardiovascular Diagnostics, Inc. Mr. Puckett received a B.A. and an M.S. in Health Management from the University of Alabama at Birmingham.

     David Crane has been our president and chief executive officer since December 1999. From 1989 to 1999 Mr. Crane served as executive vice president and chief operating officer of MedCath and its predecessor company and has served as a director of MedCath and its predecessor company since 1989. From 1985 to 1989, Mr. Crane was employed by MediVision, Inc., an eye care company. He served as chief operating officer of MediVision from 1987 to 1989. From 1982 to 1985, he was a business and healthcare consultant and manager with Bain & Company. Mr. Crane received a B.A. from Yale University and an M.B.A. from Harvard Business School.

     Michael G. Servais has been our executive vice president and chief operating officer since July 2000. From 1994 to 2000, Mr. Servais served as senior vice president and president of

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the hospital division of Universal Health Services, Inc. From 1990 to 1994, he
was vice president of Universal Health Services, Inc. From 1986 to 1990, Mr. Servais was president of Jupiter Hospital Corporation, a privately held hospital company with seven hospitals and related business entities. From 1981 to 1986 he was vice president of hospital operations for a privately held, for-profit health care company based in Seattle, Washington. From 1968 to 1981, he held a variety of senior management positions in large not-for-profit hospitals in southern California. Mr. Servais received his B.S.B.A. from California State University at Northridge and his M.P.A. from the University of Southern California.

     James E. Harris has been our senior vice president and chief financial officer since December 1999. From 1998 to 1999, Mr. Harris was chief financial officer for Fresh Foods, Inc., a manufacturer of fully cooked food products. From 1987 to 1998, Mr. Harris served in several different officer positions with The Shelton Companies, a private investment company headquartered in Charlotte, North Carolina. Prior to joining The Shelton Companies, Mr. Harris spent two years with the Winston-Salem office of Ernst & Young as a senior accountant. Mr. Harris received his B.S.B.A. from Appalachian State University and his M.B.A. from Wake Forest University's Babcock School of Management.

     Dennis I. Kelly has been our senior vice president of development since January 1999. From 1995 to 1999, Mr. Kelly was the vice president of governmental and national accounts for Siemens Medical Systems, Inc. Mr. Kelly initially joined Siemens in 1983 as a sales representative and held various management positions prior to 1995. Mr. Kelly received a B.S. from Westminster College and a Registered Technologist, Radiography from the University of Utah.

     R. William Moore, Jr. has been president of the hospital division of MedCath and its predecessor company since November 1995. From 1994 to 1995, Mr. Moore served as president of our predecessor company's first heart hospital, the McAllen Heart Hospital. From 1989 to 1994, Mr. Moore was administrator of University Hospital, a 130-bed hospital in the Charlotte Mecklenburg Hospital Authority's large multi-hospital system. Mr. Moore received a B.A. from Ohio Northern University and an M.B.A. from Western Carolina University.


     Thomas K. Hearn III, has been president of the diagnostic division of MedCath and its predecessor company since November 1995. From August 1993 to November 1995, Mr. Hearn served as president of Decision Support Systems, Inc., a healthcare software and consulting firm that he co-founded. Mr. Hearn was employed from 1987 to 1993 by the Charlotte Mecklenburg Hospital Authority, a large multi-hospital system, where he served as vice president of administration and administrator of the Authority's Carolinas Heart Institute. From 1985 to 1987, Mr. Hearn developed managed care products for Voluntary Hospitals of America, a consortium of non-profit hospitals. Mr. Hearn received a B.A. from the College of William and Mary, and the M.P.H. and M.B.A. degrees from the University of Alabama at Birmingham.


     A. Kenneth Petronis has been president of the cardiology consulting and management division of MedCath and its predecessor company since September, 1997. From 1993 to 1997, Mr. Petronis was vice president of network management for PHP, Inc., a subsidiary of United HealthCare of North Carolina, Inc., the largest managed care company in North Carolina. In this role, Mr. Petronis oversaw contractual relationships with over 8,000 physicians and 100 hospitals. Prior to holding that position, Mr. Petronis was with LeBauer HealthCare, the largest multi-specialty clinic in Greensboro, North Carolina, where he was the chief executive officer for four years. Mr. Petronis holds a B.A. degree from Duke University and an M.B.A. from Northwestern University's Kellogg School.

     Joan McCanless has been vice president of clinical disease management of MedCath and its predecessor company since 1996 and corporate compliance officer of MedCath since January 1999. From 1993 to 1996, Ms. McCanless served as a principal of Decision Support Systems,

Inc., a healthcare software and consulting firm that she co-founded. Prior to co-founding Decision Support Systems, she was employed at the Charlotte Mecklenburg Hospital Authority where she served as vice president of administration, a department director, head nurse and staff nurse. Ms. McCanless received her B.S. in Nursing from the University of North Carolina at Charlotte.

     David H.S. Chung joined our board of directors in August 1998. Mr. Chung has been an executive of Kohlberg Kravis Roberts & Co., L.P. since 1995. From 1993 to 1995, Mr. Chung was a management consultant at McKinsey & Co. Mr. Chung is also a director of Alliance Imaging, Inc., Centric Software, Inc., and WorldCrest Group, Inc. Mr. Chung received a B.A. from Harvard College and an M.B.A. from Harvard Business School.

     Edward A. Gilhuly joined our board of directors in August 1998. Mr. Gilhuly has been an executive of Kohlberg Kravis Roberts & Co., L.P. since 1986 and a general partner since January 1995, before becoming a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P., in January 1996. He is managing director of Kohlberg Kravis Roberts & Co. Ltd., the London based affiliate of Kohlberg Kravis Roberts & Co., L.P. Mr. Gilhuly is also a director of Owens-Illinois, Inc., Rockwood Specialties, Inc. and Layne Christensen Company. Mr. Gilhuly received a B.A. from Duke University and an M.B.A. from Stanford University.

     Galen Powers joined our board of directors in 1999. He is the senior founder and has served as president of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, since he founded the firm in 1983. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration and has served as a director and the president of the National Health Lawyers Association. He serves as a director and a member of the audit committee of Health Management Systems, Inc. and as a director of several private companies in the healthcare industry. Mr. Powers received a B.A. in History from the University of Michigan and an L.L.B. from the University of Michigan Law School.

     Paul B. Queally joined our board of directors in August 1998. Mr. Queally has been a general partner at Welsh, Carson, Anderson & Stowe since January 1996. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Queally was a general partner at the Sprout Group, the private equity group of Donaldson Lufkin & Jenrette Securities Corporation. Mr. Queally received a B.A. from the University of Richmond in 1986 and an M.B.A. from the Columbia Business School in 1990. Mr. Queally is currently the chairman of Concentra, Inc. and a director of United Surgical Partners International, Inc.

     Donald E. Steen joined our board of directors in 2000. Mr. Steen is currently chairman and chief executive officer of United Surgical Partners International, Inc., which he founded in 1998, and a director of Horizon Health Corporation and Kinetic Concepts, Inc. From 1995 until 1997, Mr. Steen was president of the international group of HCA - The Healthcare Company, formerly known as Columbia/HCA Healthcare Corporation and served as president of the Western Group of Columbia/HCA from 1994 to 1995. Prior to 1994, Mr. Steen was a founder and the chief executive officer of Medical Care International, Inc., a New York Stock Exchange company that was the largest operator of ambulatory surgery centers in the United States at the time of its merger with Columbia/HCA in 1994. Mr. Steen is also a member of the board of directors of Horizon Health Corporation and Kinetic Concepts, Inc. He received a B.A. from the University of Missouri - Columbia and is a certified public accountant.

     D. Scott Mackesy joined our board of directors in 2000. Mr. Mackesy has been a principal with Welsh, Carson, Anderson & Stowe since January 1998. From January 1996 to January 1998, Mr. Mackesy was senior research analyst and vice president at Morgan Stanley Dean Witter in the Investment Research Department where he was responsible for research coverage of the facilities-based healthcare services sector. Mr. Mackesy graduated from the College of William & Mary in 1991.

     John Casey joined our board of directors in 2000. From 1997 to 1999 Mr. Casey served as chairman and chief executive officer of Physician Reliance Network, Inc., a publicly traded company that was, prior to its merger with US Oncology, Inc., the largest oncology practice management company in the United States. From 1995 to 1997, Mr. Casey was the chief executive officer of Intecare, LLC, a company formed for the purpose of developing joint venture partnerships with high-quality hospitals and integrated healthcare systems. From 1991 to 1995, Mr. Casey served as president and chief operating officer of American Medical International, which, at that time, was the third largest publicly held owner and operator of hospitals in the country. In 1995, American Medical International merged with National Medical Enterprises to create Tenet Healthcare Corporation, where Casey served as vice-chairman. He received a B.S. in Economics from Auburn University and an M.S. in Hospital and Health Care Administration from the University of Alabama at Birmingham.

     John B. McKinnon joined our board of directors in 2001. He was also a director of MedCath from 1996 until 1998. From 1989 until his retirement in 1995, he served as the dean of the Babcock Graduate School of Management at Wake Forest University. From 1986 to 1988, he served as president of Sara Lee Corporation. Mr. McKinnon also serves as a director of Ruby Tuesday, Inc., and several privately held companies. He received an A.B. from Duke University and an M.B.A. from Harvard Business School.

THE BOARD OF DIRECTORS

     Our certificate of incorporation provides for a board of directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board. The term of the initial Class I directors, John B. McKinnon, Galen Powers and Donald Steen, will terminate on the date of the 2002 annual meeting of stockholders; the term of the initial Class II directors, Stephen R. Puckett, D. Scott Mackesy and John Casey, will terminate on the date of the 2003 annual meeting of stockholders; and the term of the initial Class III directors, David Crane, Edward A. Gilhuly, David H.S. Chung and Paul B. Queally, will terminate on the date of the 2004 annual meeting of stockholders. Beginning in 2002, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors.

     Our board of directors has established an audit committee, a compensation committee and a compliance committee.

     - The audit committee is comprised of John Casey, John B. McKinnon and Galen Powers. The audit committee recommends selection of our independent auditors, consults with the auditors about our internal accounting controls and reviews the scope and results of audits and other services provided by our independent auditors.

     - Our compensation committee is comprised of John Casey, Edward A. Gilhuly, Stephen R. Puckett and Paul B. Queally. The compensation committee is responsible for reviewing and recommending to the board of directors the amount and type of non-stock compensation to be paid to senior management and establishing and reviewing general policies relating to compensation and benefits of employees and administering our stock option plans. No interlocking relationship exists between any member of our compensation committee and any member of any other company's board of directors or compensation committee.

     - The compliance committee is comprised of David H.S. Chung, D. Scott Mackesy and Galen Powers. The compliance committee oversees the implementation of our compliance program, which is described in "Business - Government Regulation."

DIRECTOR COMPENSATION

     Directors who are also our executive officers do not receive any compensation for their services as a director. Directors who are not our executive officers are granted options under our outside directors' option plan to purchase 3,500 shares of our common stock upon becoming a director and as of the last day of each fiscal year, if the director was re-elected as a director or was continuing as a director as of the adjournment of the immediately preceding annual stockholders meeting. These options, which are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, have an exercise price equal to the fair market value of our common stock at the date of grant, are exercisable immediately, and expire ten years from the date of grant. We reimburse all of our directors for any out-of-pocket expenses they incur to attend board and committee meetings.

EXECUTIVE COMPENSATION

     The following table below shows the compensation paid or accrued to our executive officers for the fiscal year ended September 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                                                               AWARDS
                                                            -------------
                                     ANNUAL COMPENSATION     SECURITIES
                                     --------------------    UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   OPTIONS(#)(1)   COMPENSATION($)(2)
---------------------------   ----   ---------   --------   -------------   ------------------
David Crane.................  2000   $376,516    $200,000      150,000           $ 3,875
  President and Chief
  Executive Officer
Michael G. Servais..........  2000     72,692      30,000      200,000            24,143
  Executive Vice President
  and Chief Operating
  Officer(3)
James E. Harris.............  2000    180,865     100,000      150,000             2,550
  Senior Vice President and
  Chief Financial Officer(4)
Dennis I. Kelly.............  2000    211,137      68,000       19,000             5,174
  Senior Vice President of
  Development
R. William Moore, Jr........  2000    226,236      80,000       86,842             4,517
  President, Hospital
     Division
Stephen R. Puckett..........  2000    347,339     160,000      120,000             3,532
  President and Chief
  Executive Officer (until
  December 1999)(5)

------------

(1) Our executive compensation program consists of three principal components: base salary, cash bonuses and long-term incentive compensation in the form of stock options. Stock options granted in a particular year may in fact be based upon each executive officer's contributions to our performance in the prior fiscal year. The number of options granted is based upon provisions of an executive officer's employment agreement or an evaluation of the executive officer's performance by the chief executive officer or the compensation committee of the board.

(2) Consists of matching contributions to our 401(k) Plan, a moving allowance in the amount of $24,143 paid to Mr. Servais and reimbursement of medical and dental insurance premiums in the amounts of $1,082, $1,160, $1,160 and $1,082 paid to Messrs. Crane, Kelly, Moore and Puckett, respectively.

(3) Mr. Servais began his employment as our executive vice president and chief operating officer in July 2000.

(4) Mr. Harris began his employment as our senior vice president and chief financial officer in December 1999.

(5) Mr. Puckett served as our president and chief executive officer through December 1999 and continued as a full time employee through July 2000.

     The following table sets forth the options granted to our executive officers during fiscal year 2000 along with the exercise price and expiration date of those options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                       -----------------------------------------------------------------
                                                                FAIR VALUE
                                                                 AT GRANT
                       NUMBER OF      % OF TOTAL                DATE OF THE
                       SECURITIES      OPTIONS       EXERCISE   SECURITIES                    GRANT
                       UNDERLYING     GRANTED TO     OR BASE    UNDERLYING                     DATE
                        OPTIONS      EMPLOYEES IN     PRICE         THE       EXPIRATION     PRESENT
NAME                   GRANTED(#)   FISCAL YEAR(1)    ($/SH)      OPTIONS        DATE      VALUE ($)(2)
----                   ----------   --------------   --------   -----------   ----------   ------------
David Crane..........   150,000         16.1%         $19.00      $18.69        1/10/10       $7.37
Michael G. Servais...   200,000          21.5          19.00       17.46         7/5/10        5.78
James E. Harris......   150,000          16.1          19.00       18.69       12/14/09        7.02
Dennis I. Kelly......    19,000           2.0          19.00       18.69        10/1/09        6.88
R. William Moore,
  Jr.................    56,842           6.1          19.00       18.69        10/1/09        6.88
                         30,000           3.2          19.00       17.46         6/1/10        5.89
Stephen R. Puckett...   120,000          12.9          19.00       17.46         7/1/10        5.78

---------------

(1) In fiscal 2000, we granted to all of our employees options to purchase an aggregate of 930,142 shares of our common stock.

(2) The grant date present value of each option grant was determined using the Black-Scholes option-pricing model, assuming an expected life of eight years, risk-free interest rates ranging from 6.03% to 6.58%, and expected volatility of 0%.

     The executive officers named in the summary compensation table did not exercise any stock options during the fiscal year ended September 30, 2000. The following table sets forth information regarding options held by our executive officers as of September 30, 2000. The dollar values of unexercised in-the-money options represent the difference between the assumed fair market value of $17.46 per share at September 30, 2000 and the exercise prices of the options.


                                       NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                   OPTIONS AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)
                                   -----------------------------    -----------------------------
NAME                               EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                               -----------     -------------    -----------     -------------
David Crane......................    196,131          450,000       $  514,601           --
Michael G. Servais...............         --          200,000               --           --
James E. Harris..................         --          150,000               --           --
Dennis I. Kelly..................     12,500           81,500               --           --
R. William Moore, Jr. ...........     21,053          128,947               --           --
Stephen R. Puckett...............    270,524          220,000        1,055,235           --


EMPLOYEE STOCK OPTION PLAN

     On July 28, 1998, the board of directors of MedCath Holdings, Inc. adopted the 1998 Stock Option Plan for Key Employees of MedCath Holdings, Inc. and Subsidiaries (the "Employee Option Plan"). We will assume all of the rights and obligations of MedCath Holdings, Inc. under the Employee Option Plan upon completion of the exchange.

     The Employee Option Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, as well as options that do not qualify as incentive stock options. As amended, the Employee Option Plan authorizes the grant of options to purchase up to 3,000,000 shares of our common stock. Any regular full-time employee, including an officer, who, in the opinion of the compensation committee of the board, is or is expected to be responsible for the management, growth or protection of some part or all of the business of our company is eligible to receive grants under the Employee Option Plan.

     The Employee Option Plan is administered by the compensation committee of our board of the directors. Generally, the compensation committee has the discretion and authority to grant options to eligible individuals and to determine the terms and conditions of options, including the vesting schedule and exercise price of options. As of May 31, 2001, there were 2,282,165 options outstanding under the Employee Option Plan.

     The compensation committee may amend the Employee Option Plan at any time subject to stockholder approval to the extent required by law. No amendment to the Employee Option Plan may adversely affect an optionee's right under a previously granted option without the consent of the holder of the option. The Employee Option Plan also provides that the compensation committee may, in connection with certain transactions, fully vest and accelerate the expiration date of options outstanding under the Employee Option Plan or, instead of accelerating the vesting, provide that the options will remain outstanding and exercisable after the occurrence of the transaction in accordance with the terms of the stock option agreement appropriately adjusted to take into account the transaction. Unless terminated earlier by our board, the Employee Option Plan will terminate on July 28, 2008.

     The terms and conditions of options granted under the Employee Option Plan are set forth in stock option agreements between our company and the recipients of option grants. Certain options vest during the recipient's employment with our company in four equal annual installments on each anniversary of the grant date. Other options vest on the earlier of our company's achievement of performance targets set forth in the stock option agreements or on the eighth anniversary of the date of grant, although options granted to some individuals vest immediately on the date of grant. The compensation committee may not grant options under the Employee Option Plan that expire later than ten years from the date of grant. In addition, the compensation committee may not grant incentive stock options to any person who is not employed by us on the date of grant, and the exercise price of an incentive stock option cannot be less than the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to an owner of more than ten percent of the voting power of our common stock cannot be less than 110% of the fair market value of our common stock on the date of grant and the term of the option may not exceed five years from the date of grant.

     By resolution of the compensation committee of MedCath Holdings, Inc. effective on October 1, 2000, a portion of the options outstanding under the Employee Option Plan were amended from vesting based on the company's achievement of performance targets as set forth in the stock option plan agreements to a four year fixed vesting schedule.

EMPLOYMENT AGREEMENTS

  Employment Agreement with Mr. Crane

     We entered into a four year employment agreement with David Crane, our president and chief executive officer, which commenced on January 1, 2000. This agreement provides for an initial term of four years and will automatically renew for one additional year unless terminated by either party. Mr. Crane's employment agreement provides for an initial base salary of $400,000 annually. Mr. Crane is also entitled to an annual cash bonus based on either a measure of our earnings per share, an annual earnings per share target for a given year or other performance targets established by the board. The specific performance target for a particular year is established prior to the beginning of that year.

     Mr. Crane's employment agreement also contains severance arrangements regarding his compensation if his employment is terminated without cause or for good reason. If we terminate his employment without cause or if Mr. Crane terminates his employment for "good reason," he will be entitled to receive severance payments equal to two times his annual base salary at the time of termination payable over 12 months and a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. He is also entitled to continued coverage under our medical, disability and life insurance plans at our expense until the earlier of two years from the date of termination or until he is covered by comparable benefit plans by another employer. If we terminate Mr. Crane's employment with cause or if he terminates his employment without "good reason," he is only entitled to a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. This agreement also contains a non-competition provision that prohibits Mr. Crane from competing with us, either directly or indirectly, for a period of 12 months following termination of his employment. In addition, he has agreed not to hire or solicit our employees during this time.

  Agreements with Messrs. Servais, Harris and Kelly

     We have also entered into employment agreements with Michael G. Servais, James E. Harris and Dennis I. Kelly. The following table sets forth the terms of these agreements that are unique to a particular employee.

                                                                       EFFECTIVE DATE    INITIAL ANNUAL
NAME OF EXECUTIVE OFFICER                       TITLE                   OF AGREEMENT      BASE SALARY
-------------------------                       -----                 -----------------  --------------
Michael G. Servais..............  Executive Vice President and Chief    May 26, 2000        $300,000
                                  Operating Officer
James E. Harris.................  Senior Vice President and            October 8, 1999      $225,000
                                  Chief Financial Officer
Dennis I. Kelly.................  Senior Vice President of            December 16, 1998     $200,000
                                  Development

     Each of our employment agreements with these executive officers provides for an initial term of four years, which automatically renews for one additional year unless terminated by either party. The annual base salary of each executive officer is subject to annual adjustment at the discretion of our board of directors. Each executive officer is entitled to an annual cash bonus based on a formula set forth in the agreement, which is tied to either a measure of our earnings per share, the annual earnings per share target for a given year or other performance targets established by the board. These agreements also provide for severance arrangements if the executive officer's employment is terminated without cause or for "good reason." If we terminate the executive officer's employment without cause or if the executive officer terminates employment for "good reason," the executive officer is entitled to receive one times his annual base salary at the time of termination payable over 12 months, except in the case of a termination after a change of control which entitles the executive officer to payment of two times his annual base salary payable over the same period, a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements payable within 30 days of termination and continued coverage under our medical, disability and life insurance plans until the earlier of 12 months or until he is covered by comparable benefit plans by another employer. If we terminate the executive officer's employment with cause or if the executive officer terminates employment without "good reason," the executive officer is only entitled to a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements.

     Each of these employment agreements also contains non-competition and non-solicitation provisions. Mr. Servais' and Mr. Harris' non-competition provision prohibits the executive officer from competing against us, either directly or indirectly, within 50 miles of a facility that either existed or was being developed during the executive officer's employment for a period of one year following termination of employment. Mr. Kelly's non-competition provision prohibits the same activities, but does not contain a territory restriction. The non-solicitation provision in each of these agreements prohibits the executive officer from hiring or soliciting our employees during the same one year period.

  Employment Agreement with Mr. Moore

     We have also entered into an employment agreement with Mr. Moore, the president of our hospital division. His initial base salary of $225,000, which was established in August 1999, is subject to annual adjustment at the discretion of our president. In addition to his base salary, Mr. Moore is entitled to participate in our annual bonus compensation plan. If we terminate Mr. Moore's employment without cause or if he terminates his employment for "good reason," subject to certain restrictions, he is entitled to severance payments equal to any accrued but not yet paid additional benefits plus one times his annual base salary at the time of termination, except in the case of a termination after a change of control for which he is entitled to a severance payment equal to two times his annual base salary at the time of termination, in either case payable over 12 months. His employment agreement also contains a 12 month non-competition provision that prohibits him from competing with us within 75 miles of our headquarters or a facility that existed or was being developed during his employment. In addition, Mr. Moore is prohibited from hiring or soliciting our employees for one year following termination of his employment.

  Employment Agreement with Mr. Puckett

     Mr. Puckett has a four year employment agreement as our chairman of the board, which commenced on January 1, 2000. This agreement provides for an initial term of four years and automatically renews for one additional year unless terminated by either party. Mr. Puckett's employment agreement provides for an initial base salary of $100,000. Mr. Puckett has committed to devote at least 50 days per year to our business. He will be paid $3,000 per day for each day he devotes to our business in excess of 50 days per year.

     Mr. Puckett's employment agreement also contains severance arrangements regarding his compensation if his employment is terminated without cause. If we terminate Mr. Puckett's employment without cause, he will be entitled to receive two times his annual base salary at the time of termination payable over a period of 12 months and a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements payable within 30 days of his termination. He is also entitled to continued coverage under our medical, disability and life insurance plans at our expense until the earlier of two years or until he is covered by comparable benefit plans by another employer. If we terminate Mr. Puckett's employment for cause or if he terminates his employment without "good reason," he is only entitled to a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. This agreement also contains a non-competition provision that prohibits Mr. Puckett from competing with us, either directly or indirectly, for a period of 12 months following termination of his employment. In addition, he has agreed not to hire or solicit our employees during this time.

                             PRINCIPAL STOCKHOLDERS

     This table presents information concerning the beneficial ownership of the shares of our common stock as of May 31, 2001 for:

     - each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock,

     - each of our executive officers listed in the summary compensation table,

     - each of our directors, and

     - all of our existing officers and directors as a group.


     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable within 60 days of May 31, 2001 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of another person. This table does not reflect any purchases of our common stock that a person listed may make in this offering.


     Unless indicated below, the address of each individual listed below is 10720 Sikes Place, Suite 300, Charlotte, North Carolina 28277.


                                                                            PERCENTAGE OF COMMON
                                                                            STOCK OUTSTANDING(1)
                                                                         ---------------------------
                                                   NUMBER OF SHARES       BEFORE THE     AFTER THE
NAME OF BENEFICIAL OWNER                         BENEFICIALLY OWNED(2)   OFFERING (%)   OFFERING (%)
------------------------                         ---------------------   ------------   ------------
MedCath 1998 LLC(3)............................        5,568,522             47.0            31.0
Welsh, Carson, Anderson & Stowe VII, L.P.(4)...        5,071,867             42.8            28.2
WCAS Healthcare Partners, LP(4)................           52,632                *               *
David Crane....................................          327,055              2.7             1.8
Michael G. Servais.............................           33,333                *               *
James E. Harris................................           25,000                *               *
Dennis I. Kelly................................           28,166                *               *
R. William Moore, Jr. .........................           35,526                *               *
Stephen R. Puckett(5)..........................          864,546              7.1             4.7
David H.S. Chung(3)............................            7,500                *               *
Edward A. Gilhuly(3)...........................        5,576,022             47.0            31.0
Galen Powers...................................            7,500                *               *
Paul B. Queally(4).............................        5,135,945             43.3            28.6
Donald E. Steen................................            5,500                *               *
D. Scott Mackesy(4)............................        5,131,314             43.3            28.6
John Casey.....................................            5,500                *               *
John B. McKinnon...............................            3,500                *               *
Directors and executive officers as a group (17
  persons).....................................       12,106,712             96.4            64.8


------------

 *  Indicates less than one percent ownership.

(1) The percentages presented assume completion of the exchange and no exercise of the underwriters' over-allotment option.

(2) The following shares of common stock subject to options currently exercisable or exercisable within 60 days of May 31, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person: David Crane, 221,131; Michael G. Servais, 33,333; James E. Harris, 25,000; Dennis I. Kelly, 28,167; R. William Moore, Jr. 35,527; Stephen R. Puckett, 270,524; David H.S. Chung, 7,500; Edward A. Gilhuly, 7,500; Galen Powers, 7,500; Paul B. Queally, 7,500; Donald E. Steen, 5,500; D. Scott Mackesy, 5,500; John Casey, 5,500; John B. McKinnon, 3,500; and 47,967 by other executive officers.

(3) MedCath 1998 LLC is a limited liability company of which KKR 1996 Fund, L.P. is the managing member. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund, L.P. Mr. Gilhuly, a director of MedCath, and Henry R. Kravis, George
    R. Roberts, Perry Golkin, Michael T. Tokarz, Paul E. Raether, Michael W. Michaelson, James H. Greene, Scott M. Stuart, Todd Fisher, Johannes Huth, Alexander Navab and Neil Richardson are the members of KKR 1996 GP LLC. Messrs. Kravis and Roberts constitute the management committee of KKR 1996 GP LLC. Each of the individuals who are the members of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares. Mr. Chung is also an executive of Kohlberg Kravis Roberts & Co., L.P. and a limited partner of KKR Associates 1996 L.P. Mr. Chung disclaims that he is the beneficial owner of securities in which he has no economic interest. The address of each such entity and person is c/o Kohlberg Kravis Roberts & Co., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(4) Messrs. Queally and Mackesy are associated with Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Healthcare Partners, LP and may be deemed to beneficially own all of the shares of common stock owned by these entities. Their address is 320 Park Avenue, Suite 2500, New York, NY 10022-6815.

(5) Includes 450,650 shares held by two limited partnerships controlled by Mr. Puckett, which may be deemed to be beneficially owned by Mr. Puckett.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STOCKHOLDERS' AGREEMENT WITH PRINCIPAL STOCKHOLDERS


     We will have a stockholders agreement in effect upon completion of this offering with the affiliates of Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, which, following this offering, will own 31.0% and 30.1% of our outstanding common stock. The stockholders' agreement, which governs the voting and certain other rights and obligations of these stockholders, provides that each party to the agreement will be entitled to designate a specified number of persons for election to our board of directors and obligates the other parties to the agreement to vote their shares in favor of those designees.


     As a result, immediately after this offering, the affiliates of Kohlberg Kravis Roberts & Co., L.P., will be entitled to designate four directors and the affiliates of Welsh, Carson, Anderson & Stowe VII, L.P. will be entitled to designate three directors. The number of directors that each of these affiliates will be entitled to designate under the stockholders' agreement decreases as their percentage ownership of our common stock decreases. The affiliates of Kohlberg Kravis Roberts & Co., L.P. and of Welsh, Carson, Anderson & Stowe VII, L.P. will each be entitled, however, to designate at least one director so long as they own 5% or more of our common stock on a fully-diluted basis.

     Under the stockholders' agreement, the following actions also require the separate approval of a majority of the shares held by the affiliates of Kohlberg Kravis Roberts & Co., L.P. and a majority of the shares held by affiliates of Welsh, Carson, Anderson & Stowe:

     - appointment, dismissal or replacement of our chief executive officer,

     - mergers or consolidations with or into another corporation,

     - sales, transfers or disposals of all or substantially all of our assets, and

     - acquiring, purchasing or investing in any material assets, or disposing of any material assets, other than in the ordinary course of business.

     These separate approval rights terminate for each of these groups of stockholders when the group's ownership of our common stock is less than 20% of our common stock on a fully-diluted basis.

     The stockholders' agreement also contains certain restrictions on the transfer of each group's respective shares. Among these restrictions is a requirement that each of the parties to the stockholders' agreement give us prior written notice of a proposed sale or other transfer of their shares, except for transfers to affiliates, distributions by a partnership to its partners, transfers to spouses or lineal descendants or transfers in connection with a public offering. Upon receipt of this notice of proposed sale, we are obligated to notify the other parties to the stockholders' agreement, each of whom has the right to sell a pro rata portion of its shares to the potential purchaser. These rights apply so long as the stockholders' agreement is in effect. Each of the parties to the stockholders' agreement has agreed, subject to certain exceptions, not to sell or otherwise transfer any shares of our common stock until 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Banc Alex. Brown Inc. See "Shares Eligible for Future Sale."

     We also have a registration rights agreement with affiliates of Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe VII, L.P. that gives each of them the right to require us on multiple occasions to register their shares of common stock under the Securities Act, subject to certain exceptions stated in the registration rights agreement. See "Shares Eligible for Future Sale -- Registration Rights."

PAYMENT OF MONITORING FEES TO PRINCIPAL STOCKHOLDERS


     During the fiscal years ended September 30, 1999 and 2000, we paid to an affiliate of Kohlberg Kravis Roberts & Co., L.P. monitoring fees of $150,000 in each of those fiscal years. During the fiscal year ended September 30, 1999, we paid to affiliates of Welsh, Carson, Anderson & Stowe monitoring fees of $150,000. For the fiscal year ended September 30, 2000, we accrued, but have not yet paid, monitoring fees of $150,000 payable to affiliates of Welsh, Carson, Anderson & Stowe. Since the going private transaction, principals and employees of both Kohlberg Kravis Roberts & Co., L.P. and Welsh Carson Anderson & Stowe have provided substantial consulting services, financial and strategic advice and other resources to us on a regular basis in addition to the services that individuals affiliated with them have provided to us through their service as members of our board of directors. We will pay a prorated amount of these annual monitoring fees to each of them in the current year, but we will not be obligated to pay any monitoring fees to them following this offering.


AGREEMENTS WITH EXECUTIVE OFFICERS

     We have also entered into a management stockholder's agreement with each of Stephen R. Puckett, our chairman of the board, and David Crane, our president and chief executive officer, that restricts their ability to transfer their shares of common stock, including a 180-day lock-up provision, which applies to public offerings of our common stock. This lock-up period prevents transfers of shares of our common stock until 180 days after the effective date of the registration statement covering the offering. This agreement grants Mr. Crane and Mr. Puckett registration rights whenever we propose to register any of our common stock for sale to the public other than registrations on Form S-4 or Form S-8. See "Shares Eligible for Future Sale -- Registration Rights." This agreement also gives us the right prior to July 31, 2003, to acquire shares of common stock and stock options held by Mr. Crane and Mr. Puckett in the following situations for the following amounts.

     - if their respective employment with us is terminated for cause or if they effected a transfer of their shares of common stock in violation of the agreement, we may repurchase their shares at a price equal to the lesser of $19.00 per share, or the market price per share and certain of their options at a price equal to the in-the-money value of those options.

     - upon their death or permanent disability or if their respective employment is terminated by them for good reason or by us without cause, we may repurchase their shares at the market price per share and certain of their options at a price equal to the in-the-money value of those options in the case of death or disability or a percentage of the in-the-money value of those options in the case of a termination for good reason by them or without cause by us.

     - if they terminate their respective employment without good reason, we may repurchase their shares at the market price per share and their options for a percentage of the in-the-money value of the options.

     In addition, under the management stockholder's agreement, in the event of their death or permanent disability while they are employed by us or if they were employed by us until their retirement at age 65 or over, Mr. Crane and Mr. Puckett may require us to repurchase their shares at the market price per share and their options to purchase common stock for the in-the-money value of those options.

     In March 2001, Mr. Puckett, Mr. Crane, Dennis I. Kelly and James E. Harris entered into separate agreements with us that obligate them to exercise on or before March 22, 2005 (or, if earlier, no later than the date their employment with us terminates) certain stock options we have granted to them under the Employee Option Plan prior to the date of the agreement that vest and become exercisable during this period. If all of these options vest and become exercisable, these executive officers will be obligated under these agreements to exercise options to purchase the number of shares set forth opposite their names below.

NAME                                                         NUMBER OF SHARES
----                                                         ----------------
Stephen R. Puckett.......................................         187,500
David Crane..............................................         175,000
Dennis I. Kelly..........................................          26,000
James E. Harris..........................................          25,000

     Each of these executive officers also has an employment agreement with us. See "Management -- Employment Agreements."

                          DESCRIPTION OF CAPITAL STOCK

OVERVIEW

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.


     Before the closing of the offering, based on share information as of May 31, 2001, there were 11,846,048 shares of common stock outstanding and no shares of preferred stock outstanding. After the closing of the offering and the issuance of shares to complete the exchange with some of our heart hospital partners, there will be 17,975,526 shares of common stock outstanding.



     After the closing of the offering and the exchange, the investment partnerships sponsored by and individuals who are affiliated with Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe and our management, including two officers who participated in the acquisition of our predecessor company, will beneficially own approximately 66.3% of the outstanding common stock. As long as these affiliates of Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe and our management continue to own in the aggregate more than 50% of the outstanding shares of our common stock, they will collectively have the power to:


     - elect our entire board of directors,

     - determine without the consent of other stockholders, the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets,

     - prevent or cause a change in control, and

     - approve substantially all amendments to our certificate of incorporation.

     The affiliates of Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe have the right under a stockholders' agreement to designate a number of directors for election to our board of directors based upon their percentage ownership of our outstanding common stock and are obligated to vote in favor of each other's designees. See "Certain Relationships and Related Party Transactions."

     The following summary contains material information relating to provisions of our common stock, preferred stock, certificate of incorporation and bylaws, is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and bylaws included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of all of our liabilities and the payment of any required amounts to the holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares sold in the offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any class or series of preferred stock that our board of directors may designate and issue in the future.

PREFERRED STOCK

     Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 10,000,000 shares of preferred stock, and to issue such shares of preferred stock. Each class or series of preferred stock will cover such number of shares and will have such preferences, voting powers, qualifications and special or relative rights or privileges as is determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights, and redemption rights.

     The purpose of authorizing the board of directors to establish preferred stock is to eliminate delays associated with a stockholders vote on the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of our company at a price which many stockholders find attractive. These provisions could also make it more difficult for our stockholders to effect certain corporate actions, including the election of directors. We have no present plans to issue any shares of preferred stock.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases, or redemptions, and

     - for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation and bylaws will also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which such persons may be entitled.

     In addition, we maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

     At present there is no pending litigation or proceeding involving any director or officer, as to which indemnification is required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND PROVISIONS OF DELAWARE LAW

     A number of provisions in our certificate of incorporation, bylaws and Delaware law may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

     - enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board,

     - discourage certain types of transactions which may involve an actual or threatened change in control of our company,

     - discourage certain tactics that may be used in proxy fights, and

     - encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

  Staggered board

     Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our certificate of incorporation and bylaws also provide that the board of directors shall be divided into three classes. The members of each class of directors will serve for staggered three-year terms. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. Subject to the rights of the holders of any outstanding class or series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, or by the sole remaining director, or by the stockholders if the vacancy was caused by removal of the director by the stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

 Advance notice procedures for stockholder proposals and director nominations

     Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be delivered not later than the close of business on the later of 90 days prior to the annual meeting or 10 days following the day on which public announcement of the date of the meeting is first made. The bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Stockholder action by written consent

     Our certificate of incorporation eliminates the ability of stockholders to act by written consent.

  Special meetings of stockholders

     Our certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the president or a majority of our board of directors.

  Preferred stock

     The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, may among other things, discourage, delay, defer, or prevent a change in control of us.

  Authorized but unissued shares of common stock

     The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

  Business combination under Delaware law

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

     - the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status,

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, or

     - on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

  Super-majority requirement to amend certificate of incorporation

     Our certificate of incorporation prohibits the amendment of many of its provisions by our stockholders unless the amendment is approved by the holders of at least 80% of our shares of common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for any of our securities. Future sales of substantial amounts of our common stock in the public market could materially adversely affect the market price of such securities. As described below, only a limited number of shares will be available for sale shortly after this offering, due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of our common stock in the public market or the perception that such sales could occur after such restrictions lapse could materially adversely affect the market price of our common stock and our ability to raise equity capital in the future.

SALE OF UNRESTRICTED SHARES


     Upon completion of this offering, we will have 17,975,526 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. The 6,000,000 shares of common stock that are to be sold to the public in this offering will be freely tradeable without restriction under the Securities Act, unless purchased by affiliates of MedCath as that term is defined in Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, an affiliate of ours who purchases shares of common stock in this offering would be entitled to sell within any three-month period a number of such shares that does not exceed the greater of:


     - one percent of the number of shares of common stock then outstanding, or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of notice of such sale.

Sales of shares purchased by our affiliates in this offering must be made at a time when current public information about us is available, through a registered broker-dealer who is following certain procedures and after the filing of a notice with the SEC. Our affiliates generally include all of our directors, executive officers and holders of more than 10% of our outstanding shares.

RESTRICTIONS ON SHARES ISSUED IN THE EXCHANGE


     The remaining 11,975,526 shares of common stock outstanding upon completion of this offering will have been issued in the exchange. Each holder of shares issued in the exchange has entered into a lock-up agreement with the underwriters of this offering. Under the lock-up agreement, each holder of our shares issued in the exchange has agreed, subject to certain exceptions, not to sell or otherwise transfer any shares of our common stock until 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Banc Alex. Brown Inc. Deutsche Banc Alex. Brown Inc. has advised us that it has no present intention to release any shares subject to the lockup agreements. In considering whether to release any shares subject to a lockup agreement, Deutsche Banc Alex. Brown Inc. would consider, among other factors, the particular circumstances surrounding the request, including, but not limited to, the number of shares to be released, the effect of the released shares on the market for our common stock and the hardship of the person requesting a waiver. See "Underwriting."



     In addition to the restriction on sales imposed by the lock-up agreement, these shares may be subject to additional restrictions on sale imposed by Rule 145 under the Securities Act. The existence and nature of these restrictions depends upon the status of the holder at the time of the exchange. Persons who are neither affiliates of ours nor affiliates of the heart hospital in which they surrendered an interest in the exchange will receive 508,809 of the exchange shares. These shares may be sold without restriction under Rule 145. An affiliate of a heart hospital generally includes any member of the governing board of the hospital or a holder of 10% or more of the outstanding equity interests of the hospital at the time of the exchange.


     Persons who are heart hospital affiliates at the time of the exchange will receive 92,917 of the exchange shares. These shares will be subject to restrictions under Rule 145 that permit sales in the manner described below.


     - in the first year following the date of this prospectus, sales will be permitted if current public information about us is available, the sales are made through a registered broker-dealer who is following certain procedures and the number of shares sold within any three-month period does not exceed the greater of:

      - one percent of the number of shares of common stock then outstanding, or

      - the average weekly trading volume of the common stock during the four calendar weeks preceding such sale,

     - in the second year following the date of this prospectus, sales will be permitted if current public information about us is available, and

     - after the second anniversary of the date of this prospectus, sales will be permitted without restriction.


     Persons who are affiliates of ours received 11,373,800 shares in the exchange. These shares will continue to be subject to the restrictions on sale described in the first bullet point above as long as the person holding those shares remains an affiliate of ours. They may be sold free from those restrictions, however, if they are registered under the agreements described below.


REGISTRATION RIGHTS

     The investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe and individuals affiliated with their sponsors are entitled under a registration rights agreement with us to the following registration rights for the shares of common stock held by them:

     - at any time, Kohlberg Kravis Roberts & Co., L.P. may require, on five occasions that we use our best efforts to register their shares of common stock for public resale, provided the registration request covers at least 15% of the shares of common stock held by the affiliates of Kohlberg Kravis Roberts & Co., L.P. as of the date of the registration rights agreement,

     - at any time, Welsh, Carson, Anderson & Stowe on behalf of its affiliates, may require, on four occasions that we use our best efforts to register their shares of common stock for public resale, provided the registration request covers at least 15% of the shares of common stock held by the affiliates of Welsh, Carson, Anderson & Stowe as of the date of the registration rights agreement,

     - if we register any common stock at any time, either for our own account or for the account of other security holders, Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe are entitled to include in the registration statement shares of common stock held by their affiliates, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

     We will bear all registration expenses other than underwriting discounts and commissions in connection with any registration under the registration rights agreement.

     In addition, David Crane and Stephen R. Puckett are entitled to registration rights for their shares of common stock pursuant to a management stockholder's agreement we entered into with each of them. Under this agreement until the later of July 31, 2003 or the date Kohlberg Kravis Roberts & Co., L.P. or Welsh, Carson, Anderson & Stowe require us to register shares held by their affiliates, Mr. Crane and Mr. Puckett are entitled to include in the registration statement shares of common stock held by them, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions. We will bear all registration expenses other than underwriting discounts and commissions in connection with any registration under either management stockholder's agreement.

     Registration of the sale of the shares subject to these registration rights would permit the sale of some of them into the public market immediately without restriction upon effectiveness of the registration statement. If our existing stockholders sell a large number of shares, the market price of our common stock could decline. The holders of these registration rights have agreed, subject to certain exceptions, not to sell or otherwise transfer any shares of our common stock until 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Banc Alex. Brown Inc. See "Certain Relationships and Related Party
Transactions -- Stockholders' Agreement with Principal Stockholders, and, -- Agreements with Executive Officers."

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Banc Alex. Brown Inc. and Banc of America Securities LLC, as joint bookrunners, and J.P. Morgan Securities Inc. and First Union Securities, Inc. have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
Deutsche Banc Alex. Brown Inc...............................
Banc of America Securities LLC..............................
J.P. Morgan Securities Inc..................................
First Union Securities, Inc.................................
                                                              ---------
          Total.............................................  6,000,000
                                                              =========

     As joint bookrunners, Deutsche Banc Alex. Brown Inc. and Banc of America Securities LLC will have equal responsibility for managing this offering. The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers
at a price that represents a concession not in excess of $          per share
under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession of not more than $          per share to other
dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 900,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 6,000,000 shares are being offered.

     The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and
commissions are      % of the initial public offering price. We have agreed to
pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                 TOTAL FEES
                                                ---------------------------------------------
                                                 WITHOUT EXERCISE OF    WITH FULL EXERCISE OF
                               FEES PER SHARE   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                               --------------   ---------------------   ---------------------
Discounts and commissions
  paid by us.................     $                   $                       $

     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $4.0 million.

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our officers and directors, and all of our stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons until 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Banc Alex. Brown Inc. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period by gift or for estate planning purposes or by a partnership or limited liability company to its partners or members so long as, in each case, the transferee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters except that without such consent we may grant options and sell shares pursuant to our Employee Option Plan. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the lock-up period.

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short sales position in our common stock for their own account. A short sales position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. A short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made for an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters will have to close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     Accordingly, to cover these short sales positions or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on the Nasdaq National Market or otherwise.

     Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.


     At our request, the underwriters have reserved for sale at the initial public offering price up to 300,000 shares of our common stock being sold in this offering for our vendors, employees, family members of employees, directors, investors, customers and other third parties. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.


     A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

     - prevailing market conditions,

     - our results of operations in recent periods,

     - the present stage of our development,

     - the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business, and

     - estimates of our business potential.

     An affiliate of Banc of America Securities LLC is agent and a lender under our existing corporate revolving credit facility and will be agent and lender under the new credit facility into which we plan on entering concurrently with this offering. In addition, affiliates of Banc of America Securities LLC are currently lenders to certain of the ventures that own our heart hospitals. The loans to these ventures will be repaid with a portion of the proceeds from the new credit facility.

     An affiliate of Deutsche Banc Alex. Brown Inc. is a lender under our existing corporate credit facility. That affiliate and affiliates of J.P. Morgan Securities Inc. and First Union

Securities, Inc. will be lenders under the new revolving credit facility into which we plan on entering concurrent with this offering.

     We intend to use a portion of the net proceeds from this offering to repay all amounts outstanding under our existing corporate revolving credit facility, and, as lenders, the affiliate of Banc of America Securities LLC and Deutsche Banc Alex. Brown Inc. will collectively receive 37.5% of any amounts we pay under that facility.

     Some of the underwriters or their affiliates have provided investment services to us in the past and may do so in the future. They receive customary fees and commissions for these services.

                                 LEGAL MATTERS

     Moore & Van Allen PLLC, Charlotte, North Carolina will pass upon the validity of the common stock offered for sale by this prospectus. Certain matters related to this offering will also be passed upon by Reed Smith LLP, our regulatory counsel. Certain matters related to this offering will be passed upon for the underwriters by Willkie Farr & Gallagher, New York, New York.

                             CHANGE IN ACCOUNTANTS

     On January 20, 1999, our board of directors, upon recommendation of the audit committee, approved the election of Deloitte & Touche LLP as our independent auditors to replace Ernst & Young LLP. Deloitte & Touche LLP issued an unqualified audit opinion on our consolidated financial statements for each of the years ended September 30, 2000 and 1999. Ernst & Young LLP issued an unqualified audit opinion on our consolidated financial statements for the year ended September 30, 1998. We have not had any disagreements with the current or former accounts on any matters of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.

                                    EXPERTS

     The consolidated financial statements of MedCath Incorporated (Predecessor Company) for the ten months ended July 31, 1998 and for the two months ended September 30, 1998 of MedCath Holdings, Inc. - the name of our holding company prior to the exchange that we will complete concurrently with this offering - as appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of MedCath Holdings, Inc. as of September 30, 1999 and 2000, and for the years then ended, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We filed a registration statement on Form S-1 with the Commission with respect to the registration of the common stock offered for sale with this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the common stock we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Each statement in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

     Following this offering, we will file annual, quarterly and current reports, and other information with the Commission. So long as we are subject to the Commission's reporting requirements, we will continue to furnish the reports and other required information to the Commission. You may read and copy any reports and other information we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operations of the public reference room. The Commission also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Our filings will be available, using our name or stock trading symbol, "MDTH," on the Commission's internet site.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The unaudited pro forma consolidated statements of operations for the year ended September 30, 2000 and for the six months ended March 31, 2001 reflect the historical accounts of MedCath Holdings, Inc. for those periods, adjusted to give pro forma effect to the following events, as if those events had occurred on October 1, 1999:

     - the sale of McAllen Heart Hospital, in which we owned a 50.2% ownership interest;

     - the exchange that will occur concurrent with this offering, in which we will increase our ownership interest in five of our heart hospitals by issuing shares of our common stock and/or paying cash to some of our partners in those hospitals;

     - the refinancing that will occur concurrent with this offering in which four of our heart hospitals will refinance a portion of their indebtedness with available borrowings under a new $220.0 million credit facility guaranteed by us; and

     - this offering of our common stock and the effect of the application of the estimated net proceeds.

     The unaudited pro forma consolidated balance sheet as of March 31, 2001 reflects the historical accounts of MedCath Holdings, Inc. as of that date as adjusted to give pro forma effect to the exchange, the debt refinancing and the offering as described above, as if those events had occurred on March 31, 2001.


     The sale of McAllen Heart Hospital is not included as a pro forma adjustment in our unaudited pro forma consolidated balance sheet as of March 31, 2001 as the sale was consummated on March 1, 2001, and is therefore reflected in our historical balances, as of March 31, 2001. The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with the Consolidated Financial Statements and related notes of MedCath Holdings, Inc., which are included in this prospectus. We believe that the assumptions used in the following statements provide a reasonable basis on which to present the unaudited pro forma consolidated financial data. The unaudited pro forma consolidated financial data is provided for informational purposes only and should not be construed to be indicative of our financial condition, results of operations or covenant compliance had the transactions and events described above been consummated on the dates assumed, and are not intended to project our financial condition on any future date or our results of operations for any future period.

                             MEDCATH HOLDINGS, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  ADJUSTMENTS TO PRO FORMA
                                                                  ---------------------------------------------------------
                                        PRO FORMA                     THE EXCHANGE OFFER
                                       ADJUSTMENTS                --------------------------
                                         FOR THE                    TUCSON      CONSOLIDATED
                                         MCALLEN                     HEART         HEART          THE DEBT          THE
                          HISTORICAL     SALE(A)     PRO FORMA    HOSPITAL(B)   HOSPITALS(C)   REFINANCING(D)   OFFERING(E)
                          ----------   -----------   ----------   -----------   ------------   --------------   -----------
Net revenue.............   $332,342     $(42,448)     $289,894      $35,779        $   --         $    --         $    --
Operating expenses:
 Personnel expense......     96,884      (13,570)       83,314       12,302            --              --              --
 Medical supplies
   expense..............     82,780      (10,315)       72,465        8,061            --              --              --
 Bad debt expense.......     16,668       (4,036)       12,632        2,014            --              --              --
 Other operating
   expenses.............     80,868       (9,537)       71,331        7,761            --              --              --
 Depreciation...........     30,077       (3,297)       26,780        3,099            --              --              --
 Amortization...........      8,159         (480)        7,679          389           585              --              --
 Gain on disposal of
   property and
   equipment............        (69)          --           (69)          58            --              --              --
                           --------     --------      --------      -------        ------         -------         -------
Income from operations..     16,975       (1,213)       15,762        2,095          (585)             --              --
Interest expense........    (29,047)       2,215       (26,832)      (2,763)           --           1,078           4,527
Interest income.........      3,428          (26)        3,402       (1,900)           --              --              --
Other income, net.......        301           --           301           --            --              --              --
Equity in net losses of
 unconsolidated
 affiliates.............     (2,011)          --        (2,011)       1,439            --              --              --
                           --------     --------      --------      -------        ------         -------         -------
Loss before minority
 interest and income
 taxes..................    (10,354)         976        (9,378)      (1,129)         (585)          1,078           4,527
Minority interest in
 earnings of
 consolidated
 subsidiaries...........     (3,305)         (40)       (3,345)         628         1,082            (347)             --
                           --------     --------      --------      -------        ------         -------         -------
Loss before income
 taxes..................    (13,659)         936       (12,723)        (501)          497             731           4,527
Income tax benefit......         24           --(f)         24           --(f)         --(f)           --(f)           --(f)
                           --------     --------      --------      -------        ------         -------         -------
Net loss................   $(13,635)    $    936      $(12,699)     $  (501)       $  497         $   731         $ 4,527
                           ========     ========      ========      =======        ======         =======         =======
Net loss per share,
 basic and diluted:(g)..   $  (1.15)
                           ========
Weighted average number
 of shares:(g)..........     11,837
                           ========


                          PRO FORMA,
                          AS ADJUSTED
                          -----------
Net revenue.............   $325,673
Operating expenses:
 Personnel expense......     95,616
 Medical supplies
   expense..............     80,526
 Bad debt expense.......     14,646
 Other operating
   expenses.............     79,092
 Depreciation...........     29,879
 Amortization...........      8,653
 Gain on disposal of
   property and
   equipment............        (11)
                           --------
Income from operations..     17,272
Interest expense........    (23,990)
Interest income.........      1,502
Other income, net.......        301
Equity in net losses of
 unconsolidated
 affiliates.............       (572)
                           --------
Loss before minority
 interest and income
 taxes..................     (5,487)
Minority interest in
 earnings of
 consolidated
 subsidiaries...........     (1,982)
                           --------
Loss before income
 taxes..................     (7,469)
Income tax benefit......         24
                           --------
Net loss................   $ (7,445)
                           ========
Net loss per share,
 basic and diluted:(g)..   $  (0.41)
                           ========
Weighted average number
 of shares:(g)..........     17,966
                           ========

                             MEDCATH HOLDINGS, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              ADJUSTMENTS TO PRO FORMA
                                                              ---------------------------------------------------------
                                     PRO FORMA                    THE EXCHANGE OFFER
                                    ADJUSTMENTS               --------------------------
                                      FOR THE                   TUCSON      CONSOLIDATED
                                      MCALLEN                    HEART         HEART          THE DEBT          THE
                       HISTORICAL     SALE(A)     PRO FORMA   HOSPITAL(B)   HOSPITALS(C)   REFINANCING(D)   OFFERING(E)
                       ----------   -----------   ---------   -----------   ------------   --------------   -----------
Net revenue..........   $194,398     $(20,237)    $174,161      $23,764        $  --           $  --          $   --
Operating expenses:..
 Personnel expense...     54,211       (6,076)      48,135        8,337           --              --              --
 Medical supplies
   expense...........     48,421       (4,349)      44,072        5,209           --              --              --
 Bad debt expense....     10,527       (2,194)       8,333        2,060           --              --              --
 Other operating
   expenses..........     45,452       (4,071)      41,381        4,749           --              --              --
 Depreciation........     15,035       (1,324)      13,711        1,622           --              --              --
 Amortization........      4,228         (299)       3,929          178          292              --              --
 Gain on disposal of
   property and
   equipment.........       (134)          --         (134)          --           --              --              --
 Gain on sale of
   hospital..........    (13,461)      13,461           --           --           --              --              --
 Impairment of
   long-lived
   assets............        985           --          985           --           --              --              --
                        --------     --------     --------      -------        -----           -----          ------
Income from
 operations..........     29,134      (15,385)      13,749        1,609         (292)             --              --
Interest expense.....    (13,837)         895      (12,942)      (1,414)          --             748           1,790
Interest income......      1,582          (68)       1,514       (1,061)          --              --              --
Other income, net....       (351)          --         (351)          --           --              --              --
Equity in net losses
 of unconsolidated
 affiliates..........     (1,843)          --       (1,843)         569           --              --              --
                        --------     --------     --------      -------        -----           -----          ------
Income (loss) before
 minority interest
 and income taxes....     14,685      (14,558)         127         (297)        (292)            748           1,790
Minority interest in
 (earnings) losses of
 consolidated
 subsidiaries........    (10,440)       8,028       (2,412)         208          694            (185)             --
                        --------     --------     --------      -------        -----           -----          ------
Income (loss) before
 income taxes........      4,245       (6,530)      (2,285)         (89)         402             563           1,790
Income tax expense...       (128)          --(f)      (128)          --(f)        --(f)           --(f)           --(f)
                        --------     --------     --------      -------        -----           -----          ------
Net income (loss)....   $  4,117     $ (6,530)    $ (2,413)     $   (89)       $ 402           $ 563          $1,790
                        ========     ========     ========      =======        =====           =====          ======
Net income (loss) per
 share, basic:(g)....   $   0.35
                        ========
Weighted average
 number of shares,
 basic(g):...........     11,838
                        ========
Net income (loss) per
 share,
 diluted(g):.........   $   0.34
                        ========
Weighted average
 number of shares,
 diluted(g):.........     11,937
                        ========


                         PRO FORMA,
                        AS ADJUSTED
                       --------------
Net revenue..........     $197,925
Operating expenses:..
 Personnel expense...       56,472
 Medical supplies
   expense...........       49,281
 Bad debt expense....       10,393
 Other operating
   expenses..........       46,130
 Depreciation........       15,333
 Amortization........        4,399
 Gain on disposal of
   property and
   equipment.........         (134)
 Gain on sale of
   hospital..........           --
 Impairment of
   long-lived
   assets............          985
                          --------
Income from
 operations..........       15,066
Interest expense.....      (11,818)
Interest income......          453
Other income, net....         (351)
Equity in net losses
 of unconsolidated
 affiliates..........       (1,274)
                          --------
Income (loss) before
 minority interest
 and income taxes....        2,076
Minority interest in
 (earnings) losses of
 consolidated
 subsidiaries........       (1,695)
                          --------
Income (loss) before
 income taxes........          381
Income tax expense...         (128)
                          --------
Net income (loss)....     $    253
                          ========
Net income (loss) per
 share, basic:(g)....     $   0.01
                          ========
Weighted average
 number of shares,
 basic(g):...........       17,967
                          ========
Net income (loss) per
 share,
 diluted(g):.........     $   0.01
                          ========
Weighted average
 number of shares,
 diluted(g):.........       18,066
                          ========

                             MEDCATH HOLDINGS, INC.

---------------

(a) Adjustment for the sale of McAllen Heart Hospital, which occurred on March 1, 2001, computed assuming the transaction was consummated on October 1, 1999. We owned a 50.2% interest in McAllen Heart Hospital. Adjustment includes the elimination of the results of operations of McAllen Heart Hospital, including minority interest and approximately $429,000 and $179,000 of amortization expense related to goodwill and step-up in basis of the property of McAllen Heart Hospital which were included in our historical consolidated results of operations for the periods ended September 30, 2000 and March 31, 2001, respectively.

(b) Adjustment for the exchange with some of our partners in Tucson Heart Hospital, computed assuming the exchange was consummated on October 1, 1999. Upon consummating the exchange, our ownership interest in Tucson Heart Hospital will increase from an unconsolidated minority interest of 33.3% as reflected in our historical consolidated results of operations to a controlling majority ownership interest of 58.6%. Adjustment reflects:

     - consolidation of the results of operations of Tucson Heart Hospital, including adjustments to minority interest share of losses of consolidated subsidiaries and equity in net losses of unconsolidated affiliates;
     - approximately $1.9 million and $1.1 million of interest income included in our historical consolidated results of operations for the periods ended September 30, 2000 and March 31, 2001, respectively, related to advances to Tucson Heart Hospital, which will eliminate in consolidation;
     - reduction, as a result of the exchange, in management fees of approximately $410,000 and $320,000 for the periods ended September 30, 2000 and March 31, 2001, respectively, charged to the Tucson Heart Hospital by the community hospital partner; and

     - approximately $99,000 and $49,000 of amortization expense for the periods ended September 30, 2000 and March 31, 2001, respectively, for the approximately $4.0 million in estimated goodwill resulting from the exchange transaction for Tucson Heart Hospital, based on an assumed amortization period of 40 years.


(c) Adjustment for the exchange related to our majority owned and consolidated Heart Hospitals in which our partners are participating in the exchange, including Arizona Heart Hospital, Arkansas Heart Hospital, Dayton Heart Hospital, and Heart Hospital of Austin computed assuming the exchange was consummated on October 1, 1999. Upon consummating the exchange, our ownership interests in these heart hospitals will increase, thereby resulting in adjustments to the amount of minority interests reflected in our consolidated results of operations. The pro forma adjustments to minority interests at certain of the heart hospitals reflect disproportionate allocations of losses or profits to us that would otherwise be allocated to all of the heart hospital owners pro rata on the basis of their ownership. Such disproportionate allocations are required by generally accepted accounting principles when the cumulative losses of a heart hospital exceed its capitalization and the committed capital obligations of our partners. The pro forma adjustments to amortization expense represents the amortization over an assumed period of 40 years of approximately $23.4 million in estimated goodwill resulting from the exchange related to the consolidated heart hospitals. The change in our ownership interests in the heart hospitals, the related pro forma adjustments to minority interests and amortization expense is as follows:



                                                              HISTORICAL   PRO FORMA
                                                              OWNERSHIP    OWNERSHIP
HEART HOSPITAL                                                 INTEREST    INTEREST
--------------                                                ----------   ---------
Arizona Heart Hospital......................................     51.0%       70.6%
Arkansas Heart Hospital.....................................     51.0%       70.3%
Dayton Heart Hospital.......................................     52.5%       66.5%
Heart Hospital of Austin....................................     51.5%       70.9%

                             MEDCATH HOLDINGS, INC.


                                       PRO FORMA ADJUSTMENT        PRO FORMA ADJUSTMENT
                                       TO MINORITY INTERESTS          TO AMORTIZATION
                                     -------------------------   -------------------------
                                     SEPTEMBER 30,   MARCH 31,   SEPTEMBER 30,   MARCH 31,
HEART HOSPITAL                           2000          2001          2000          2001
--------------                       -------------   ---------   -------------   ---------
                                                        (IN THOUSANDS)
Arizona Heart Hospital.............     $1,157         $ 32          $134          $ 67
Arkansas Heart Hospital............       (153)         662           303           152
Dayton Heart Hospital..............         78           --            39            19
Heart Hospital of Austin...........         --           --           109            54
                                        ------         ----          ----          ----
                                        $1,082         $694          $585          $292
                                        ======         ====          ====          ====



(d) Adjustment for the decrease in interest expense resulting from the refinancing of the indebtedness at three of our existing heart hospitals from the available borrowings under the new $220.0 million credit facility ("Refinanced Debt"). This adjustment does not reflect the pro forma impact for the refinancing of one hospital which we do not consolidate. The total refinancing of these four heart hospitals can total up to $110.0 million. Adjustment is computed assuming such refinancing had occurred on October 1, 1999. The assumed interest rate for the Refinanced Debt is 9.00% compared to historical rates ranging from 8.25% to 12.20%. The aggregate outstanding balance of indebtedness that will be refinanced was approximately $80.2 million and $78.3 million at September 30, 2000 and March 31, 2001, respectively, plus an additional $0.9 million of pre-payment penalties and $2.6 of loan acquisition costs which will be included in the debt refinancing. The effect on pro forma income (loss) of a 0.125% variance in the assumed interest rate of 9.00% is approximately $165,000 and $83,000 for the year ended September 30, 2000 and the six months ended March 31, 2001, respectively. The adjustment also reflects the net decrease in interest expense resulting from the write-off of existing loan acquisition costs for the refinanced debt which totaled $1.0 million and $740,000 at September 30, 2000 and March 31, 2001, respectively, and the capitalization of $2.6 million of new loan acquisition costs from the refinancing. The existing loan acquisition costs were being amortized over the related debt terms, which ranged from 3 to 7 years and the refinancing loan costs are being amortized over the 5-year term of the refinanced debt.

(e) Adjustment for the decrease in interest expense resulting from the use of the net proceeds from this offering to repay amounts outstanding under our revolving credit facility. The balance outstanding under this credit facility was approximately $35.1 million and $24.7 million (including $2.1 million and $6.7 million classified as short-term borrowings) at September 30, 2000 and March 31, 2001, respectively. The average balances outstanding under this credit facility and average variable rates were approximately $52.6 million and 8.6% and $41.3 million and 8.7% during the year ended September 30, 2000 and the six months ended March 31, 2001, respectively. See "Use of Proceeds".
(f) We are currently operating in a net operating loss position and consequently have no significant current income tax liabilities. As of September 30, 2000, we had net operating and economic loss carryforwards of approximately $46.4 million and our effective tax rate was less than 1%. Therefore, we have assumed an effective tax rate of 0% for the pro forma adjustments presented.

(g) Pro forma basic and diluted net loss per share and related weighted average number of shares outstanding for the year ended September 30, 2000 and the six months ended March 31, 2001 have been adjusted to reflect the issuance of 129,478 shares of common stock in the exchange and 6,000,000 shares of common stock in the offering. The following is a reconciliation of the pro forma weighted average number of shares for the year ended September 30, 2000 and the six months ended March 31, 2001:

                             MEDCATH HOLDINGS, INC.


                                                      YEAR ENDED       SIX MONTHS ENDED
                                                  SEPTEMBER 30, 2000    MARCH 31, 2001
                                                  ------------------   ----------------
                                                             (IN THOUSANDS)
Weighted average shares -- basic and diluted
  (actual)......................................        11,837              11,838
Issuance of common stock in the exchange........           129                 129
Issuance of common stock in the offering........         6,000               6,000
                                                        ------              ------
Weighted average shares -- basic and diluted
  (pro forma)...................................        17,966              17,967
                                                        ======              ======


     The potentially dilutive effect of options to purchase 2,178,722 shares and 2,240,800 shares of common stock at prices ranging from $4.75 to $19.00 which were outstanding at September 30, 2000 and March 31, 2001, respectively, has not been included in the diluted net income (loss) per share because the options were antidilutive. See "Principal Stockholders" and Notes 11 and 12 to our Consolidated Financial Statements included elsewhere in this prospectus.

                             MEDCATH HOLDINGS, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       ADJUSTMENTS TO PRO FORMA
                                                        ------------------------------------------------------
                                                            THE EXCHANGE OFFER
                                                        --------------------------
                                                          TUCSON      CONSOLIDATED
                                                           HEART         HEART          THE DEBT        THE        PRO FORMA,
                                           HISTORICAL   HOSPITAL(A)   HOSPITALS(B)   REFINANCING(C)   OFFERING     AS ADJUSTED
                                           ----------   -----------   ------------   --------------   --------     -----------
Current assets
 Cash and cash equivalents...............   $ 10,545      $(2,579)      $(22,779)       $     --      $135,500(d)   $ 95,997
                                                                                                       (24,690)
 Accounts receivable, net................     69,207       10,231             --              --            --        79,438
 Medical supplies........................      6,652          783             --              --            --         7,435
 Due from affiliates.....................        177           --             --              --            --           177
 Prepaids and other current assets.......      4,859           58             --              --            --         4,917
                                            --------      -------       --------        --------      --------      --------
       Total current assets..............     91,440        8,493       $(22,779)             --       110,810       187,964
Property and equipment, net..............    243,783       26,901             --              --            --       270,684
Investments in and advances to
 affiliates, net.........................     12,161       (5,216)            --              --            --         6,945
Goodwill, net............................     89,739        3,958         23,417              --            --       117,114
Other intangible assets, net.............     21,231          225             --           1,926            --        23,382
Other assets.............................      5,128          644             --              --            --         5,772
                                            --------      -------       --------        --------      --------      --------
       Total assets......................   $463,482      $35,005       $    638        $  1,926      $110,810      $611,861
                                            ========      =======       ========        ========      ========      ========
Current liabilities:
 Short-term borrowings...................   $  6,690      $    --       $     --        $     --      $ (6,690)     $     --
 Accounts payable........................     19,643        3,240             --              --            --        22,883
 Income taxes payable....................         67           --             --              --            --            67
 Accrued compensation and benefits.......      7,438          740             --              --            --         8,178
 Accrued property taxes..................      2,771          235             --              --            --         3,006
 Other accrued liabilities...............     11,675           --             --              --            --        11,675
 Current portion of long-term debt and
   obligations under capital leases......     22,732        2,845             --          (3,361)           --        25,577
                                                                                           3,361
                                            --------      -------       --------        --------      --------      --------
       Total current liabilities.........     71,016        7,060             --              --        (6,690)       71,386
Long-term debt...........................    205,664       23,187             --         (74,919)      (18,000)(e)   214,373
                                                                                          78,441
Obligations under capital leases.........      9,365        1,350             --              --                      10,715
Other long-term obligations..............         89        3,838             --              --            --         3,927
                                            --------      -------       --------        --------      --------      --------
       Total liabilities.................    286,134       35,435             --           3,522       (24,690)      300,401
                                            --------      -------       --------        --------      --------      --------
Minority interests in equity of
 consolidated subsidiaries...............     12,599       (1,043)        (1,985)           (334)           --         9,237
Stockholders' equity.....................
 Common stock............................        119           --              1              --            60           180
 Paid-in capital.........................    216,701          613          2,622              --       135,440       355,376
 Deficit.................................    (52,071)          --             --          (1,262)           --       (53,333)
                                            --------      -------       --------        --------      --------      --------
       Total stockholders' equity........    164,749          613          2,623          (1,262)      135,500       302,223
                                            --------      -------       --------        --------      --------      --------
Total liabilities, minority interests,
 and stockholders' equity................   $463,482      $35,005       $    638        $  1,926      $110,810      $611,861
                                            ========      =======       ========        ========      ========      ========



(a) Adjustment for the exchange with our partners in Tucson Heart Hospital, computed assuming the exchange was consummated at the balance sheet date presented. Upon consummating the exchange, our ownership interest in Tucson Heart Hospital will increase from an unconsolidated minority ownership interest of 33.3% as reflected in our historical consolidated results of operations to a controlling majority ownership interest of 58.6%. Adjustment determined as of the balance sheet date reflects:

     - the consolidation of the balance sheet of Tucson Heart Hospital, including minority interest in equity of consolidated subsidiaries determined based on the pro forma ownership interest;
     - adjustment for approximately $186,000 of due from affiliates included in our historical balance sheet which will become an eliminating balance upon consolidating Tucson Heart Hospital;

                             MEDCATH HOLDINGS, INC.

     - adjustment for approximately $23.5 million of advances to Tucson Heart Hospital, net of $18.2 million of investment in Tucson Heart Hospital that will eliminate upon consolidating Tucson Heart Hospital; and

     - adjustment to reflect the preliminary allocation of the aggregate purchase price for the 25.3% ownership interest in Tucson Heart Hospital being acquired in the exchange. Because the carrying amount of the net assets underlying the additional ownership interest acquired, which primarily consist of accounts receivable, inventory, property and equipment, current liabilities and long-term debt and capital leases, approximate their fair value, the application of purchase accounting will not result in an adjustment to the carrying amount of those net assets. Under the exchange, we will assume all interests, rights and obligations related to the additional ownership interests being acquired from our partners, including any and all existing rights or obligations relating to capital investment, surplus or deficit in the hospital. The estimated purchase price allocation consists of estimated total consideration of approximately $3.3 million ($2.7 million in cash and $614,000 in stock) and assumption of minority partner deficit related to acquired interest of approximately $696,000 for total goodwill of approximately $4.0 million. The amount of goodwill actually recorded may ultimately be different from these estimates.



(b) Adjustment related to our consolidated heart hospitals in which our partners are participating in the exchange, including Arizona Heart Hospital, Arkansas Heart Hospital, Dayton Heart Hospital and Heart Hospital of Austin computed assuming the exchange was consummated at the balance sheet date presented. Upon consummating the exchange, our ownership interests in these heart hospitals will increase. Because the carrying amount of the net assets underlying the additional ownership interest acquired, which primarily consist of accounts receivable, inventory, property and equipment, current liabilities and long-term debt and capital leases, approximate their fair value, the application of purchase accounting will not result in an adjustment to the carrying amount of those net assets. Under the exchange, we will assume all interests, rights and obligations related to the additional ownership interest being acquired from our partners, including any and all existing rights or obligations relating to capital investment, surplus or deficit in the hospital. The change in our ownership interests in these heart hospitals and the estimated purchase price allocations determined as of the balance sheet date are as follows (in thousands):



                                      ARIZONA     ARKANSAS     DAYTON        HEART
                                       HEART       HEART       HEART      HOSPITAL OF
                                      HOSPITAL    HOSPITAL    HOSPITAL      AUSTIN       TOTAL
                                      --------    --------    --------    -----------   -------

      Historical ownership
        interest....................     51.0%       51.0%       52.5%        51.5%          --

      Pro forma ownership
        interest....................     70.6%       70.3%       66.5%        70.9%          --

      Estimated total consideration:

        Cash........................   $4,541     $13,720      $  474       $4,044      $22,779

        Common stock                    2,008          --         300          315        2,623
                                       ------     -------      ------       ------      -------

                Total...............    6,549      13,720         774        4,359       25,402

      Estimated minority interest
        surplus (deficit) balance
        assumed.....................    1,189       1,580        (784)          --        1,985
                                       ------     -------      ------       ------      -------

      Estimated goodwill............   $5,360     $12,140      $1,558       $4,359      $23,417
                                       ======     =======      ======       ======      =======


The amount of goodwill actually recorded may ultimately be different from these estimates.

                             MEDCATH HOLDINGS, INC.


(c) Reflects the refinancing that will occur concurrent with this offering in which four of our heart hospitals will refinance indebtedness under certain of their debt facilities with available borrowings under a new credit facility guaranteed by us. The aggregate outstanding balance of indebtedness that will be refinanced was approximately $78.3 million at March 31, 2001. The amount refinanced will also include $0.9 million of pre-payment penalties and $2.6 of loan acquisition costs. The $1.9 million adjustment to other intangible assets represents the write-off of the existing loan acquisition costs for the refinanced debt which totaled $740,000 at March 31, 2001, and the capitalization of $2.6 million of new loan acquisition costs arising from the refinancing.



(d) Net proceeds from the offering which are assumed to be $135.5 million, net of $4.0 million in estimated offering costs. Of the net proceeds, approximately $25.4 million will be used for the cash consideration in the exchange as reflected in notes (a) and (b). See "Use of Proceeds."


(e) Reflects the repayment after giving effect to the pro forma adjustments for the repayments with a portion of the proceeds from the offering as reflected in the pro forma for the McAllen sale in note (a) above of remaining amounts outstanding under our corporate revolving credit facility, including the amount of short-term borrowings. See "Use of Proceeds" and "Prospectus Summary."

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
MEDCATH HOLDINGS, INC. AND MEDCATH INCORPORATED (PREDECESSOR
  COMPANY) CONSOLIDATED FINANCIAL STATEMENTS
TEN MONTHS ENDED JULY 31, 1998 (PREDECESSOR COMPANY) AND TWO
  MONTHS ENDED SEPTEMBER 30, 1998;
YEARS ENDED SEPTEMBER 30, 1999 AND 2000 AND
SIX MONTHS ENDED MARCH 31, 2000 AND 2001 (UNAUDITED):
  INDEPENDENT AUDITORS' REPORTS.............................  F-2
  CONSOLIDATED FINANCIAL STATEMENTS:
     Consolidated Balance Sheets............................  F-4
     Consolidated Statements of Operations..................  F-5
     Consolidated Statements of Stockholders' Equity........  F-6
     Consolidated Statements of Cash Flows..................  F-7
     Notes to Consolidated Financial Statements.............  F-9

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
MedCath Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of MedCath Holdings, Inc. and subsidiaries (the "Company") as of September 30, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1999 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

April 23, 2001
Charlotte, North Carolina

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
MedCath Holdings, Inc.

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of MedCath Holdings, Inc. (the Company) for the two month period ended September 30, 1998. We have also audited the consolidated statements of operations, stockholders' equity, and cash flows of MedCath Incorporated (Predecessor Company) for the ten month period ended July 31, 1998. The financial statements of MedCath Holdings, Inc. are the responsibility of the Company's management. The financial statements of MedCath Incorporated are the responsibility of the Predecessor Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements of MedCath Holdings, Inc. referred to above present fairly, in all material respects, the consolidated results of its operations and its cash flows for the two month period ended September 30, 1998, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the financial statements of MedCath Incorporated referred to above present fairly, in all material respects, the consolidated results of its operations and its cash flows for the ten month period ended July 31, 1998, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

November 13, 1998
Charlotte, North Carolina

                             MEDCATH HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)

                                                                 SEPTEMBER 30,
                                                              -------------------      MARCH 31,
                                                                1999       2000          2001
                                                              --------   --------   ---------------
                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $ 28,432   $  7,621      $ 10,545
  Accounts receivable, net..................................    39,080     63,916        69,207
  Insurance recovery receivable.............................     6,531         --            --
  Medical supplies..........................................     5,415      6,753         6,652
  Due from affiliates.......................................     1,594        184           177
  Prepaid expenses and other current assets.................     1,972      3,483         4,859
                                                              --------   --------      --------
         Total current assets...............................    83,024     81,957        91,440
Property and equipment, net.................................   243,378    267,438       243,783
Investments in and advances to affiliates, net..............     8,312      6,184        12,161
Goodwill, net...............................................   103,863    100,776        89,739
Other intangible assets, net................................    27,551     24,366        21,231
Other assets................................................     6,157      5,357         5,128
                                                              --------   --------      --------
         Total assets.......................................  $472,285   $486,078      $463,482
                                                              ========   ========      ========
Current liabilities:
  Short-term borrowings.....................................  $     --   $  2,127      $  6,690
  Accounts payable..........................................    13,866     24,199        19,643
  Income taxes payable......................................       479         53            67
  Accrued compensation and benefits.........................     6,601      8,141         7,438
  Accrued property taxes....................................     1,911      3,226         2,771
  Other accrued liabilities.................................     8,286      6,036        11,675
  Current portion of long-term debt and obligations under
    capital leases..........................................    16,446     23,869        22,732
                                                              --------   --------      --------
         Total current liabilities..........................    47,589     67,651        71,016
Long-term debt..............................................   233,551    246,093       205,664
Obligations under capital leases............................     2,147      2,008         9,365
Other long-term obligations.................................     3,295        151            89
                                                              --------   --------      --------
         Total liabilities..................................   286,582    315,903       286,134
Minority interests in equity of consolidated subsidiaries...    11,443      9,550        12,599
Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized, and no shares issued and outstanding at
    September 30, 2000 and 1999 and March 31, 2001
  Common stock, $.01 par value, 20,000,000 shares
    authorized, and 11,836,991 shares issued and outstanding
    at September 30, 2000 and 1999 and 11,838,548 shares at
    March 31, 2001..........................................       119        119           119
  Paid-in capital...........................................   216,694    216,694       216,701
  Deficit...................................................   (42,553)   (56,188)      (52,071)
                                                              --------   --------      --------
         Total stockholders' equity.........................   174,260    160,625       164,749
                                                              --------   --------      --------
         Total liabilities, minority interests, and
           stockholders' equity.............................  $472,285   $486,078      $463,482
                                                              ========   ========      ========

                See notes to consolidated financial statements.

                             MEDCATH HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         PREDECESSOR
                                           COMPANY                            THE COMPANY
                                         -----------   ---------------------------------------------------------
                                         TEN MONTHS     TWO MONTHS         YEAR ENDED         SIX MONTHS ENDED
                                            ENDED          ENDED          SEPTEMBER 30,           MARCH 31,
                                          JULY 31,     SEPTEMBER 30,   -------------------   -------------------
                                            1998           1998          1999       2000       2000       2001
                                         -----------   -------------   --------   --------   --------   --------
Net revenue............................   $155,897        $34,574      $255,756   $332,342   $163,413   $194,398
Operating expenses:
  Personnel expense....................     44,204         10,804        77,406     96,884     45,825     54,211
  Medical supplies expense.............     26,957          8,295        60,875     82,780     41,246     48,421
  Bad debt expense.....................      4,842          1,227        13,021     16,668      5,269     10,527
  Other operating expenses.............     45,347          9,050        71,510     80,868     39,395     45,452
  Depreciation.........................     11,802          3,300        25,271     30,077     14,945     15,035
  Amortization.........................      7,747            915         5,764      8,159      3,935      4,228
  Loss (gain) on disposal of property
    and equipment......................        380             --         1,314        (69)       (13)      (134)
  Gain on sale of hospital.............         --             --            --         --         --    (13,461)
  Impairment of long-lived assets......         --             --        10,935         --         --        985
  Organization and pre-opening costs...         --          1,747            --         --         --         --
  Merger expenses......................      6,590             --            --         --         --         --
                                          --------        -------      --------   --------   --------   --------
        Total operating expenses.......    147,869         35,338       266,096    315,367    150,602    165,264
                                          --------        -------      --------   --------   --------   --------
Income (loss) from operations..........      8,028           (764)      (10,340)    16,975     12,811     29,134
Other income (expenses):
  Interest expense.....................     (9,221)        (2,385)      (21,667)   (29,047)   (14,356)   (13,837)
  Interest income......................      1,504            380         2,533      3,428      1,670      1,582
  Other income (expense), net..........         --             --           168        301        260       (351)
  Equity in net earnings (losses) of
    unconsolidated affiliates..........         34           (842)       (5,640)    (2,011)    (1,184)    (1,843)
                                          --------        -------      --------   --------   --------   --------
        Total other expenses, net......     (7,683)        (2,847)      (24,606)   (27,329)   (13,610)   (14,449)
                                          --------        -------      --------   --------   --------   --------
Income (loss) before minority interest
  and income taxes.....................        345         (3,611)      (34,946)   (10,354)      (799)    14,685
Minority interest share of earnings of
  consolidated subsidiaries............     (2,832)          (377)       (6,322)    (3,305)    (2,804)   (10,440)
                                          --------        -------      --------   --------   --------   --------
Income (loss) before income taxes......     (2,487)        (3,988)      (41,268)   (13,659)    (3,603)     4,245
Income tax benefit (expense)...........        (34)         1,365         1,338         24         --       (128)
                                          --------        -------      --------   --------   --------   --------
Net income (loss)......................   $ (2,521)       $(2,623)     $(39,930)  $(13,635)  $ (3,603)  $  4,117
                                          ========        =======      ========   ========   ========   ========
Net income (loss) per share, basic.....   $  (0.21)       $ (0.22)     $  (3.37)  $  (1.15)  $  (0.30)  $   0.35
                                          ========        =======      ========   ========   ========   ========
Net income (loss) per share, diluted...   $  (0.21)       $ (0.22)     $  (3.37)  $  (1.15)  $  (0.30)  $   0.34
                                          ========        =======      ========   ========   ========   ========
Weighted average number of shares,
  basic................................     11,726         11,861        11,836     11,837     11,837     11,838
                                          ========        =======      ========   ========   ========   ========
Weighted average number of shares,
  diluted..............................     11,726         11,861        11,836     11,837     11,837     11,937
                                          ========        =======      ========   ========   ========   ========

                See notes to consolidated financial statements.

                             MEDCATH HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                            COMMON STOCK
                                           --------------              RETAINED
                                                     PAR    PAID-IN    EARNINGS
                                           SHARES   VALUE   CAPITAL    (DEFICIT)    TOTAL
                                           ------   -----   --------   ---------   --------
PREDECESSOR COMPANY
Balance, September 30, 1997..............  11,169   $112    $109,065   $ 17,960    $127,137
  Net loss...............................             --          --     (2,521)     (2,521)
  Conversion of Convertible Subordinated
     Debt................................     437      4       6,230         --       6,234
  Issuance of Common Stock...............     739      7      10,834         --      10,841
  Exercise of stock options..............      61      1         774         --         775
                                           ------   ----    --------   --------    --------
Balance, July 31, 1998...................  12,406   $124    $126,903   $ 15,439    $142,466
                                           ======   ====    ========   ========    ========
THE COMPANY
Initial capitalization of the Company....  11,861   $119    $217,528   $     --    $217,647
  Net loss...............................      --     --          --     (2,623)     (2,623)
Balance, September 30, 1998..............  11,861    119     217,528     (2,623)    215,024
  Exercise of stock options..............     106      1         374         --         375
  Stock repurchase.......................    (130)    (1)     (2,640)        --      (2,641)
  Purchase price adjustment..............      --     --       1,432         --       1,432
  Net loss...............................      --     --          --    (39,930)    (39,930)
                                           ------   ----    --------   --------    --------
Balance, September 30, 1999..............  11,837    119     216,694    (42,553)    174,260
  Net loss...............................      --     --          --    (13,635)    (13,635)
                                           ------   ----    --------   --------    --------
Balance, September 30, 2000..............  11,837    119     216,694    (56,188)    160,625
  Exercise of stock options..............       2     --           7         --           7
  Net income.............................      --     --          --      4,117       4,117
                                           ------   ----    --------   --------    --------
Balance, March 31, 2001
  (Unaudited)............................  11,839   $119    $216,701   $(52,071)   $164,749
                                           ======   ====    ========   ========    ========

                See notes to consolidated financial statements.

                             MEDCATH HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                     PREDECESSOR                              THE COMPANY
                                       COMPANY      ---------------------------------------------------------------
                                    -------------                             YEAR ENDED         SIX MONTHS ENDED
                                     TEN MONTHS         TWO MONTHS           SEPTEMBER 30,           MARCH 31,
                                        ENDED             ENDED           -------------------   -------------------
                                    JULY 31, 1998   SEPTEMBER 30, 1998      1999       2000       2000       2001
                                    -------------   ------------------    --------   --------   --------   --------
                                                                                                    (UNAUDITED)
Operating activities:
  Net income (loss)...............    $ (2,521)          $ (2,623)        $(39,930)  $(13,635)  $ (3,603)  $  4,117
  Adjustments to reconcile net
    income (loss) to net cash
    provided by (used in)
    operating activities:
    Depreciation and
      amortization................      19,549              4,215           31,035     38,236     18,880     19,263
    Bad debt expense..............          --                 --           13,021     16,668      5,269     10,527
    Impairment of long-lived
      assets......................          --                 --           10,935         --         --        985
    Loss (gain) on disposal of
      property and equipment......          --                 --            1,314        (69)       (13)      (134)
    Gain on sale of hospital......          --                 --               --         --         --    (13,461)
    Equity in net (earnings)
      losses of unconsolidated
      affiliates..................         (34)               842            5,640      2,011      1,184      1,843
    Minority interest share of
      earnings of consolidated
      subsidiaries................        (941)               568            6,322      3,305      2,804     10,440
    Deferred income taxes.........       1,675               (199)          (3,773)        --         --         --
  Change in assets and liabilities
    that relate to operations:
    Accounts receivable...........     (19,814)             1,792          (18,900)   (41,214)   (32,067)   (23,909)
    Insurance recovery
      receivable..................          --                 --              284      6,531         --         --
    Medical supplies..............      (2,197)               246             (888)      (461)      (692)    (1,561)
    Due from affiliates...........          --                 --           (1,192)     1,410      1,317          7
    Prepaid expenses and other
      current assets..............      (1,941)              (777)          (4,583)    (1,079)    (2,501)    (1,692)
    Other.........................         223                142             (217)       514         21         81
    Accounts payable and other
      liabilities.................      12,025             (3,137)          10,920      4,409     (2,099)     1,420
                                      --------           --------         --------   --------   --------   --------
        Net cash provided by (used
          in) operating
          activities..............       6,024              1,069            9,988     16,626    (11,500)     7,926
                                      --------           --------         --------   --------   --------   --------
Investing activities:
  Net change in cash due to
    merger........................          --             13,515               --         --         --         --
  Organization and start-up
    costs.........................      (7,324)                --               --         --         --         --
  Purchases of property and
    equipment.....................     (94,118)           (16,696)         (57,661)   (12,284)    (7,979)    (5,924)
  Proceeds from sale of property
    and equipment.................          --                 --            1,172      1,023        357      1,340
  Proceeds from sale of
    hospital......................          --                 --               --         --         --     53,798
  Loans under management
    agreements....................      (2,828)            (2,555)            (722)      (140)       (78)       (53)
  Repayments of loans under
    management agreements.........       1,787                196            5,914        433        196        201
  Acquisition of management
    contracts.....................      (8,208)                --           (1,416)        --         --
  Investments in and advances to
    affiliates, net...............          --                 --           (7,201)    (4,699)    (6,528)    (7,700)
  Settlement of preacquisition
    contingency...................          --                 --            2,300         --         --

                             MEDCATH HOLDINGS, INC.

                                 (IN THOUSANDS)

                                     PREDECESSOR                              THE COMPANY
                                       COMPANY      ---------------------------------------------------------------
                                    -------------                             YEAR ENDED         SIX MONTHS ENDED
                                     TEN MONTHS         TWO MONTHS           SEPTEMBER 30,           MARCH 31,
                                        ENDED             ENDED           -------------------   -------------------
                                    JULY 31, 1998   SEPTEMBER 30, 1998      1999       2000       2000       2001
                                    -------------   ------------------    --------   --------   --------   --------
                                                                                                    (UNAUDITED)
  Cash acquired upon consolidation
    of equity method investee.....    $     --           $     --         $     --   $  2,817   $  2,817   $     --
  Investment in unconsolidated
    subsidiary....................        (960)                --               --         --         --         --
  Net sales of short-term
    investments...................      20,812              2,924               --         --         --         --
  Other investing activities......       1,067                 97               43       (313)        --       (118)
                                      --------           --------         --------   --------   --------   --------
        Net cash provided by (used
          in) investing
          activities..............     (89,772)            (2,519)         (57,571)   (13,163)   (11,215)    41,544
                                      --------           --------         --------   --------   --------   --------
Financing activities:
  Net borrowings of short-term
    debt..........................          --                 --               --      2,127         --      4,563
  Proceeds from issuance of long-
    term debt.....................      89,966             11,953           70,818     67,925     61,746     13,254
  Repayments of long-term debt....      (6,269)            (1,384)         (16,681)   (87,253)   (40,550)   (54,631)
  Repayments of obligations under
    capital leases................        (504)              (108)            (888)    (1,075)      (684)    (2,181)
  Payment of loan acquisition
    costs and deferred fees.......      (1,103)               (76)            (393)      (904)      (116)      (165)
  Investments by minority
    partners......................         761                 20            3,790         70        110        987
  Distributions to minority
    partners......................        (505)              (350)          (3,950)    (5,164)    (4,014)    (8,380)
  Proceeds from issuance of common
    stock.........................         775                 --              375         --         --          7
  Repurchase of common stock......          --                 --           (2,641)        --         --         --
                                      --------           --------         --------   --------   --------   --------
        Net cash provided by (used
          in) financing
          activities..............      83,121             10,055           50,430    (24,274)    16,492    (46,546)
                                      --------           --------         --------   --------   --------   --------
Net increase (decrease) in cash
  and cash equivalents............        (627)             8,605            2,847    (20,811)    (6,223)     2,924
Cash and cash equivalents:
  Beginning of period.............      17,607             16,980           25,585     28,432     28,432      7,621
                                      --------           --------         --------   --------   --------   --------
  End of period...................    $ 16,980           $ 25,585         $ 28,432   $  7,621   $ 22,209   $ 10,545
                                      ========           ========         ========   ========   ========   ========

                See notes to consolidated financial statements.

                             MEDCATH HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND MERGER

     MedCath Holdings, Inc. (the "Company") is a developer, owner and operator of hospitals focused on providing cardiology and cardiovascular services. While each of the Company's heart hospitals (collectively, the "Hospital Division") is licensed as a general acute care hospital, the Company designs and operates its heart hospitals with a focus on the unique needs of patients suffering from cardiovascular disease. In addition to its heart hospitals, the Company provides cardiovascular care services in diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories (the "Diagnostic Division"). The Company also provides consulting and management services tailored to cardiologists and cardiovascular surgeons (the "Cardiology Consulting and Management Division" or "CCM").

     On July 31, 1998 (the "Merger Date"), MCTH Acquisitions, Inc., an indirect wholly-owned subsidiary of the Company, merged (the "Merger") with and into the Company's predecessor company, MedCath Incorporated (the "Predecessor Company"), with the Predecessor Company being the surviving entity and an indirect wholly-owned subsidiary of Holdings. The total purchase price was approximately $249 million and consisted of $242 million, used to acquire all of the outstanding common stock and common stock options of the Predecessor Company, and $7 million of related fees and expenses. Funding for the Merger was provided by $204 million in cash by equity investors in Holdings, and $33 million of borrowings under a new revolving line of credit.

     The Merger was accounted for as a purchase business combination and, accordingly, adjustments were made on the Merger Date to reflect the Merger and allocation of the $249 million total purchase price to the Company's net assets in conformity with the procedures specified by Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16"). Accordingly, property and equipment, intangible assets represented by management contracts and other assets and liabilities were revalued from historical cost to fair value at the time of the Merger. As a result, the Company's financial information is not comparable to Predecessor Company financial information.

     The preliminary allocation of the purchase price, subject to adjustment in accordance with generally accepted accounting principles, was as follows (in thousands):

Working Capital.............................................  $  35,454
Property, Plant, and Equipment..............................    228,402
Other Assets................................................     14,763
Intangible Assets...........................................     33,879
Goodwill....................................................    116,150
Liabilities Assumed.........................................   (183,672)
Minority Interest (including excess losses recorded in
  stockholders' equity).....................................      4,280
                                                              ---------
          Total Purchase Price..............................  $ 249,256
                                                              =========

     As of July 31,1999, all matters were resolved and necessary adjustments were made to the preliminary purchase price allocation. Adjustments were made to other intangible assets, the accrual for transaction costs and related deferred income taxes, totaling approximately $9.0 million as of September 30, 1999. In addition, the Company recorded, as a reclassification to paid-in-capital, an adjustment to the preliminary allocation of the purchase price paid in the Company's July 31, 1998 acquisition.

                             MEDCATH HOLDINGS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries that are wholly and majority owned and/or over which substantive control is exercised. All intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates, in which the Company has 20% or more ownership interest and has the ability to exercise significant influence, but not substantive control, over the affiliates' operating and financial policies, are accounted for using the equity method of accounting.

     The Company does not have exclusive authority over all decisions related to ongoing, major, or central operations of the physician group practices within its CCM operations, nor does the Company have the ability to establish compensation or implement guidelines for the selection, hiring, and firing of the licensed medical professionals. Accordingly, the Company does not have a controlling financial interest in those CCM physician practices as defined by Emerging Issues Task Force Issue No. 97-2, Consolidation of Physicians' Practice Entities, and therefore does not include those CCM physician practices in the Company's consolidated financial statements.

     Cash and Cash Equivalents. Cash consists of currency on hand and demand deposits with financial institutions. Cash equivalents include investments in highly liquid instruments with original maturities of three months or less.

     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (hereafter, "generally accepted accounting principles") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     Medical Supplies. Medical supplies consist primarily of laboratory and surgical supplies, contrast media, and catheters and are stated at the lower of first-in, first-out ("FIFO") cost or market.

     Property and Equipment. Property and equipment are recorded at cost and are being depreciated principally on a straight-line basis over the estimated useful lives of the assets, which generally range from 25 to 40 years for buildings and improvements, 25 years for land improvements, and from 3 to 10 years for equipment and software. Repairs and maintenance costs are charged against income while betterments are capitalized as additions to the related assets. Retirements, sales, and disposals are recorded by removing the related cost and accumulated depreciation with any resulting gain or loss reflected in operating income. Amortization of assets recorded under capital leases is included in depreciation expense. Interest expense incurred in connection with the construction of heart hospitals is capitalized as part of the cost of the building until the facility is operational, at which time depreciation begins using the straight-line method over the estimated useful life of the building.

     Goodwill and Other Intangible Assets. Goodwill represents the excess purchase price over the fair value of net assets acquired. The cumulative amount of goodwill amortization at September 30, 1999 and 2000 was $3.2 million and $6.3 million, respectively. Other intangible assets consist primarily of management contracts, loan acquisition costs and other intangible assets. Management contracts consist of amounts paid to acquire certain contracts related to cardiac diagnostic and therapeutic facilities and CCM physician practices and the value assigned to a certificate of need ("CON") exemption for cardiac diagnostic and therapeutic facilities. Loan acquisition costs are the costs associated with obtaining long-term financing ("Loan

                             MEDCATH HOLDINGS, INC.

costs"). The cumulative amount of other intangible assets amortization at September 30, 1999 and 2000 was $5.3 million and $10.0 million, respectively.

     Generally accepted accounting principles require that goodwill and all other intangible assets be amortized over the period benefited. The Company has determined that the period benefited by goodwill is 40 years, and accordingly goodwill is being amortized on a straight-line basis over 40 years. Similarly, intangible assets related to management contracts for cardiac diagnostic and therapeutic facilities are being amortized over the related contract lives which range from 5 to 23 years and the certificate of need exemption is being amortized over 8 years based on the related estimated periods of future benefit of such intangible assets. Loan costs are being amortized to interest expense over the life of the related debt agreements. The Predecessor Company's policy was to amortize intangible assets relating to management contracts over the terms of the respective contracts, which range from 30 to 40 years, the CON exemption over eight years, and goodwill over 40 years.

     Impairment of Long-Lived Assets. The Company follows the provisions of Accounting Principles Board ("APB") Opinion No. 17, Intangible Assets, and Statement of Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In accordance with APB Opinion No. 17 and SFAS No. 121, as applicable, the Company assesses carrying value of goodwill, intangible assets, and other long-lived assets as facts and circumstances suggest that the carrying value of those assets may not be recoverable. The Company considers internal and external factors relating to each acquired entity and division, including hospital and physician contract changes, local market developments, changes in third-party reimbursement methodologies, national health care trends, and other publicly available information. In accordance with APB No. 17, the Company assesses impairment of the intangible assets' reorganization value in excess of amounts allocable to identifiable assets and goodwill whenever the Company's operating trends have had other than a temporary adverse change. Whenever the external or internal factors or operating trends indicate that the goodwill, intangible assets and other long-lived assets will not be recoverable, as determined based on the expected future undiscounted cash flows of the entity, division, or management contract acquired over the remaining amortization period, the carrying value of the assets is reduced by the estimated shortfall of discounted cash flows. The Company uses its current cost of capital as the discount rate in measuring impairment. No impairment charge was necessary for the year ended September 30, 2000.

     At September 30, 1999, the Company determined that the estimated future undiscounted cash flows for the Cardiology Consulting and Management Division were below the carrying value of its long-lived assets. Accordingly, the Company adjusted the carrying value of its long-lived assets to their estimated fair value, which included adjustments of goodwill to zero and management contracts to $11.7 million, resulting in noncash impairment charges of approximately $4.5 million and $6.4 million, respectively, for a total of $10.9 million. The Company also reevaluated the lives associated with the remaining management contracts. Estimated useful lives for the management contracts were adjusted to between 1 to 7 years based on circumstances that existed at the time. The estimated fair value of the long-lived assets was based on anticipated future cash flows discounted at a rate commensurate with the risk involved. Considerable judgment is necessary to estimate future cash flows. Accordingly, actual results could vary significantly from such estimates.

     Based on negotiations in March 2001 with a physician group under management contracts in the CCM Division, the Company determined that the carrying value of certain long-lived assets may not be recoverable. The Company assessed the recoverability of these assets at

                             MEDCATH HOLDINGS, INC.

March 31, 2001 by comparing the revised expected future cash flows to the carrying value and concluded the carrying value had become impaired. Accordingly, the Company recognized noncash impairment charges totaling approximately $1.0 million during its second quarter ended March 31, 2001 to adjust the long-lived assets to the anticipated future discounted cash flows. Considerable judgment is necessary to estimate future cash flows. Accordingly, actual results could vary significantly from such estimates.

     Other Long-Term Obligations. Other long-term obligations consist of amounts due to equipment vendors that the Company has a commitment to refinance on a long-term basis.

     Revenue Recognition. The Company's heart hospitals have agreements with third-party payors that provide for payments to the hospitals at amounts different from their established rates. Payment arrangements include prospectively determined rates per discharge and per visit, reimbursed costs (subject to limits), and discounted charges. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others as services are rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Retroactive adjustments are accrued on an estimated basis in the period that the related services are rendered and adjusted in future periods as final settlements are determined. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. For the ten-month period ended July 31, 1998 and for the two-month period ended September 30, 1998, net revenue from Medicare and Medicaid patients represented approximately 46% of consolidated net revenue. For the years ended September 30, 1999 and 2000 and the six months ended March 31, 2000 and 2001, net revenue from Medicare and Medicaid represented approximately 50%, 50%, 53% and 56% of consolidated net revenue, respectively. In addition, amounts due from Medicare and Medicaid comprise 34%, 34% and 33% of the net accounts receivable balance at September 30, 1999 and 2000 and March 31, 2001, respectively.

     The Company's managed diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories operate under various contracts where management fee revenue is recognized under fixed-rate and percentage-of-income arrangements as services are rendered. In addition, certain diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories recognize additional revenue under cost reimbursement and equipment lease arrangements.

     Net revenue from the Company's owned diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories is reported at the estimated net realizable amounts due from patients, third-party payors, and others as services are rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

     The Company's CCM physician practices operate under various contracts where management fee revenue is recognized under various percent-of-income and cost-reimbursement arrangements as services are rendered. The Company's management fee for the services provided to the CCM physician practices is calculated as a percentage of operating income of the practice, ranging from 15% to 20%, plus reimbursement of certain expenses incurred in managing the practice. The total net revenue derived from the Company's CCM physician practices represented 18% of the Company's consolidated net revenue for both the ten-month period ended July 31, 1998 and the two-month period ended September 30, 1998, and approximately 8%, 6%, 6% and 6% of the Company's consolidated net revenue for the years ended September 30, 1999 and 2000 and the six months ended March 31, 2000 and 2001, respectively.

                             MEDCATH HOLDINGS, INC.

     Advertising. Advertising costs are expensed as incurred. During the years ended September 30, 1999 and 2000, the Company incurred approximately $3.5 million and $3.4 million of advertising expenses, respectively. No advertising costs were incurred during the ten months ended July 31, 1998 and the two months ended September 30, 1998.

     Organization and Pre-opening Expenses. Heart hospital pre-opening expenses are expensed as incurred in accordance with American Institute of Certified Public Accountants Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities. The Company recognized pre-opening expenses of $6.6 million and $549,000 for the years ended September 30, 1999 and 2000, respectively.

     Under the Predecessor Company's accounting policies, through July 31, 1998, organization costs were capitalized and amortized using the straight-line method over five to seven years, and pre-opening expenses incurred prior to the opening of heart hospitals and other new facilities were capitalized and amortized using the straight-line method over two to three years beginning with the commencement of operations.

     As of the Merger Date, the Company adopted the provisions of Statement of Position 98-5, Reporting on the Costs of Start-up Activities. Accordingly, organization and pre-opening expenses of $1.7 million were expensed as incurred in the two months ended September 30, 1998.

     Income Taxes. Deferred income taxes are provided for under the liability method based on temporary differences that arise due to differences between tax bases of assets or liabilities and their reported amounts in the consolidated financial statements. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or that future deductibility is uncertain.

     Members and Partners' Share of Hospital's Net Income and Loss. Each of the Company's consolidated hospitals is organized as a limited liability company or limited partnership, with one of the Company's wholly-owned subsidiaries serving as the manager or general partner and typically holding approximately 51% of the ownership interest in the entity. Physician partners or members typically own the remaining ownership interests as members or limited partners. In some instances, the Company has organized a heart hospital with a community hospital investing as a partner or member in addition to physicians. In those instances, the Company generally holds a minority interest in the heart hospital with the community hospital and physician partners owning the remaining interests also as minority partners. These heart hospitals are generally accounted for under the equity method of accounting. Profits and losses of heart hospitals accounted for under either the consolidated or equity methods are generally allocated to its owners based on their respective ownership percentages. If the cumulative losses of a heart hospital exceed its initial capitalization and committed capital obligations of the partners or members, the Company is required by generally accepted accounting principles, Statement of Position 78-9, Accounting for Investments in Real Estate Ventures, to recognize a disproportionate share of the hospital's losses that otherwise would be allocated to all of its owners on a pro rata basis. In such cases, the Company will recognize a disproportionate share of the hospital's future profits to the extent the Company has previously recognized a disproportionate share of the hospital's losses.

     Stock-Based Compensation. The Company grants stock options and issues shares under option plans described in Note 11. The Company accounts for stock options in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, as permitted under SFAS No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation cost is determined based on the intrinsic value of the equity instrument award; and, accordingly,

                             MEDCATH HOLDINGS, INC.

no compensation expense is recognized for options granted with an exercise price equal to the fair value of the shares at the date of grant. See Note 11 for pro forma disclosures required by SFAS No. 123 plus additional information on the Company's stock options.

     Segment Reporting. The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for a public company to report annual and interim financial and descriptive information about its reportable operating segments and requires restatement of prior year information. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 allows aggregation of similar operating segments into a single operating segment if the businesses have similar economic characteristics and are considered similar under the criteria established by SFAS No. 131. The description of the Company's reportable segments and the disclosure of segment information pursuant to SFAS No. 131 are presented in Note 18.

     New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (the "Statement"), as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. The Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Statement requires that an entity recognize all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000; accordingly, the Company adopted the Statement, as amended, on October 1, 2000. Management has determined the impact of this Statement will not be material on its financial statements.

     Reclassifications. Certain prior year amounts have been reclassified to conform with the current period presentation.

     Interim Financial Information. The accompanying unaudited interim consolidated financial information as of and for the six months ended March 31, 2000 and 2001 has been prepared on substantially the same basis as the audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial information set forth therein. The results for interim periods are not necessarily indicative of the results to be expected for the entire year.

     Predecessor Company Accounting Policies. The Predecessor Company's accounting policies are consistent with those of the Company except for the accounting for organization and pre-opening expenses and the amortization period of intangibles. The policies of the Predecessor Company have been described above.

                             MEDCATH HOLDINGS, INC.

3. BUSINESS COMBINATIONS AND EQUITY INVESTMENTS

     In April 1998, the Predecessor Company, through MPM, acquired a management service organization which has a 40-year contract to manage the Dayton Heart Center, Inc. ("Dayton Heart"), an 11-member cardiology practice located in Dayton, Ohio. The acquisition was made through the issuance of common stock of the Predecessor Company valued at approximately $1.9 million and $1.9 million in cash. The intangible asset represented by the management contract acquired was amortized over a 40-year period through July 31, 1998, upon which time the contract was revalued in accordance with APB 16 and is being amortized by the Company over 25 years. The Predecessor Company accounted for the acquisition as a purchase business combination and the consolidated results of operations and financial position include the operating results, which are not significant, of the management service organization from the date of acquisition.

     Advances to affiliates and losses in excess of investments of unconsolidated affiliates accounted for under the equity method consist of the following at September 30 (in thousands):

                                                     1999                             2000
                                        ------------------------------   ------------------------------
                                        ADVANCES   INVESTMENT    NET     ADVANCES   INVESTMENT    NET
                                        --------   ----------   ------   --------   ----------   ------
MedCath of Tucson, LLC................  $18,478     $(16,226)   $2,252   $21,844     $(17,665)   $4,179
Heart Hospital of New Mexico, LLC.....       --          181       181       626         (162)      464
Heart Hospital of South Dakota, LLC...       --        1,134     1,134       719          822     1,541
Heart Hospital of DTO, LLC............    7,781       (3,036)    4,745        --           --        --
                                        -------     --------    ------   -------     --------    ------
                                        $26,259     $(17,947)   $8,312   $23,189     $(17,005)   $6,184
                                        =======     ========    ======   =======     ========    ======

     Advances to affiliates bear interest at prime plus 1% (9.50% and 10.50% at September 30, 1999 and 2000, respectively), and are payable on demand and prior to any distribution of earnings.

     The combined results of operations and financial position of the Predecessor Company's and Company's unconsolidated affiliates are summarized below (in thousands):

                                                                              THE COMPANY
                                                     --------------------------------------------------------------
                               PREDECESSOR COMPANY                            YEAR ENDED         SIX MONTHS ENDED
                               -------------------                           SEPTEMBER 30,           MARCH 31,
                                TEN MONTHS ENDED      TWO MONTHS ENDED    -------------------   -------------------
                                  JULY 31, 1998      SEPTEMBER 30, 1998     1999       2000       2000       2001
                               -------------------   ------------------   --------   --------   --------   --------
Condensed Statement of
 Operations Information:
 Net revenue.................         $ --                $    33         $ 24,348   $ 72,282   $ 31,576   $ 48,705
 Income (loss) from
   operations................          (25)                (2,603)           1,798      3,475      1,888      1,406
 Net loss....................          107                 (2,628)         (13,248)    (5,237)    (1,218)    (1,856)
Condensed Balance Sheet
 Information:
 Current assets..............           --                     --           13,449     20,387     16,675     25,753
 Noncurrent assets...........           --                     --          104,059     84,989     69,463    110,265
 Current liabilities.........           --                     --           19,679     17,118     11,431     33,912
 Noncurrent liabilities......           --                     --          112,730    105,301     88,570    122,046
 Deficiency..................           --                     --          (14,901)   (17,043)   (13,863)   (19,940)

     During 1999, the Company contributed $4.1 million to a limited partnership formed to develop Harlingen Medical Center (the "Center") in Harlingen, Texas. The Center will focus on cardiovascular care as well as orthopedics, neurology, obstetrics and gynecology. The Center is accounted for as a consolidated subsidiary since MedCath has a 51% interest in the Center and physician investors own the remaining 49%.

                             MEDCATH HOLDINGS, INC.

     In 1999, the Company entered into a three-way venture to construct The Heart Hospital of South Dakota in Sioux Falls, South Dakota. The Company contributed $1.2 million towards the venture in fiscal year 1999 and accounts for the investment using the equity method. The Company has entered into a construction loan with a syndicate bank group that has committed to lend up to $32.6 million for the project. As of September 30, 2000, the Company had drawn $13.2 million of this loan commitment.

     On July 31, 1999, the Company entered into an agreement under which a third-party investor, Carondelet Health Network ("Carondelet"), obtained a 33 1/3% ownership interest in MedCath of Tucson, LLC. As a result of this transaction, the financial statements reflect a deconsolidation of MedCath of Tucson, LLC as of July 31, 1999 and for the two-month period ended September 30, 1999. This affiliate is accounted for on the equity method subsequent to July 31, 1999. The schedule below shows a summary of the effect of the deconsolidation at July 31, 1999 (in thousands):

                                                               INCREASE
                                                              (DECREASE)
                                                              ----------
Current assets..............................................   $ (4,863)
Long-term assets............................................    (29,746)
Current liabilities.........................................     (4,337)
Long-term liabilities.......................................    (45,385)
Minority interests in equity of consolidating entity........         --


     As of September 30, 1999, the Company, through its wholly owned subsidiary DTO Management, Inc., Franciscan Health System of the Ohio Valley and Affiliates ("Franciscan"), and a group of physician and investor members held approximately 36.8%, 31.6% and 31.6% interests, respectively, in Heart Hospital of DTO, LLC. Effective October 1, 2000, Heart Hospital of DTO, LLC reached an agreement with Franciscan, whereby Franciscan exchanged its ownership interest and ceased being a member in Heart Hospital of DTO, LLC for a full release from any obligations arising from its interest, including the obligation to guarantee debt and pay debt guarantee fees. As a result of this agreement, the Company's interest in Heart Hospital of DTO, LLC increases to approximately 52.5% and the physician and investor members' interest increases to approximately 47.5%. As of October 31, 1999, the Company determined that it had substantive control over Heart Hospital of DTO, LLC and, accordingly, Heart Hospital of DTO, LLC has been accounted for as a consolidated subsidiary for the fiscal year ended September 30, 2000.


     On March 1, 2001, McAllen Heart Hospital, in which the Company owned a 50.2% interest, was sold to an affiliate of Universal Health Services, Inc. for approximately $56.0 million. Approximately $38.0 million of the sale proceeds were used to repay the hospital's long-term debt, including intercompany amounts paid to the Company, which the Company then used to repay amounts outstanding under its revolving credit facility. After the write-off of approximately $10.3 million of goodwill and purchase accounting valuation adjustments in McAllen Heart Hospital, which arose from the July 31, 1998 Merger, the Company recognized a net gain of $13.5 million in its consolidated results of operations for the first six months of fiscal 2001. Approximately $8.0 million was recognized in earnings allocated to minority interests as a result of the sale. This minority interest amount was determined before the write-off of the Company's goodwill and the purchase accounting valuation adjustments and after the allocation of amounts to the Company for recovery of disproportionate losses of McAllen Heart Hospital, which had previously been recognized in the Company's consolidated results of operations.

                             MEDCATH HOLDINGS, INC.

     The transaction resulted in a taxable gain. The Company recognized tax expense from the utilization of net operating losses to reduce taxable income principally generated from the sale of McAllen Heart Hospital. The tax expense was offset by the tax benefit resulting from the reversal of the valuation allowance previously placed on the net operating loss deferred tax asset utilized.

4. ACCOUNTS RECEIVABLE

     Accounts receivable, net, consists of the following (in thousands):

                                                      SEPTEMBER 30,
                                                    ------------------   MARCH 31,
                                                     1999       2000       2001
                                                    -------   --------   ---------
Receivables, principally from patients and
  third-party payors..............................  $33,776   $ 64,052   $ 71,876
Receivables, principally from billings to
  hospitals for various cardiovascular
  procedures......................................    4,456      5,256     10,139
Amounts due under management contracts............    3,317      2,898      2,556
Other.............................................    5,659      5,332      1,965
                                                    -------   --------   --------
                                                     47,208     77,538     86,536
Less allowance for doubtful accounts..............   (8,128)   (13,622)   (17,329)
                                                    -------   --------   --------
Accounts receivable, net..........................  $39,080   $ 63,916   $ 69,207
                                                    =======   ========   ========

     Activity for the allowance for doubtful accounts for the years ending September 30, 1999 and 2000 was as follows (in thousands):

Balance, October 1, 1998....................................  $  3,343
  Bad debt expense..........................................    13,021
  Write offs, net of recoveries.............................    (8,236)
                                                              --------
Balance, September 30, 1999.................................     8,128
  Bad debt expense..........................................    16,668
  Write offs, net of recoveries.............................   (11,174)
                                                              --------
Balance, September 30, 2000.................................  $ 13,622
                                                              ========

     In 1998, in Phoenix, Arizona, the Company experienced flooding that caused significant damage and delayed the scheduled opening of the Company's hospital there. The Company recorded a $6.5 million insurance receivable at September 30, 1999, representing its best estimate of the amount recoverable for physical damages. During the year ended September 30, 2000, the Company collected $9.3 million, net of attorneys' fees, including a gain of approximately $2.8 million resulting from recoveries for the business interruption. Such gain was recorded in net revenue.

                             MEDCATH HOLDINGS, INC.

5. PROPERTY AND EQUIPMENT

     Property and equipment, net consists of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Land........................................................  $ 11,598   $ 14,370
Buildings...................................................   137,980    161,891
Major equipment.............................................   141,526    159,167
Minor equipment.............................................     3,567      4,623
Other.......................................................       742      5,609
                                                              --------   --------
Total, at cost..............................................   295,413    345,660
Less accumulated depreciation...............................   (52,035)   (78,222)
                                                              --------   --------
Property and equipment, net.................................  $243,378   $267,438
                                                              ========   ========

     Substantially all of the Company's property and equipment are pledged as collateral for various long-term obligations (see Notes 7 and 8).

6. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Real Estate Investment Trust ("REIT") loans.................  $ 80,538   $ 80,200
Bank mortgage loans.........................................    58,126     76,422
Revolving credit facility...................................    43,000     33,000
Notes payable to various lenders............................    67,192     78,984
                                                              --------   --------
                                                               248,856    268,606
Less current portion........................................   (15,305)   (22,513)
                                                              --------   --------
Long-term debt..............................................  $233,551   $246,093
                                                              ========   ========

     REIT Loans. From 1994 to 1997, the Company entered into mortgage loans with real estate investment trusts for the purpose of financing the land acquisition and construction costs of three of its majority-owned subsidiary heart hospitals, including: MedCath of McAllen LP, d/b/a McAllen Heart Hospital; MedCath of Little Rock, LLC, d/b/a Arkansas Heart Hospital; and Heart Hospital IV, LP, d/b/a Austin Heart Hospital (collectively, the "REIT Heart Hospitals"). The interest rates on the REIT Loans range from 3 1/2% to 4 1/4% above a rate index tied to U.S. Treasury Notes, that is determined on the completion date of the hospital, and subsequently increases by 20 to 22 basis points per year. As of September 30, 2000, the interest rates on the REIT Loans ranged from 8.99% to 11.98%. The principal and interest is payable monthly over seven-year terms through 2005 using extended period amortization schedules and include balloon payments at the end of each respective term. Each is subject to extension for an additional seven years at the option of the Company. Borrowings under the REIT Loans are collateralized by a pledge of the Company's interest in the REIT Heart Hospitals and the REIT Heart Hospital's land, building, and fixtures and certain other assets. The Company has guaranteed 25% to 100% of the REIT Loans. At September 30, 2000, the Company was also contingently liable for outstanding letters of credit of $3.1 million relating to the REIT loans.

     Bank Mortgage Loans. From 1997 to 2000, the Company entered into mortgage loans with a syndicate of banks for the purposes of financing a portion of the land acquisition and

                             MEDCATH HOLDINGS, INC.

construction costs of its majority-owned subsidiary Heart Hospital of BK, LLC, d/b/a Bakersfield Heart Hospital ("BHH"); and Heart Hospital of DTO, LLC, d/b/a Dayton Heart Hospital ("DHH"); and refinancing debt at its majority-owned subsidiary Arizona Heart Hospital, LLC, d/b/a Arizona Heart Hospital ("AzHH"). Interest on the bank mortgage loans is payable monthly based on the London Interbank Offered Rate ("LIBOR") plus a range of 3.25% to 3.50%.

     The initial term of the bank mortgage Loan for BHH is for two years through 2001, subject to extension for an additional year at the option of the lender. Interest is payable monthly and principal amortization begins in year three using extended period amortization schedules and includes balloon payments at the end of each respective term. The interest rate on the bank mortgage loan for BHH will decrease to LIBOR plus 2.75% upon the attainment of certain financial ratios. As of September 30, 2000, the interest rate on the bank mortgage loan for BHH was 9.25%. Borrowings under the bank mortgage loan of BHH totaled $26.7 million and $26.6 million as of September 30, 1999 and 2000, respectively, and are collateralized by a pledge of the Company's interest in BHH and BHH's land, building, and fixtures, and certain other assets. The Company has guaranteed 100% of the bank mortgage loan of BHH.

     The bank mortgage loan for AzHH can be amortized over 240 months provided that the entire balance becomes due and payable on March 31, 2007. At September 30, 2000, the interest rate on the loan was 10.19%. The bank mortgage loan for AzHH totaled $31.4 million and $25.0 million as of September 30, 1999 and 2000, respectively and is collateralized by a pledge of the Company's interest in AzHH, AzHH's land, buildings, fixtures, and certain other assets.

     The initial term of the bank mortgage loan for DHH is for three years through 2002, subject to extension for an additional year at the option of DHH. Interest is payable monthly at LIBOR plus 3.25% decreasing to LIBOR plus 2.75% upon the attainment of certain financial ratios. As of September 30, 2000, the interest rate on the bank mortgage loan for DHH was 9.87%. Borrowings under the bank mortgage loan of DHH totaled $23.1 million and $24.8 million as of September 30, 1999 and 2000, respectively, and are collateralized by a pledge of the Company's interest in DHH and DHH's land, buildings, fixtures, and certain other assets. The Company has guaranteed 100% of the bank mortgage loan of DHH. The guarantee decreases to 50% of the outstanding balance once the Company maintains certain financial covenants for two consecutive fiscal quarters.

     Revolving Credit Facility. The Company entered into a $100 million revolving credit facility (the "Revolver") dated as of July 31, 1998, with a syndicate of banks, the proceeds of which are to be used for general corporate purposes. All outstanding borrowings under the Revolver are payable on January 31, 2005. The Revolver is collateralized by all shares of MedCath Intermediate Holdings, Inc. (a wholly owned subsidiary), all intercompany debt owed by each of its present and future subsidiaries, and all proceeds from the sales of its present and future subsidiaries. Borrowings under the Revolver bear interest at variable rates based, at the Company's option, on LIBOR plus an additional margin ranging from .875% to 2.25%, based on the Company's performance, or the prime rate plus an additional margin ranging to 1.00%, based on the Company's performance. As of September 30, 2000, the average interest rate on the outstanding Revolver balance was 8.75%.

     Of the $100 million in availability under the Revolver, $10 million is designated for short-term borrowings. At September 30, 2000, $2.1 million was outstanding under the short-term portion of the Revolver. No amounts were outstanding at September 30, 1999. Short-term

                             MEDCATH HOLDINGS, INC.

borrowings bear interest at the prime rate plus 0.75%. At September 30, 2000, the interest rate on the outstanding short-term borrowings was 9.5%.

     Notes Payable. The Company has acquired substantially all of the medical and other equipment for its heart hospitals and certain diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories under installment notes payable to equipment lenders collateralized by the related equipment. Amounts borrowed under these notes are payable in monthly installments of principal and interest over 5 to 7 year terms. Interest is at fixed rates ranging from 7.23% to 10.25%. The Company has guaranteed up to 51% of the equipment loans of its majority-owned heart hospitals.

     Debt Covenants. Covenants related to long-term debt prohibit the payment of dividends and require the maintenance of specific financial ratios and amounts and periodic financial reporting. McAllen Heart Hospital and Austin Heart Hospital were not in compliance with certain of its financial ratio covenants at September 30, 2000. The REIT lender granted waivers to McAllen Heart Hospital and agreed to modify the debt covenants. The real estate lender granted waivers to Austin Heart Hospital for the guarantor covenant violation and agreed to modify the guarantor covenants. At March 31, 2001, Bakersfield Heart Hospital was not in compliance with certain financial ratio covenants of its loan agreements. The Company has the ability and intent to refinance the BHH mortgage loan within the next 12 months.

     The Company also must maintain certain financial and negative covenants under the Revolver. The Company was in compliance with these covenants at September 30, 2000 and at March 31, 2001.

     Guarantees of Unconsolidated Affiliates' Debt. The Company has guaranteed the real estate and equipment debt of three affiliate hospitals in which it has minority interests for which it receives a fee. A schedule of outstanding amounts at September 30, 2000 and related guarantee percentages or amounts follows (in thousands):

                                                                             GUARANTEE
                                                               AMOUNT       PERCENTAGE
                                                             OUTSTANDING     OR AMOUNT
                                                             -----------   -------------
MedCath of Tucson, LLC.......................  Real estate     $17,369            100%
                                               Equipment         9,485             51%
Heart Hospital of New Mexico, LLC............  Real estate      22,605        $10,455
                                               Equipment        14,675             20%
Heart Hospital of South Dakota...............  Real estate      13,727             50%


     At September 30, 2000 and March 31, 2001, MedCath of Tucson, LLC was in violation of certain of its financial covenants on the real estate loans. MedCath of Tucson, LLC has received waivers for these financial covenant violations.

                             MEDCATH HOLDINGS, INC.

     Future Maturities. Future maturities of long-term debt at September 30, 2000 are as follows (in thousands):

FISCAL YEAR
-----------
2001........................................................  $ 22,513
2002........................................................    44,340
2003........................................................    35,160
2004........................................................    45,246
2005........................................................    11,574
Thereafter..................................................   109,773
                                                              --------
                                                              $268,606
                                                              ========

7. OBLIGATIONS UNDER CAPITAL LEASES

     The Company currently leases several diagnostic and therapeutic facilities, mobile catheterization laboratories, office space, computer software and hardware, equipment, and certain vehicles under noncancelable capital leases expiring through fiscal year 2005. Some of these leases contain provisions for annual rental adjustments based on increases in the consumer price index, renewal options, and options to purchase during the lease terms. Amortization of the capitalized amounts is included in depreciation expense. Total assets under capital leases (net of accumulated depreciation of approximately $1,734,000 and $2,630,000) at September 30, 1999 and 2000, were approximately $4,910,000 and $4,530,000, respectively, and are included in property and equipment. Lease payments during the years ended September 30, 1999 and 2000 were $1,119,000 and $1,379,000, respectively, and include interest of approximately $231,000 and $304,000, respectively.

     Future minimum lease payments at September 30, 2000 are as follows (in thousands):

FISCAL YEAR
-----------
2001........................................................  $ 1,591
2002........................................................      872
2003........................................................      857
2004........................................................      477
2005........................................................       45
                                                              -------
Total future minimum lease payments.........................    3,842
Less amounts representing interest..........................     (478)
                                                              -------
Present value of net minimum lease payments.................    3,364
Less current portion........................................   (1,356)
                                                              -------
                                                              $ 2,008
                                                              =======

8. COMMITMENTS AND CONTINGENCIES

     Operating Leases. One of the Company's subsidiaries leases certain office space to a physician group under a noncancelable operating lease which commenced in fiscal year 2000. During fiscal year 2000, the Company received approximately $485,000 in rental income from this lease.

     The Company currently leases several cardiac diagnostic and therapeutic facilities, mobile catheterization laboratories, office space, computer software and hardware equipment, and certain vehicles under noncancelable operating leases expiring through fiscal year 2008. Total

                             MEDCATH HOLDINGS, INC.

rent expense under all rental commitments was approximately $3.4 million and $700,000 for the ten-month period ended July 31, 1998 and for the two-month period ended September 30, 1998, respectively, and $2.5 million and $3.6 million for the years ended September 30, 1999 and 2000, respectively.

     The approximate future minimum rental income and commitments under noncancelable operating leases as of September 30, 2000 are as follows (in thousands):

                                                     RENTAL     RENTAL
FISCAL YEAR                                          INCOME   COMMITMENT
-----------                                          ------   ----------
2001...............................................  $  485    $ 5,156
2002...............................................     485      4,831
2003...............................................     485      4,159
2004...............................................     485      3,608
2005...............................................      --      3,266
Thereafter.........................................      --     11,224
                                                     ------    -------
                                                     $1,940    $32,244
                                                     ======    =======

     Compliance. Laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation and may be modified. The Company believes that it is in compliance with such laws and regulations and it is not aware of any investigations involving allegations of its potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including substantial fines and criminal penalties, as well as repayment of previously billed and collected revenue from patient services and exclusion from the Medicare and Medicaid programs.

9. INCOME TAXES

     The components of the income tax expense (benefit) for 1998, 1999 and 2000 are as follows (in thousands):

                                                                 THE COMPANY
                                  PREDECESSOR COMPANY   ------------------------------
                                  -------------------    TWO MONTHS       YEAR ENDED
                                                            ENDED       SEPTEMBER 30,
                                   TEN MONTHS ENDED     SEPTEMBER 31,   --------------
                                     JULY 31, 1998          1998         1999     2000
                                  -------------------   -------------   -------   ----
Current tax (benefit) expense:
  Federal.......................        $(1,321)           $  (940)     $ 1,879   $ --
  State.........................           (320)              (226)         556    (24)
                                        -------            -------      -------   ----
          Total current tax
            (benefit) expense...         (1,641)            (1,166)       2,435    (24)
                                        -------            -------      -------   ----
Deferred tax expense (benefit):
  Federal.......................          1,349               (160)      (3,386)    --
  State.........................            326                (39)        (387)    --
                                        -------            -------      -------   ----
          Total deferred tax
            expense (benefit)...          1,675               (199)      (3,773)    --
                                        -------            -------      -------   ----
          Total income tax
            expense (benefit)...        $    34            $(1,365)     $(1,338)  $(24)
                                        =======            =======      =======   ====

                             MEDCATH HOLDINGS, INC.

     The components of net deferred taxes at September 30, 1999 and 2000 are as follows (in thousands):

                                                                1999       2000
                                                              --------   --------
Deferred tax liabilities:
  Excess of book over tax bases of property and equipment...  $ 13,239   $ 16,575
  Excess of book over tax bases in equity investments.......        --        529
  Management contracts......................................     4,339      3,899
  Other.....................................................       306        278
                                                              --------   --------
          Total deferred tax liabilities....................    17,884     21,281
                                                              --------   --------
Deferred tax assets:
  Net operating and economic loss carryforward..............    10,678     18,089
  AMT credit carryforward...................................     1,336      1,336
  Management contracts......................................     2,798      2,792
  Nondeductible allowances..................................     3,796      4,616
  Organization and start-up costs...........................     7,192      5,463
  Excess of tax over book bases in equity investments.......       938         --
  Other.....................................................     1,521      2,761
                                                              --------   --------
          Total deferred tax assets before valuation
            allowance.......................................    28,259     35,057
Valuation allowance on net deferred tax assets..............   (10,375)   (13,776)
                                                              --------   --------
          Total deferred tax assets.........................    17,884     21,281
                                                              --------   --------
          Net deferred tax balance..........................  $     --   $     --
                                                              ========   ========

     At September 30, 1999 and 2000, the Company's net deferred tax assets are fully offset by a valuation allowance as sufficient positive evidence does not exist to support recognition of such assets. The Company will continue to assess the valuation allowance and, to the extent it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred assets will be recognized in the future.

     Net operating and economic losses of approximately $46 million will begin to expire in the years 2015 through 2020.

     The differences between the U.S. federal statutory tax rate and the effective rate for the ten months ended July 31, 1998 and the two months ended September 30, 1998 are as follows:

                                                                           THE COMPANY
                                                                          -------------
                                                    PREDECESSOR COMPANY    TWO MONTHS
                                                    -------------------       ENDED
                                                     TEN MONTHS ENDED     SEPTEMBER 30,
                                                       JULY 31, 1998          1998
                                                    -------------------   -------------
Statutory federal income tax rate.................          34.0%             34.0%
State income taxes................................           0.1               4.4
Tax exempt interest income........................           5.0               0.6
Goodwill amortization.............................          (8.3)             (4.4)
Merger expenses...................................         (27.6)               --
Other.............................................          (4.6)             (0.4)
                                                           -----              ----
Effective income tax rate.........................          (1.4)%            34.2%
                                                           =====              ====

                             MEDCATH HOLDINGS, INC.

     The differences between the U.S. federal statutory tax rate and the effective rate for 1999 and 2000 are as follows:

                                                              1999    2000
                                                              -----   -----
Statutory federal income tax rate...........................   34.0%   34.0%
State income taxes..........................................    2.7     3.8
Permanent differences.......................................   (6.2)  (20.7)
Increase in valuation allowance.............................  (25.2)  (16.9)
Other.......................................................   (2.1)     --
                                                              -----   -----
Effective income tax rate...................................    3.2%    0.2%
                                                              =====   =====

10. PER SHARE DATA

     The calculation of diluted net loss per share considers the potential dilutive effect of options to purchase 2,327,542 shares, 1,763,580 shares, 2,178,722 shares, 2,199,906 shares and 2,382,165 shares of common stock at prices ranging from $3.54 to $19.00 which were outstanding at September 30, 1998, 1999 and 2000 and March 31, 2000 and 2001, respectively. These options have not been included in the calculation of diluted net loss per share because the options are anti-dilutive.

     The following table sets forth the reconciliation of basic earnings per share to diluted earnings per share for the six months ended March 31, 2001:

                                                                 WEIGHTED
                                                                  AVERAGE
                                                        NET       SHARES      EARNINGS
                                                      INCOME    OUTSTANDING   PER SHARE
                                                      -------   -----------   ---------
                                                       (IN THOUSANDS, EXCEPT EARNINGS
                                                                 PER SHARE)
Basic...............................................  $ 4,117     11,838        $0.35
Effect of dilution:
  Stock options.....................................        0         99
                                                      -------     ------        -----
Diluted.............................................  $ 4,117     11,937        $0.34
                                                      =======     ======        =====

11. STOCK OPTION PLANS

THE COMPANY

     On July 28, 1998, the Company's Board of Directors adopted a stock option plan (the "1998 Stock Option Plan") under which it may grant incentive stock options and nonqualified stock options to officers and other key employees. Under the 1998 Stock Option Plan, the Board of Directors may grant option awards and determine the option exercise period, the option exercise price, and such other conditions and restrictions on the grant or exercise of the option as it deems appropriate. The 1998 Stock Option Plan provides that the option exercise price may not be less than the par value of the Common Stock as of the date of grant and that the options may not be exercised more than ten years after the date of grant. Options, other than replacement options, that have been granted during the two month period ended September 30, 1998 and years ended September 30, 1999 and 2000 were granted at an option exercise price of $19 and become exercisable on grading and fixed vesting schedules ranging from 4 to 8 years subject to certain performance acceleration features. At September 30, 2000, the maximum number of shares of Common Stock, which can be issued through awards granted under the 1998 Option Plan is 3,000,000, as amended.

                             MEDCATH HOLDINGS, INC.

     In connection with the Merger as discussed in Note 1, the Company entered into agreements with certain management stockholders, whereby those management stockholders exchanged options previously granted pursuant to stock option plans of MedCath Incorporated for options to purchase shares of common stock of the Company. These MedCath Incorporated stock options were originally granted during the period from 1992 to 1998 at option exercise prices which approximated the fair value of the underlying stock at the grant dates. The replacement options were granted under the 1998 Stock Option Plan and were fully vested on July 31, 1998.

     On July 23, 1999, the Company adopted an outside director's stock option plan (the "Director's Plan") under which nonqualified stock options may be granted to nonemployee directors. Under the Director's Plan, grants of 2,000 options were granted to each new director upon becoming a member of The Board of Directors and grants of 2,000 options were made to each continuing director after each Annual Stockholders Meeting during the years ended September 30, 1999 and 2000. All options granted under the Director's Plan have been granted at an option exercise price of $19.00. Effective September 15, 2000, the Director's Plan was amended to increase the number of options granted for future awards from 2,000 to 3,500. Options are exercisable immediately upon the date of grant and expire ten years from the date of grant. The maximum number of shares of Common Stock which can be issued through awards granted under the Director's Plan is 100,000.

     Activity for the option plans during the two month period ended September 30, 1998 and the years ended September 30, 1999 and 2000 was as follows:

                                                  WEIGHTED-                      WEIGHTED-
                                    NUMBER OF      AVERAGE         OPTIONS        AVERAGE
                                     OPTIONS    EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
                                    ---------   --------------   -----------   --------------
Outstanding options,
  July 31, 1998...................         --           --
  Granted.........................  2,327,542       $17.37
Outstanding options,
  September 30, 1998..............  2,327,542       $17.37
  Granted.........................    123,316        19.00
  Exercised.......................   (105,924)        3.54
  Canceled........................   (581,354)       18.69
                                    ---------       ------
Outstanding options,
  September 30, 1999..............  1,763,580       $17.88         158,992         $ 6.28
  Granted.........................    946,142        19.00
  Canceled........................   (531,000)       19.00
                                    ---------       ------
Outstanding options,
  September 30, 2000..............  2,178,722       $18.10         551,337         $15.44
                                    =========       ======

                             MEDCATH HOLDINGS, INC.

          The following table summarizes information for options outstanding and exercisable at September 30, 2000:

               OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
-------------------------------------------------   ---------------------
                            WEIGHTED-   WEIGHTED-               WEIGHTED-
                             AVERAGE     AVERAGE                 AVERAGE
   RANGE OF     NUMBER OF   REMAINING   EXERCISE    NUMBER OF   EXERCISE
    PRICES       OPTIONS      LIFE        PRICE      OPTIONS      PRICE
--------------  ---------   ---------   ---------   ---------   ---------
$   12.00           9,893    5 years     $12.00        9,893     $12.00
     4.75         133,029    8 years       4.75      133,029       4.75
    19.00       1,004,658    8 years      19.00      366,790      19.00
    19.00          95,000    9 years      19.00       20,625      19.00
    19.00         936,142   10 years      19.00       21,000      19.00
                ---------                            -------
$4.75 - 19.00   2,178,722    9 years     $18.10      551,337     $15.44
                =========                            =======

     The Company accounts for its stock option plans in accordance with APB Opinion No. 25 as discussed in Note 2. No compensation expense has been recognized in the income statement for the stock-based awards for the two months ended September 30, 1998 and years ended September 30, 1999 and 2000, as the estimated fair market value of the Company's stock was less than the option exercise prices of the outstanding options at September 30, 1998, 1999 and 2000.

     Had compensation expense for the Company's stock options been recognized based on the fair value on the grant date under the methodology prescribed by SFAS No. 123, the Company's net losses for the years ended September 30 would have been impacted as follows (in thousands):

                                                    PREDECESSOR                  THE COMPANY
                                                      COMPANY      ----------------------------------------
                                                   -------------                            YEAR ENDED
                                                    TEN MONTHS         TWO MONTHS          SEPTEMBER 30,
                                                       ENDED             ENDED          -------------------
                                                   JULY 31, 1998   SEPTEMBER 30, 1998     1999       2000
                                                   -------------   ------------------   --------   --------
Net loss:
  As reported....................................     $(2,521)          $(2,623)        $(39,930)  $(13,635)
  Pro forma......................................     $(3,295)          $(2,998)        $(41,076)  $(14,419)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following range of assumptions used for the option grants which occurred during 1998, 1999 and 2000:

                                        PREDECESSOR                    THE COMPANY
                                          COMPANY     ----------------------------------------------
                                       -------------                              YEAR ENDED
                                        TEN MONTHS        TWO MONTHS            SEPTEMBER 30,
                                           ENDED            ENDED         --------------------------
                                       JULY 31, 1998  SEPTEMBER 30, 1998      1999          2000
                                       -------------  ------------------  ------------  ------------
Expected life........................  6 - 10 years      4 - 8 years        8 years       8 years
Risk-free interest rate..............   5.7 - 6.1%           5.5%         4.60 - 5.68%  5.93 - 6.69%
Expected volatility..................  23.4 - 24.1%           1%               0%            0%

     The weighted average fair value of options granted during the two months ended September 30, 1998 with an exercise price equal to the stock price at the grant date was $6.05. The weighted average fair value of replacement options granted with an exercise price less than the stock price at the grant date for the two months ended September 30, 1998 was $15.36. The weighted average fair value of options granted during the years ended September 30, 1999 and 2000 with an exercise price greater than the estimated fair value of the stock at the grant date was $5.95 and $6.50, respectively.

                             MEDCATH HOLDINGS, INC.

PREDECESSOR COMPANY

     The Predecessor Company's stock option plans provided for the granting of awards in the form of stock options to key employees and outside members of the Board of Directors. The Predecessor Company had reserved 1,646,587 shares of common stock for issuance under these plans.

     Option plan activity for the period prior to the Merger Date was as follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF    OPTION      PRICE PER
                                                               SHARES      PRICE         SHARE
                                                              ---------   --------   --------------
Outstanding options, September 30, 1997.....................    917,627    $12.40    $ 3.54 - 24.00
Granted.....................................................    330,068     14.83     14.56 - 17.13
Exercised...................................................    (60,237)    12.69     12.00 - 13.56
Canceled....................................................    (46,595)    13.47     12.00 - 15.25
                                                              ---------
Outstanding options, July 31, 1998..........................  1,140,863    $13.04    $ 3.54 - 24.00
                                                              =========

     The weighted average fair value for options granted with an exercise price equal to the stock price at the grant date for the ten months ended July 31, 1998 was $6.45.

     As a result of the Merger, each of the option plans was terminated. All options outstanding under these plans were canceled and option holders received from the Company either the difference between $19 per share and the exercise price of each option in cash or an equally valued replacement option to purchase shares of the Company. Total cash payments made in connection with the termination of the option plans were approximately $3.0 million. Replacement options were granted to purchase 261,489 shares.

12. EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution retirement savings plan (the "401(k) Plan") which covers all employees who meet minimum service requirements. The 401(k) Plan allows eligible employees to contribute from 1% to 15% of their annual compensation on a pre-tax basis. The Company, at its discretion, may make an annual contribution of up to 25% of an employee's pre-tax contribution, up to a maximum of 6% of compensation. The Predecessor Company's contribution to the 401(k) Plan for the ten months ended July 31, 1998 was approximately $367,000. The Company's 401(k) Plan was unchanged as a result of the Merger. The Company's contribution to the 401(k) Plan for the two months ended September 30, 1998 and for the years ended September 30, 1999 and 2000 were approximately $70,000, $569,000 and $732,000, respectively.

13. SUPPLEMENTAL CASH FLOW INFORMATION

     Non-cash consideration totaling approximately $12.5 million, and $120,000 for the ten months ended July 31, 1998 and for the two months ended September 30, 1998, respectively, was given for acquisitions for net assets and management contracts. During the ten months ended July 31, 1998, long-term debt of $6.2 million was converted to approximately 437,000 shares of common stock.

     Interest paid, net of amounts capitalized, for the ten months ended July 31, 1998 and for the two months ended September 30, 1998 was $9.2 million and $2.4 million, respectively; for the years ended September 30, 1999 and 2000 was approximately $25 million and $30 million, respectively; and for the six months ended March 31, 2000 and 2001 was

                             MEDCATH HOLDINGS, INC.

approximately $13.9 million and $14.4 million, respectively. Total interest capitalized for the ten months ended July 31, 1998, the two months ended September 30, 1998 and the fiscal year ended September 30, 1999 was approximately $2.2 million, $500,000 and $2.4 million, respectively. No interest was capitalized during the year ended September 30, 2000 or the six months ended March 31, 2000 and 2001.

     Income taxes paid (refunded), net for the ten months ended July 31, 1998 and for the two months ended September 30, 1998 was $1.5 million and $49,000, respectively; for the years ended September 30, 1999 and 2000 were approximately $(2.3) million and $235,000, respectively; and for the six months ended March 31, 2000 and 2001 was approximately $291,000 and $80,000, respectively.

     Capital expenditures financed by capital leases approximated $2.8 million and $631,000 for the years ended September 30, 1999 and 2000, respectively; and $360,000 and $10.1 million for the six months ended March 31, 2000 and 2001, respectively.

14. RELATED PARTY TRANSACTIONS

     During each of the fiscal years ended September 30, 1999 and 2000 the Company incurred $300,000 in monitoring fees to its principal stockholders. The Company has included $187,500 in monitoring fees payable to an affiliate of a principal stockholder in its consolidated balance sheets at September 30, 1999 and 2000.

15. LITIGATION AND RELATED PROFESSIONAL LIABILITY INSURANCE COVERAGE

     Litigation. The Company is involved in various claims and legal actions in the ordinary course of business, including malpractice claims arising from services provided to patients that have been asserted against the Company by various claimants, and additional claims that may be asserted for known incidents through September 30, 2000. These claims are in various stages of processing, and some may ultimately be brought to trial. Moreover, additional claims arising from services provided to patients in the past may be asserted.

     Management is of the opinion that, taking into account the applicable professional liability insurance coverage and the Company's experience with past lawsuits and claims, the results of those lawsuits and potential lawsuits will not have a material adverse effect on the financial position or results of operations of the Company.

     Malpractice. The Company is subject to medical malpractice claims arising in the course of providing services. Effective June 1, 1999, the Company is covered for such claims under a "claims-made" three-year combined insurance policy with American Continental Insurance Company. Under this policy, coverage is contingent on the malpractice claim being made while the policy is in effect, regardless of when the events that give rise to the claim occurred. Accordingly, the Company has recorded in its consolidated financial statements an estimated liability for claims incurred but not reported.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company considers the carrying amounts of significant classes of financial instruments on the consolidated balance sheets, including cash, insurance recovery receivable, due from affiliates, short-term borrowings, accounts payable, income taxes payable, accrued liabilities, obligations under capital leases, and other long-term obligations to be reasonable estimates of fair value due either to their length to maturity or the existence of variable interest rates underlying such financial instruments that approximate prevailing market rates at September 30,

                             MEDCATH HOLDINGS, INC.

1999 and 2000. The estimated fair value of long-term debt, including the current portion, at September 30, 1999 and 2000 is approximately $252.8 and $271.7 million, respectively, as compared to a carrying value of approximately $248.9 and $268.6 million, respectively. Fair value of the Company's debt was estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of arrangements.

17. SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial results were as follows (in thousands, except per share amounts):

                                            FIRST    SECOND     THIRD     FOURTH
                                           QUARTER   QUARTER   QUARTER   QUARTER
                                           -------   -------   -------   --------
Year ended September 30, 1999:
  Net revenue............................  $57,201   $72,197   $66,100   $ 60,258
  Operating expenses.....................   55,218    65,800    64,085     80,993
  Income (loss) from operations..........    1,983     6,397     2,015    (20,735)
  Net loss...............................   (2,478)     (194)   (3,606)   (33,652)
  Net loss per share, basic and
     diluted.............................  $ (0.21)  $ (0.02)  $ (0.30)  $  (2.84)
Year ended September 30, 2000:
  Net revenue............................  $74,211   $89,202   $84,211   $ 84,718
  Operating expenses.....................   69,648    80,954    84,571     80,194
  Income (loss) from operations..........    4,563     8,248      (360)     4,524
  Net income (loss)......................   (4,405)      802    (5,575)    (4,457)
  Net income (loss) per share, basic and
     diluted.............................  $ (0.37)  $  0.07   $ (0.47)  $  (0.38)

18. REPORTABLE SEGMENT INFORMATION

     The Company operates three divisions, the Hospital Division, the Diagnostics Division, and the Cardiology Consulting and Management Division as discussed in Note 1. The Company's chief operating decision makers regularly review financial information about each of these divisions and their underlying subsidiaries and businesses in deciding how to allocate resources and in assessing performance. The underlying subsidiaries and businesses within each of the respective divisions have similar services, have similar types of patients and sources of revenues, operate in a consistent manner and have similar economic and regulatory characteristics. Therefore, the Company's aggregated reportable segments consist of the Hospital Division, the Diagnostics Division and the Cardiology Consulting and Management Division.

     The Company evaluates performance based on several factors, of which the primary financial measure is income before interest, taxes, depreciation, amortization, equity in earnings of unconsolidated affiliates and minority interest share of earnings of consolidated subsidiaries ("EBITDA, as defined"). EBITDA, as defined is a key internal measure used to evaluate the amount of cash flow available for debt repayment and funding of additional investments; however, it is not a measure defined by generally accepted accounting principles and should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles. The Company's measure of EBITDA, as defined may not be comparable to similarly titled measures reported by other companies.

                             MEDCATH HOLDINGS, INC.

     Financial information concerning the Company's operations by each of the reportable segments as of and for the periods indicated are as follows (in thousands):

                                                                            THE COMPANY
                                  PREDECESSOR      --------------------------------------------------------------
                                    COMPANY                                 YEAR ENDED         SIX MONTHS ENDED
                                ----------------                           SEPTEMBER 30,           MARCH 31,
                                TEN MONTHS ENDED    TWO MONTHS ENDED    -------------------   -------------------
                                 JULY 31, 1998     SEPTEMBER 30, 1998     1999       2000       2000       2001
                                ----------------   ------------------   --------   --------   --------   --------
Net revenue:
 Hospital Division............      $ 97,651            $22,306         $193,792   $271,223   $132,102   $161,468
 Diagnostics Division.........        29,162              5,863           41,028     41,021     21,806     21,495
 Cardiology Consulting and
   Management Division........        28,065              6,193           20,192     19,188      9,217     10,981
 Corporate and other..........         1,019                212              744        910        288        454
                                    --------            -------         --------   --------   --------   --------
Consolidated totals...........      $155,897            $34,574         $255,756   $332,342   $163,413   $194,398
                                    ========            =======         ========   ========   ========   ========
Income (loss) from operations:
 Hospital Division............      $  7,925            $  (625)        $  9,950   $ 20,154   $ 14,082   $ 30,201
 Diagnostics Division.........         9,812              1,313            4,388      6,649      4,182      2,561
 Cardiology Consulting and
   Management Division........         2,408                286          (10,032)       317         22       (699)
 Corporate and other..........       (12,117)            (1,738)         (14,646)   (10,145)    (5,475)    (2,929)
                                    --------            -------         --------   --------   --------   --------
Consolidated totals...........      $  8,028            $  (764)        $(10,340)  $ 16,975   $ 12,811   $ 29,134
                                    ========            =======         ========   ========   ========   ========
EBITDA, as defined:
 Hospital Division............      $ 22,293            $ 1,914         $ 29,805   $ 46,220   $ 26,812   $ 43,233
 Diagnostics Division.........        13,858              2,501           12,807     14,485      8,266      6,657
 Cardiology Consulting and
   Management Division........         3,191                583           (8,616)     2,949      1,242        811
 Corporate and other..........       (11,765)            (1,547)         (13,133)    (8,142)    (4,369)    (2,655)
                                    --------            -------         --------   --------   --------   --------
   Consolidated total EBITDA,
     as defined...............        27,577              3,451           20,863     55,512     31,951     48,046
   Depreciation and
     amortization.............       (19,549)            (4,215)         (31,035)   (38,236)   (18,880)   (19,263)
   Interest expense, net......        (7,717)            (2,005)         (19,134)   (25,619)   (12,686)   (12,255)
   Equity in net earnings
     (loss) of unconsolidated
     affiliates...............            34               (842)          (5,640)    (2,011)    (1,184)    (1,843)
   Minority interest in
     earnings of consolidated
     subsidiaries.............        (2,832)              (377)          (6,322)    (3,305)    (2,804)   (10,440)
   Income tax benefit
     (expense)................           (34)             1,365            1,338         24         --       (128)
                                    --------            -------         --------   --------   --------   --------
Net income (loss).............      $ (2,521)           $(2,623)        $(39,930)  $(13,635)  $ (3,603)  $  4,117
                                    ========            =======         ========   ========   ========   ========
Depreciation and amortization:
 Hospital Division............      $ 14,367            $ 2,539         $ 19,586   $ 26,031   $ 12,664   $ 12,992
 Diagnostics Division.........         4,046              1,188            8,832      7,836      4,084      4,025
 Cardiology Consulting and
   Management Division........           783                297            1,110      2,508      1,150      1,453
 Corporate and other..........           353                191            1,507      1,861        982        793
                                    --------            -------         --------   --------   --------   --------
Consolidated totals...........      $ 19,549            $ 4,215         $ 31,035   $ 38,236   $ 18,880   $ 19,263
                                    ========            =======         ========   ========   ========   ========
Interest expense (income),
 net:
 Hospital Division............      $ 12,153            $ 2,581         $ 22,419   $ 30,589   $ 14,755   $ 15,100
 Diagnostics Division.........           237                 73              (38)       (13)        11        176
 Cardiology Consulting and
   Management Division........           157                 (6)             (18)       (58)       (18)       (20)
 Corporate and other..........        (4,830)              (643)          (3,229)    (4,899)    (2,062)    (3,001)
                                    --------            -------         --------   --------   --------   --------
Consolidated totals...........      $  7,717            $ 2,005         $ 19,134   $ 25,619   $ 12,686   $ 12,255
                                    ========            =======         ========   ========   ========   ========
Capital expenditures:
 Hospital Division............      $ 85,363            $14,139         $ 52,146   $  9,656   $  6,401   $  3,455
 Diagnostics Division.........         5,971              1,962            5,205      2,015      1,156        979
 Cardiology Consulting and
   Management Division........           503                196              201       (378)        82          7
 Corporate and other..........         2,281                399              109        991        340      1,483
                                    --------            -------         --------   --------   --------   --------
Consolidated totals...........      $ 94,118            $16,696         $ 57,661   $ 12,284   $  7,979   $  5,924
                                    ========            =======         ========   ========   ========   ========

                             MEDCATH HOLDINGS, INC.

                                                       YEAR ENDED
                                                      SEPTEMBER 30,
                                                   -------------------   MARCH 31,
                                                     1999       2000       2001
                                                   --------   --------   ---------
Aggregate identifiable assets:
  Hospital Division..............................  $360,679   $397,047   $368,793
  Diagnostics Division...........................    62,557     53,176     60,472
  Cardiology Consulting and Management Division..    16,761     12,415     10,066
  Corporate and other............................    32,288     23,440     24,151
                                                   --------   --------   --------
Consolidated totals..............................  $472,285   $486,078   $463,482
                                                   ========   ========   ========

     Substantially all of the Company's revenue in its Diagnostics Division and Hospital Division is derived directly or indirectly from patient services; substantially all of the Company's revenue in its Cardiology Consulting and Management Division is derived from management and consulting fees. The amounts presented for "Corporate and other" primarily include general overhead and administrative expenses, financing activities, certain cash and cash equivalents, prepaid expenses, enterprise goodwill, other assets and operations of the business not subject to segment reporting.

19. SUBSEQUENT EVENTS

     Hospital Development. In April 2001, the Company entered into a venture to develop and construct the Louisiana Heart Hospital in St. Tammany Parish, Louisiana. The Louisiana Heart Hospital will be accounted for as a consolidated subsidiary since the Company has approximately 51% interest in the venture, with physician investors owning the remaining 49%, and the Company will exercise substantive control over the Hospital.

     Contract Settlements. In April 2001, the Company was awarded a $4.2 million settlement related to a billing dispute with one of our hospital partners in the Diagnostics Division. This amount was recognized as net revenue during the month of April in the Diagnostics Division. Of the amount, 40% or $1.7 million, is recognized as minority interest in the same period.

                                    ********

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS


                                          PAGE
Prospectus Summary......................    1
Risk Factors............................    8
Special Note Regarding Forward-Looking
  Statements............................   21
Use of Proceeds.........................   22
Dividend Policy.........................   22
Capitalization..........................   23
Dilution................................   24
The Going Private Transaction...........   25
Selected Consolidated Financial Data and
  Other Information.....................   27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   31
Business................................   50
Management..............................   76
Principal Stockholders..................   85
Certain Relationships and Related Party
  Transactions..........................   87
Description of Capital Stock............   90
Shares Eligible for Future Sale.........   94
Underwriting............................   97
Legal Matters...........................  100
Change in Accountants...................  100
Experts.................................  100
Where You Can Find More Information.....  100
Unaudited Pro Forma Consolidated
  Financial Data........................  P-1
Index to Financial Statements...........  F-1


UNTIL               , 2001 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



(MedCath Logo)


6,000,000 SHARES


COMMON STOCK

DEUTSCHE BANC ALEX. BROWN

BANC OF AMERICA SECURITIES LLC

JPMORGAN

FIRST UNION SECURITIES, INC.

Prospectus

               , 2001

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee, and the Nasdaq National Market listing application fee, are estimated.


Securities and Exchange Commission registration fee........  $   43,125
National Association of Securities Dealers, Inc. filing
  fee......................................................      18,440
Nasdaq National Market listing fee.........................           *
Printing and engraving fees and expenses...................           *
Legal fees and expenses....................................           *
Accounting fees and expenses...............................           *
Blue sky fees and expenses.................................           *
Transfer agent and Registrar fees and expenses.............           *
Miscellaneous expenses.....................................           *
                                                             ----------
          Total............................................  $4,000,000


------------

* To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or what serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     The Certificate of Incorporation and Bylaws provide that the directors and officers of the Registrant shall be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Registrant. In addition, as permitted by the DGCL, the Certificate of Incorporation provides that directors of the Registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

     The form of Underwriting Agreement filed as Exhibit 1.1 hereto provides for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In August 1998, in connection with the going private transaction, our predecessor company, MedCath Holdings, Inc., issued 11,860,570 shares of common stock to several private investment partnerships sponsored by Kohlberg Kravis & Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, individuals associated with them and members of our management team. The $19.00 per share cash consideration paid to the public stockholders of in the transaction valued the total equity of our predecessor company at $249.2 million.


     In February 1999, we issued 105,924 shares of common stock to David Crane, who was then executive vice president and chief operating officer, upon his exercise of an option granted under our 1998 Stock Option Plan. In April 2001, we issued 7,500 shares of common stock to Henry Kravis upon his exercise of an option granted under our Outside Directors' Stock Option Plan. These transactions were not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.



     Concurrent with the completion of this offering, we will complete an exchange that we undertook to prepare for this offering. The exchange includes establishing MedCath Corporation as our new holding company by issuing 11,838,548 shares of our common stock for an equal number of shares of MedCath Holdings, Inc. common stock. To increase our ownership interest in some of our heart hospitals, we offered our partners in those heart hospitals the opportunity either to exchange a portion of their ownership interests in those heart hospitals for shares of our common stock valued at the public offering price in this offering or to sell a portion of their ownership interests to us for cash. When we complete this exchange, we will issue a total of 129,478 shares of our common stock, assuming a public offering price of $25.00 per share, and pay a total of $16.8 million in cash to our partners who have elected to participate in the exchange. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 3(a)(10) thereof. On March 26, 2001, the Deputy Securities Administrator of the State of North Carolina (the "Administrator") conducted a hearing to consider the fairness of the terms and conditions of the exchange. On March 30, 2001 and March 31, 2001, the Administrator issued orders finding the terms and conditions of the exchange to be fair and reasonable. In order to participate in the exchange, stockholders of MedCath Holdings, Inc. and eligible hospital investors were required to execute and deliver to us by April 24, 2001 securities exchange agreements irrevocably committing them to participate in the exchange, subject to completion of this offering.

ITEM 16.  EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following exhibits are filed with this registration statement.


EXHIBIT
  NO.                                   DESCRIPTION
--------                                -----------
  1.1       --  Form of Underwriting Agreement, by and among the Registrant, and the underwriters named therein.(1)
  2.1       --  Form of Hospital Securities Exchange Agreement.(2)
  2.2       --  Form of MedCath Holdings, Inc. Securities Exchange
                Agreement.(2)
  2.3       --  Form of Membership Purchase Agreement
  3.1       --  Form of Amended and Restated Certificate of Incorporation of
                MedCath Corporation.
  3.2       --  Bylaws of MedCath Corporation.
  4.1       --  Form of common stock certificate.(2)
  4.2       --  Stockholders' Agreement dated as of July 31, 1998 by and among MedCath Holdings, Inc., MedCath 1998 LLC, Welsh,
                Carson, Anderson & Stowe VII, L.P. and the several other
                stockholders (the "Stockholders' Agreement").(2)
  4.3       --  First Amendment to Stockholder's Agreement dated as of June
                1, 2001 by and among MedCath Holdings, Inc., the KKR Fund
                and the WCAS Stockholders.(2)
  4.4       --  Registration Rights Agreement dated as of July 31, 1998 by and among MedCath Holdings, Inc., MedCath 1998 LLC, Welsh,
                Carson, Anderson & Stowe VII, L.P., WCAS Healthcare
                Partners, L.P. and the several stockholders parties thereto
                (the "Registration Rights Agreement").(2)
  4.5       --  First Amendment to Registration Rights Agreement dated as of
                June 1, 2001 by and among MedCath Holdings, Inc. and the
                persons listed in Schedule I attached hereto.(2)
  4.6       --  Amended and Restated Management Stockholder's Agreement
                entered into as of May   , 2001 between MedCath Corporation
                and David Crane.(1)
  4.7       --  Amended and Restated Management Stockholder's Agreement
                entered into as of May   , 2001 between MedCath Corporation
                and Stephen R. Puckett, P IV Limited Partnership and P V
                Limited Partnership.(1)
  5.1       --  Form of opinion of Moore & Van Allen PLLC.(1)
 10.1       --  Operating Agreement of the Little Rock Company dated as of
                July 11, 1995 by and among MedCath of Arkansas, Inc. and
                several other parties thereto (the "Little Rock Operating
                Agreement").(2)(3)
 10.2       --  First Amendment to the Little Rock Operating Agreement dated as of September 21, 1995.(2)(3)
 10.3       --  Amendment to Little Rock Operating Agreement effective as of
                January 20, 2000.(2)(3)
 10.4       --  Amendment to Little Rock Operating Agreement dated as of
                April 25, 2001.(2)
 10.5       --  Amended and Restated Operating Agreement of MedCath of
                Tucson, L.L.C. effective as of July 31, 1999 (the "Tucson
                Operating Agreement").(2)(3)

EXHIBIT
  NO.                                   DESCRIPTION
--------                                -----------
 10.6       --  Amendment to Tucson Operating Agreement dated as of April
                25, 2001.(2)
 10.7       --  Guaranty Agreement made as of July 18, 1996 by MedCath
                Incorporated in favor of CapStone Capital Corporation.(2)
 10.8       --  Operating Agreement of Arizona Heart Hospital, LLC entered into as of January 6, 1997 (the "Arizona Heart Hospital
                Operating Agreement").(2)(3)
 10.9       --  Amendment to Arizona Heart Hospital Operating Agreement
                effective as of February 23, 2000.(2)(3)
 10.10      --  Amendment to Operating Agreement of Arizona Heart Hospital,
                LLC dated as of April 25, 2001.(2)
 10.11      --  Guaranty dated as of March 2, 2000 by Arizona Heart
                Hospital, L.L.C., MedCath Incorporated, AHH Management,
                Inc., MedCath of Arizona, Inc., MedCath of Kingman, Inc.,
                MedCath of Massachusetts, Inc., MedCath of New Jersey, Inc.,
                MedCath Diagnostics, LLC, Heart Research Centers
                International, LLC and MedCath Physician Management, Inc. in
                favor of Heller Financial Leasing, Inc.(2)
 10.12      --  Agreement of Limited Partnership of Heart Hospital IV, L.P.
                as amended by the First, Second, Third and Fourth Amendments thereto entered into as of February 22, 1996 (the "Austin
                Limited Partnership Agreement").(2)(3)
 10.13      --  Fifth Amendment to the Austin Limited Partnership Agreement
                effective as of December 31, 1997.(2)(3)
 10.14      --  Amendment to Austin Limited Partnership Agreement effective as of July 31, 2000.(2)(3)
 10.15      --  Amendment to Austin Limited Partnership Agreement dated as of March 30, 2001.(2)
 10.16      --  Guaranty made as of November 11, 1997 by MedCath
                Incorporated in favor of HCPI Mortgage Corp.(2)
 10.17      --  Operating Agreement of Heart Hospital of BK, LLC as amended by First Amendment dated July 11, 1996 (the "Bakersfield
                Operating Agreement").(2)(3)
 10.18      --  First Amendment to the Bakersfield Operating Agreement dated as of June 14, 1996.(2)(3)
 10.19      --  Second Amendment to Bakersfield Operating Agreement
                effective as of December 1, 1999.(2)(3)
 10.20      --  Operating Agreement of Heart Hospital of DTO, LLC dated as of April 18, 1997 by and among DTO Management, Inc and the several other partner thereto (the "Dayton Operating
                Agreement").(2)(3)
 10.21      --  First Amendment to Dayton Operating Agreement dated as of
                December, 1997.(2)(3)
 10.22      --  Second Amendment to Dayton Operating Agreement entered into as of the 27th day of July, 1998.(2)(3)
 10.23      --  Amendment to Dayton Operating Agreement effective as of
                October 1, 2000.(2)(3)
 10.24      --  Amendment to Dayton Operating Agreement dated April 12,
                2001.(2)

EXHIBIT
  NO.                                   DESCRIPTION
--------                                -----------
 10.25      --  Operating Agreement of Heart Hospital of New Mexico LLC
                effective as of February 18, 1998 by and among NMHI, LLC,
                SWCA, LLC, St. Joseph Healthcare System and NM Hospital
                Management, Inc. (the "New Mexico Operating
                Agreement").(2)(3)
 10.26      --  First Amendment to Private Placement Memorandum and New
                Mexico Operating Agreement and Management Services Agreement
                dated as of February 20, 1998.(2)(3)
 10.27      --  Amendment to New Mexico Operating Agreement and Management
                Services Agreement) effective as of October 1, 1998.(2)(3)
 10.28      --  Guaranty made as of September 24, 1998 by MedCath
                Incorporated, St. Joseph Healthcare System, SWCA, LLC and
                NMHI, LLC in favor of Health Care Property Investors,
                Inc.(2)
 10.29      --  Termination and Release dated October 1, 2000 by and among
                Heart Hospital of DTO, LLC, DTO Management, Inc., Franciscan
                Health Systems of the Ohio Valley, Inc. and ProWellness
                Health Management Systems, Inc.(2)(3)
 10.30      --  Operating Agreement of Heart Hospital of South Dakota, LLC
                effective as of June 8, 1999 Sioux Falls Hospital
                Management, Inc. and North Central Heart Institute Holdings,
                PLLC (the "Sioux Falls Operating Agreement").(2)(3)
 10.31      --  First Amendment to Sioux Falls Operating Agreement of Heart
                Hospital of South Dakota, LLC effective as of July 31,
                1999.(2)(3)
 10.32      --  Limited Partnership Agreement of Harlingen Medical Center LP
                effective as of June 1, 1999 by and between Harlingen
                Hospital Management, Inc. and the several partners
                thereto.(2)(3)
 10.33      --  Form of Operating Agreement of Louisiana Heart Hospital, LLC
                effective as of December 1, 2000 by and among Louisiana
                Hospital Management, Inc. and the several parties thereto
                ("Louisiana Operating Agreement").(2)(3)
 10.34      --  Form of Amendment to Louisiana Operating Agreement effective as of December 1, 2000.(2)(3)
 10.35      --  Form of Second Amendment to Louisiana Operating Agreement
                effective as of December 1, 2000.(2)(3)
 10.36      --  Credit Agreement dated as of July 31, 1998 among MedCath
                Intermediate Holdings, Inc., the Initial Lenders and Initial
                Issuing Bank, Bank of America N.A. (formerly Nations Bank,
                N.A.) and Banc of America Securities LLC (formerly
                NationsBanc Montgomery Securities LLC).(2)
 10.37      --  Senior Secured Credit Agreement dated as of June   , 2001
                among MedCath Intermediate Holdings, Inc., as borrower,
                certain subsidiaries of the borrower from time to time party thereto, as borrowers and/or guarantors, as guarantors, Bank of America, N.A., as agent, and the several lenders from
                time to time party thereto.(1)
 10.38      --  Employment Agreement made as of July 31, 1998 by and between
                MedCath Incorporated and Stephen R. Puckett.(2)
 10.39      --  Amendment to Employment Agreement effective as of January 1,
                2000 by and between MedCath Incorporated and Stephen R.
                Puckett.(2)
 10.40      --  Employment Agreement made as of December 16, 1998 by and between MedCath Incorporated and Dennis I. Kelly.(2)

EXHIBIT
  NO.                                   DESCRIPTION
--------                                -----------
 10.41      --  Employment Agreement made and entered into as of August 1,
                1999 by and between MedCath Incorporated and R. William
                Moore, Jr.(2)
 10.42      --  Amendment to Employment Agreement of R. William Moore, Jr.
                made as of June 12, 2000 by and between MedCath Incorporated and R. William Moore, Jr.(2)
 10.43      --  Employment Agreement made as of October 8, 1999 by and between MedCath Incorporated and James Harris.(2)
 10.44      --  Amended and Restated Employment Agreement made as of January
                1, 2000 by and between MedCath Incorporated and David
                Crane.(2)
 10.45      --  Employment Agreement made as of May 26, 2000 by and between
                MedCath Incorporated and Michael Servais.(2)
 10.46      --  1998 Stock Option Plan for Key Employees of MedCath
                Holdings, Inc. and Subsidiaries.
 10.47      --  Outside Directors' Stock Option Plan.(2)
 10.48      --  Form of Indemnification Agreement by and between MedCath
                Corporation and its directors and officers.(1)
 10.49      --  Form of Heart Hospital Management Services Agreement.(2)
 10.50      --  Amendment to Austin Limited Partnership Agreement dated as of May 3, 2001.
 21.1       --  List of Subsidiaries.(2)
 23.1       --  Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).
 23.2       --  Consent of Deloitte & Touche LLP
 23.3       --  Consent of Ernst & Young LLP
 24         --  Power of Attorney (included on signature page).(2)


---------------

(1) To be filed by amendment.
(2) Previously filed.
(3) Certain portions of these exhibits have been omitted pursuant to a request for confidential treatment filed with the Commission.

     (b) Financial Statement Schedule

     All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes to consolidated financial statements appearing elsewhere in this Registration Statement.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on June 27, 2001.


                                          MEDCATH CORPORATION

                                          By: /s/ JAMES E. HARRIS
                                            ------------------------------------
                                              James E. Harris
                                              Senior Vice President and Chief
                                              Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to MedCath Corporation's Registration Statement on Form S-1 has been signed by the following persons in the capacity and on the dates indicated.



                      NAME                                       TITLE                     DATE
                      ----                                       -----                     ----

                       *                              President, Chief Executive       June 27, 2001
------------------------------------------------         Officer and Director
                  David Crane

              /s/ JAMES E. HARRIS                   Senior Vice President and Chief    June 27, 2001
------------------------------------------------           Financial Officer
                James E. Harris

                       *                               Chief Accounting Officer        June 27, 2001
------------------------------------------------
                 David W. Perry

                       *                                 Chairman and Director         June 27, 2001
------------------------------------------------
               Stephen R. Puckett

                       *                                       Director                June 27, 2001
------------------------------------------------
                David H.S. Chung

                       *                                       Director                June 27, 2001
------------------------------------------------
               Edward A. Gilhuly

                       *                                       Director                June 27, 2001
------------------------------------------------
                  Galen Powers

                       *                                       Director                June 27, 2001
------------------------------------------------
                Paul B. Queally

                       *                                       Director                June 27, 2001
------------------------------------------------
                Donald E. Steen

                                                               Director                June   , 2001
------------------------------------------------
                D. Scott Mackesy

                       *                                       Director                June 27, 2001
------------------------------------------------
                John B. McKinnon

                       *                                       Director                June 27, 2001
------------------------------------------------
                   John Casey

     James E. Harris, by signing his name below, signs this document on behalf of each of the above-named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the registrant's Registration Statement on Form S-1 filed on May 4, 2001.

     /s/ JAMES E. HARRIS
---------------------------------
        Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                   DESCRIPTION
--------                                -----------
  1.1       --  Form of Underwriting Agreement, by and among the Registrant, and the underwriters named therein.(1)
  2.1       --  Form of Hospital Securities Exchange Agreement.(2)
  2.2       --  Form of MedCath Holdings, Inc. Securities Exchange
                Agreement.(2)
  2.3       --  Form of Membership Purchase Agreement
  3.1       --  Form of Amended and Restated Certificate of Incorporation of
                MedCath Corporation.
  3.2       --  Bylaws of MedCath Corporation.
  4.1       --  Form of common stock certificate.(2)
  4.2       --  Stockholders' Agreement dated as of July 31, 1998 by and among MedCath Holdings, Inc., MedCath 1998 LLC, Welsh,
                Carson, Anderson & Stowe VII, L.P. and the several other
                stockholders (the "Stockholders' Agreement").(2)
  4.3       --  First Amendment to Stockholder's Agreement dated as of June
                1, 2001 by and among MedCath Holdings, Inc., the KKR Fund
                and the WCAS Stockholders.(2)
  4.4       --  Registration Rights Agreement dated as of July 31, 1998 by and among MedCath Holdings, Inc., MedCath 1998 LLC, Welsh,
                Carson, Anderson & Stowe VII, L.P., WCAS Healthcare
                Partners, L.P. and the several stockholders parties thereto
                (the "Registration Rights Agreement").(2)
  4.5       --  First Amendment to Registration Rights Agreement dated as of
                June 1, 2001 by and among MedCath Holdings, Inc. and the
                persons listed in Schedule I attached hereto.(2)
  4.6       --  Amended and Restated Management Stockholder's Agreement
                entered into as of May   , 2001 between MedCath Corporation
                and David Crane.(1)
  4.7       --  Amended and Restated Management Stockholder's Agreement
                entered into as of May   , 2001 between MedCath Corporation
                and Stephen R. Puckett, P IV Limited Partnership and P V
                Limited Partnership.(1)
  5.1       --  Form of opinion of Moore & Van Allen PLLC.(1)
 10.1       --  Operating Agreement of the Little Rock Company dated as of
                July 11, 1995 by and among MedCath of Arkansas, Inc. and
                several other parties thereto (the "Little Rock Operating
                Agreement").(2)(3)
 10.2       --  First Amendment to the Little Rock Operating Agreement dated as of September 21, 1995.(2)(3)
 10.3       --  Amendment to Little Rock Operating Agreement effective as of
                January 20, 2000.(2)(3)
 10.4       --  Amendment to Little Rock Operating Agreement dated as of
                April 25, 2001.(2)
 10.5       --  Amended and Restated Operating Agreement of MedCath of
                Tucson, L.L.C. effective as of July 31, 1999 (the "Tucson
                Operating Agreement").(2)(3)
 10.6       --  Amendment to Tucson Operating Agreement dated as of April
                25, 2001.(2)
 10.7       --  Guaranty Agreement made as of July 18, 1996 by MedCath
                Incorporated in favor of CapStone Capital Corporation.(2)
 10.8       --  Operating Agreement of Arizona Heart Hospital, LLC entered into as of January 6, 1997 (the "Arizona Heart Hospital
                Operating Agreement").(2)(3)

EXHIBIT
  NO.                                   DESCRIPTION
--------                                -----------
 10.9       --  Amendment to Arizona Heart Hospital Operating Agreement
                effective as of February 23, 2000.(2)(3)
 10.10      --  Amendment to Operating Agreement of Arizona Heart Hospital,
                LLC dated as of April 25, 2001.(2)
 10.11      --  Guaranty dated as of March 2, 2000 by Arizona Heart
                Hospital, L.L.C., MedCath Incorporated, AHH Management,
                Inc., MedCath of Arizona, Inc., MedCath of Kingman, Inc.,
                MedCath of Massachusetts, Inc., MedCath of New Jersey, Inc.,
                MedCath Diagnostics, LLC, Heart Research Centers
                International, LLC and MedCath Physician Management, Inc. in
                favor of Heller Financial Leasing, Inc.(2)
 10.12      --  Agreement of Limited Partnership of Heart Hospital IV, L.P.
                as amended by the First, Second, Third and Fourth Amendments thereto entered into as of February 22, 1996 (the "Austin
                Limited Partnership Agreement").(2)(3)
 10.13      --  Fifth Amendment to the Austin Limited Partnership Agreement
                effective as of December 31, 1997.(2)(3)
 10.14      --  Amendment to Austin Limited Partnership Agreement effective as of July 31, 2000.(2)(3)
 10.15      --  Amendment to Austin Limited Partnership Agreement dated as of March 30, 2001.(2)
 10.16      --  Guaranty made as of November 11, 1997 by MedCath
                Incorporated in favor of HCPI Mortgage Corp.(2)
 10.17      --  Operating Agreement of Heart Hospital of BK, LLC as amended by First Amendment dated July 11, 1996 (the "Bakersfield
                Operating Agreement").(2)(3)
 10.18      --  First Amendment to the Bakersfield Operating Agreement dated as of June 14, 1996.(2)(3)
 10.19      --  Second Amendment to Bakersfield Operating Agreement
                effective as of December 1, 1999.(2)(3)
 10.20      --  Operating Agreement of Heart Hospital of DTO, LLC dated as of April 18, 1997 by and among DTO Management, Inc and the several other partner thereto (the "Dayton Operating
                Agreement").(2)(3)
 10.21      --  First Amendment to Dayton Operating Agreement dated as of
                December, 1997.(2)(3)
 10.22      --  Second Amendment to Dayton Operating Agreement entered into as of the 27th day of July, 1998.(2)(3)
 10.23      --  Amendment to Dayton Operating Agreement effective as of
                October 1, 2000.(2)(3)
 10.24      --  Amendment to Dayton Operating Agreement dated April 12,
                2001.(2)
 10.25      --  Operating Agreement of Heart Hospital of New Mexico LLC
                effective as of February 18, 1998 by and among NMHI, LLC,
                SWCA, LLC, St. Joseph Healthcare System and NM Hospital
                Management, Inc. (the "New Mexico Operating
                Agreement").(2)(3)
 10.26      --  First Amendment to Private Placement Memorandum and New
                Mexico Operating Agreement and Management Services Agreement
                dated as of February 20, 1998.(2)(3)

EXHIBIT
  NO.                                   DESCRIPTION
--------                                -----------
 10.27      --  Amendment to New Mexico Operating Agreement and Management
                Services Agreement) effective as of October 1, 1998.(2)(3)
 10.28      --  Guaranty made as of September 24, 1998 by MedCath
                Incorporated, St. Joseph Healthcare System, SWCA, LLC and
                NMHI, LLC in favor of Health Care Property Investors,
                Inc.(2)
 10.29      --  Termination and Release dated October 1, 2000 by and among
                Heart Hospital of DTO, LLC, DTO Management, Inc., Franciscan
                Health Systems of the Ohio Valley, Inc. and ProWellness
                Health Management Systems, Inc.(2)(3)
 10.30      --  Operating Agreement of Heart Hospital of South Dakota, LLC
                effective as of June 8, 1999 Sioux Falls Hospital
                Management, Inc. and North Central Heart Institute Holdings,
                PLLC (the "Sioux Falls Operating Agreement").(2)(3)
 10.31      --  First Amendment to Sioux Falls Operating Agreement of Heart
                Hospital of South Dakota, LLC effective as of July 31,
                1999.(2)(3)
 10.32      --  Limited Partnership Agreement of Harlingen Medical Center LP
                effective as of June 1, 1999 by and between Harlingen
                Hospital Management, Inc. and the several partners
                thereto.(2)(3)
 10.33      --  Form of Operating Agreement of Louisiana Heart Hospital, LLC
                effective as of December 1, 2000 by and among Louisiana
                Hospital Management, Inc. and the several parties thereto
                ("Louisiana Operating Agreement").(2)(3)
 10.34      --  Form of Amendment to Louisiana Operating Agreement effective as of December 1, 2000.(2)(3)
 10.35      --  Form of Second Amendment to Louisiana Operating Agreement
                effective as of December 1, 2000.(2)(3)
 10.36      --  Credit Agreement dated as of July 31, 1998 among MedCath
                Intermediate Holdings, Inc., the Initial Lenders and Initial
                Issuing Bank, Bank of America N.A. (formerly Nations Bank,
                N.A.) and Banc of America Securities LLC (formerly
                NationsBanc Montgomery Securities LLC).(2)
 10.37      --  Senior Secured Credit Agreement dated as of June   , 2001
                among MedCath Intermediate Holdings, Inc., as borrower,
                certain subsidiaries of the borrower from time to time party thereto, as borrowers and/or guarantors, as guarantors, Bank of America, N.A., as agent, and the several lenders from
                time to time party thereto.(1)
 10.38      --  Employment Agreement made as of July 31, 1998 by and between
                MedCath Incorporated and Stephen R. Puckett.(2)
 10.39      --  Amendment to Employment Agreement effective as of January 1,
                2000 by and between MedCath Incorporated and Stephen R.
                Puckett.(2)
 10.40      --  Employment Agreement made as of December 16, 1998 by and between MedCath Incorporated and Dennis I. Kelly.(2)
 10.41      --  Employment Agreement made and entered into as of August 1,
                1999 by and between MedCath Incorporated and R. William
                Moore, Jr.(2)
 10.42      --  Amendment to Employment Agreement of R. William Moore, Jr.
                made as of June 12, 2000 by and between MedCath Incorporated and R. William Moore, Jr.(2)

EXHIBIT
  NO.                                   DESCRIPTION
--------                                -----------
 10.43      --  Employment Agreement made as of October 8, 1999 by and between MedCath Incorporated and James Harris.(2)
 10.44      --  Amended and Restated Employment Agreement made as of January
                1, 2000 by and between MedCath Incorporated and David
                Crane.(2)
 10.45      --  Employment Agreement made as of May 26, 2000 by and between
                MedCath Incorporated and Michael Servais.(2)
 10.46      --  1998 Stock Option Plan for Key Employees of MedCath
                Holdings, Inc. and Subsidiaries.
 10.47      --  Outside Directors' Stock Option Plan.(2)
 10.48      --  Form of Indemnification Agreement by and between MedCath
                Corporation and its directors and officers.(1)
 10.49      --  Form of Heart Hospital Management Services Agreement.(2)
 10.50      --  Amendment to Austin Limited Partnership Agreement dated as of May 3, 2001.
 21.1       --  List of Subsidiaries.(2)
 23.1       --  Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).
 23.2       --  Consent of Deloitte & Touche LLP
 23.3       --  Consent of Ernst & Young LLP
 24         --  Power of Attorney (included on signature page).(2)


---------------

(1) To be filed by amendment.
(2) Previously filed.
(3) Certain portions of these exhibits have been omitted pursuant to a request for confidential treatment filed with the Commission.